Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), communicates to its shareholders and the market in general that, on this date, the Company resubmitted the Management’s Proposal for the Ordinary General Shareholders Meeting, to held on April 28, 2017 (“AGO”), aiming to improve item (iii) of the Management’s Proposal for the AGO pursuant to Official Letter No. 120/2017/CVM/SEP/GEA-2, sent by the Brazilian Securities and Exchange Commission. The Company clarifies that the total value of the remuneration for officers for the 2017 fiscal year, which covers the social expenses charged to the employer, is already included in Annex V of the Management Proposal (item 13.2 of the Reference Form—Formulário de Referência).

The Management’s Proposal is available for review on the Company’s Investor Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities and Exchange Commission (www.cvm.gov.br) and of the Brazilian Securities, Commodities and Futures Exchange (Bolsa de Valores, Mercadorias e Futuros—BM&FBOVESPA) (http://www.bmfbovespa.com.br/).

Rio de Janeiro, April 6, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization

Oi S.A. – In Judicial Reorganization

CNPJ/MF Nº 76.535.764/0001-43

NIRE 3330029520-8

Publicly-held Company

Management's Proposal to be submitted for approval at the Annual General Meeting to be held on April 28, 2017, pursuant to Brazilian Securities Commission (CVM) Ruling No. 481/09.

Dear Shareholders,

The management of Oi S.A. - In Judicial Reorganization (“Company”) hereby presents to its Shareholders its proposal regarding the matters included in the Agenda of the Annual General Meeting to be held on April 28, 2017:

(i) Audit the Management accounts, examine, discuss and vote on the Management Report and the Financial Statements corresponding to the financial year ended on December 31, 2016, along with the opinion of the Independent Auditors and the opinion of the Fiscal Council.

The Company’s management proposes the Shareholders appraise the management accounts and the financial statements corresponding to the financial year ended on December 31, 2016 and, after careful consideration, approve said documents, which were published on March 28, 2017, in newspaper Valor Econômico and in the Official Gazette of the State of Rio de Janeiro, and are available to be consulted on the Company’s website and on CVM’s website, pursuant to CVM Ruling No. 481/09, along with the opinion of the independent auditors, the standard financial statements [demonstrações financeiras padronizadas – DFP] form and the comments by the managers regarding the Company’s financial condition.

(ii) Examine, discuss and vote on the Management’s Proposal for the allocation of the results of the financial year ended on December 31, 2016.

The Company's management proposes the loss appraisal be registered for the year ended on December 31, 2016 and the loss registration in the accrued losses account be approved.

(iii) Determine the annual global amount for the compensation of the Managers and the members of the Fiscal Council of the Company

The annual global Compensation amount be approved for the Management and the Fiscal Council with regard to the current fiscal year is as follows: (i) for the Board of Directors, the amount of up to eight million, six hundred and thirty-one thousand, nine hundred and eighty-four Reais (R$8,631,984.00); (ii) for the Executive Office, an amount of up to thirty-three million, nine hundred and eleven thousand, forty-eight Reais (R$33,911,048.00); and (iii) for the Fiscal Council, the minimum amount set forth in Paragraph 3 of Article 162 of the Brazilian Corporation Law. The annual global compensation amount is net of social security charges that are incumbent on the employer.

The annual global Compensation amount proposed for the approval of the Annual General Meeting for the current fiscal year, including charges that are incumbent on the employer, is of up to eight million, six hundred and thirty-one thousand, nine hundred and eighty-four Reais (BRL 8,631,984.00) for the Board of Directors and forty-five million, eight hundred and twenty thousand, four hundred and twenty-two Reais and forty-three cents (BRL 45,820,422.43) for the Executive Office, as indicated in Item 13.2 of the Reference Form (Formulário de Referência) (page 116, Total compensation per body).

The Company's management clarifies that, on an individual level, there is no increase to the compensation of officers and directors in relation to the amounts paid in 2016, but the annual global amount proposed herein includes the potential contractual compensation amount bound to the results of the Judicial Reorganization, which was not contemplated in the annual global compensation approved in the 2016 AGM.

(iv) Ratify the election of the Board of Directors in order to complement the term of office of the members appointed to hold positions in the Board of Directors, pursuant to the form set forth in Article 150 of Law 6,404/76, in the Meetings of the Board of Directors held on August 12, 2016, and September 14, 2016

Pursuant to the provisions of Article 31, sole paragraph, of the Company's Bylaws, and of Article 150 of the Corporation Law, the Company's Board of Directors, by virtue of the vacant positions in the Board of Directors, approved the appointments of the following individuals: (i) in a meeting held on August 12, 2016, Mr. Ricardo Reisen de Pinho and Mr. Marcos Duarte Santos as effective members; and (ii) in a meeting held on September 14, 2016, who effectively took office only on January 6, 2017, with approval by the National Telecommunications Agency - Anatel of the request for prior consent made by the Company:  (a) Mr. Hélio Calixto da Costa as effective member, having as alternate Mr. Nelson Sequeiros Rodriguez Tanure; (b) Mr. Demian Fiocca, as effective member, having as alternate Mr. Blener Braga Cardoso Mayhew; (c) Mr. Luís Manuel da Costa de Sousa de Macedo as alternate member of the effective Board Member João Manuel Pisco de Castro; and (d) Mr. José Manuel Melo da Silva as alternate member of the effective Board Member Pedro Zañartu Gubert Morais Leitão.

Accordingly, the Company's management proposes that the group composed of the members below, appointed by the Board of Directors pursuant to Article 31, sole paragraph, of the Company's Bylaws and Article 150 of the Corporation Law, be ratified by the shareholders in a Meeting in order to complement the current term of office, i.e., until the General Meeting that approves the financial statements of the financial year ending on December 31, 2017: (1) Ricardo Reisen de Pinho as effective member; (2) Marcos Duarte Santos as effective member; (3) Demian Fiocca as effective member; (4) Blener Braga Cardoso Mayhew as alternate; (5) Hélio Calixto da Costa as effective member; (6) Nelson Sequeiros Rodriguez Tanure as alternate; (7) Luís Manuel da Costa de Sousa de Macedo as alternate; and (8) José Manuel Melo da Silva as alternate member.

Once the proposed election has been approved, the Company's Board of Directors shall have the following composition:

SITTING MEMBERS	ALTERNATES
José Mauro Mettrau Carneiro da Cunha	(VACANT)
Ricardo Reisen de Pinho	(VACANT)
Marcos Duarte Santos	(VACANT)
Demian Fiocca	Blener Braga Cardoso Mayhew
Thomas Cornelius Azevedo Reichenheim	Sergio Bernstein
João do Passo Vicente Ribeiro	(VACANT)
João Manuel Pisco de Castro	Luis Manuel da Costa de Sousa Macedo
Luís Maria Viana Palha da Silva	Maria do Rosário Amado Pinto Correia
André Cardoso de Menezes Navarro	(VACANT)
Hélio Calixto da Costa	Nelson Sequeiros Rodriguez Tanure

Pedro Zañartu Gubert Morais Leitão

José Manuel Melo da Silva

The information related to the professional experience of the candidates is available in Exhibit IV to this Proposal, pursuant to items 12.5 to 12.10 of the Reference Form and pursuant to CVM Ruling No. 481/09.

(v) Elect the Fiscal Council members and their respective alternates

The Company’s management proposes the following Fiscal Council members and respective alternates, whose resume are available in Exhibit IV to this Proposal, be elected for a term of office until the 2018 Annual General Meeting takes place, pursuant to items 12.5 to 12.10 of the Reference Form and pursuant to the provisions of CVM Ruling No. 481/09:

SITTING MEMBERS	ALTERNATES
José Cláudio Rego Aranha	Alvaro Bandeira
Pedro Wagner Pereira Coelho	Piero Carbone
Gilberto Braga	Felipe Bueno da Silva

The shareholder wishing to appoint an alternative group to the Fiscal Council is hereby requested to inform OI about this matter, in writing, before the AGM, with due regard to the provisions in Paragraph 2 and Paragraph 3 of the Company's Bylaws, and to provide the information related to the candidates included in items 12.5 to 12.10 of the Reference Form, as well as the name and identification of each one of them, and also an instrument signed by each candidate attesting to their acceptance to apply for the position.  Oi shall treat those candidates with the same transparency with which the other candidates appointed by management have been treated.

Rio de Janeiro, March 29, 2017.

Board of Directors

EXHIBIT I
(Call Notice)
Call Notice	6

EXHIBIT II
(ITEM 10 OF THE REFERENCE FORM - OFFICERS’ COMMENTS)

Officers’ comments on the financial/equity conditions	8
Operational and financial results	55
Relevant effects on the Financial Statements	65
Changes in the accounting practices, exceptions and emphases	69
Critical accounting policies	75
Relevant items not evidenced in the financial statements of the company	78
Comments regarding each one of the items not evidenced in the financial statements	78
Comments regarding the main elements of the Company´s business plan	79
Other Relevant Factors	89

EXHIBIT III
(PROPOSAL FOR NET PROFIT ALLOCATION, PURSUANT TO EXHIBIT 9-1-II OF CVM RULING nº 481/09)

Proposal for Net Profit Allocation, pursuant to Exhibit 9-1-II of CVM Ruling 481/09	90

EXHIBIT IV
(ITEM 12.5 TO 12.10 OF THE REFERENCE FORM)

Information of the item 12.5 of the Reference Form	91
Board of Directors	91
Fiscal Council	99

Percentage of participation in meetings (members of the Board of Directors and Fiscal Council)	105
Information of the item 12.5 of the Reference Form (statutory committees and the audit, financial and compensation committees)	105
Percentage of participation in meetings (members of the statutory committees and the audit, financial and compensation committees)	105
Family relationship	105
Subordination, service provision or control relationship between administrators and controlled companies, controlling companies and others	106

EXHIBIT V
(Item 13.1 to 13.16 of the Reference Form)

Compensation practice and policy	107
Total compensation per body	115
Variable compensation	118
Share-based compensation plan	120
Share-based compensation	124
Information regarding the outstanding shares held by the Board of Directors and by the statutory executive board at the end of the last financial year	128
Exercised option and shares delivered	128
Share/option pricing	128
Number of shares held by members of management and supervisory board	128
Pension plan	129
Maximum, minimum and medium compensation	130
Compensation/indemnification mechanisms (Contract-based compensation)	130
Percentage of related parties in the compensation	130
Compensation – other duties	130
Recognized compensation – controlling company	131
Other Relevant Information	132

EXHIBIT I

Oi S.A. – In Judicial Reorganization

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

ORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of Oi S.A. – In Judicial Reorganization (“Company”) hereby calls the Shareholders to an Ordinary General Shareholders Meeting, to be held on April 28, 2017, at 11 a.m., at the Company’s headquarters located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to discuss the following agenda:

(1)        Take the Management’s accounts and examine, discuss and vote on the Management’s Report and the Financial Statements for the fiscal year ended December 31, 2016, together with the Independent Auditors’ report and the Fiscal Council;

(2)        Examine, discuss and vote on the Management Proposal for the allocation of the results for the fiscal year ended December 31, 2016;

(3)        Determine the annual global amount of compensation for the Management and the members of the Company’s fiscal council;

(4)        Ratify the election of members nominated in the Board of Directors Meetings held on August 12, 2016 and September 14, 2016 to the Board of Directors, in the form provided for in Article 150 of Law 6,404/76; and

(5)        Elect member of the Fiscal Council and their respective alternates.

GENERAL INSTRUCTIONS:

1. The documentation and the information connected to the matters to be deliberated in the Meeting are available at the Company’s headquarters, in the Shareholders Participation Manual, at the Company’s Investors Relations webpage (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (www.cvm.gov.br), pursuant to CVM Ruling No. 481/09, and on the website of the Brazilian Securities, Commodities and Futures Exchange (http://www.bmfbovespa.com.br/) for examination by the Shareholders.

2. We ask that the shareholder who wishes to personally take part in the Meeting or to be represented by an attorney-in-fact to submit the following documents, at Rua Humberto de Campos No. 425, 5th floor, Leblon, City and State of Rio de Janeiro, from 9 a.m. to noon and from 2 p.m. to 6 p.m., within two (2) business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: for Legal Entities: notarized copies of the Instrument of Incorporation, Bylaws or Articles of Association, minutes of election of the Board of Directors (if applicable), and minutes of election of the Executive Office containing the election of the legal representative(s) attending the Meeting; (ii) for Individuals: notarized copies of the identity document and Individual Taxpayers’ Register (CPF) No. of the shareholder; and (iii) for Investment Funds: notarized copies of the Fund’s regulations and Bylaws or Articles of Association of the Fund’s administrator, as well as minutes of election of the legal representative(s) attending the Meeting. In addition to the documents indicated in (i), (ii) and (iii), as the case may be, when the shareholder is represented by an attorney-in-law, they shall send, together with said documents, the respective power of attorney, with special powers and certified signature, as well as the notarized copies of the ID(s) and minutes of election of the legal representative(s) that signed the power of attorney, proving the representation powers, in addition to the ID and CPF of the proxy in attendance. The measure is intended to speed up the process of registration of the shareholders attending the Meeting. Holders of preferred shares will have the right to vote on all measures subject to deliberation and contained the Agenda of the General Shareholders Meeting, called herein, pursuant to Paragraph 2 of Article 13 of the Company’s Bylaws and Article 111 of Law 6,404/76, and will vote together with the common shares.

3. The Shareholder that takes part in Fungible Custody of Registered Shares of Stock Exchanges, who wishes to take part in this Meeting, shall submit a statement issued within two (2) days prior to the holding thereof, containing their respective share interest, provided by the custodian body.

4.  Finally, in order to facilitate and encourage the participation of its shareholders in the Ordinary General Shareholders Meeting (Assembleia Geral Ordinária – “AGO”) and, in compliance with the rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”), in particular CVM Instructions 561/15 and 570/15, the Company will allow the participation and exercise of remote voting, allowing its shareholders to send, through their respective custody agents or directly to the Company, a Distance Voting Bulletin, as provided by the Company on its Investor Relations website, as well as on the website of the CVM and the BM&FBovespa, together with the other documents to be discussed at the AGO, subject to the guidelines contained in the Distance Voting Bulletin.

Rio de Janeiro, March 29, 2017.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

EXHIBIT II

ITEM 10 OF THE REFERENCE FORM

(Administrator’s comments on the financial/equity conditions of the Company)

10.1.   Officers comments:

The information below was appraised and commented upon by the Officers of the Company:

a) general financial and equity conditions

The Company's Executive Office understands that the Company has sufficient equity and financial conditions to offer a range of integrated communications products that includes landline and mobile telephones, data transmission (including broadband), internet and ISP services, pay TV, and other services for residential clients, small, medium and large companies, and governmental bodies.

It is important to clarify that, in order to improve its capital structure, the Company had been working in alternatives to make its participation in the consolidation of the telecommunications market in Brazil feasible by means of a potential combination of business with TIM Participações S.A. Oi has always believed this measure would be positive, with a huge potential for generation of value by providing synergies and scale gains, allowing for an increase to investments and acceleration of the digital agenda in the country, in addition to providing a greater penetration and quality of the services.

With such purpose, in October 2015 the Company and company LetterOne Technology (UK) LLP, a member of the investment group LetterOne, agreed to grant each other, until May 23, 2016, an exclusivity right with relation to the combination of business involving telecommunication companies or assets in Brazil. However, in February 2016 LetterOne published a note to the market claiming it was informed by TIM that the latter had no interest in continuing the negotiations regarding the possibility of combining business in Brazil and that, without participation of TIM, LetterOne could not proceed with the transaction as previously foreseen.

The general liquidity of the Company measured by the sum of the current and non-current assets less the sum of the current and non-current liabilities was of 12,455 million on December 31, 2016; 20,399 million on December 31, 2015, and 19,311 million on December 31, 2014.

b) capital structure

The Company's share capital fully subscribed and paid up was of (i) R$21,438.4 million, represented by 668,033,661 common shares and 157,727,241 preferred shares, both on December 31, 2016 and December 31, 2015, and (ii) R$21,438.2 million, represented by 286.155.319 common shares and 572,316,691 preferred shares, on December 31, 2014.

In the meetings of the Board of Directors held on April 30, 2014, and May 5, 2014, an increase to the Company's share capital was approved in the total amount of R$13,960 million (with R$8,250 million in cash and R$5,710 million through assets of PT Portugal), upon the issue and subscription of 226,254,457 common shares and 452,508,914 preferred shares, all registered, book-entry, and without par value.

On November 18, 2014, the grouping of all common and preferred shares issued by the Company was approved in the proportion of 10 to 1, such that each tranche of ten shares of each type was grouped in a single share of the same type, whether common or preferred.  The shares issued by the Company traded in the NYSE as ADSs were also object of the grouping of shares, respecting the same proportion set forth for the grouping of shares in Brazil, such that the ADSs continued to be traded in the proportion of one ADS for each share.

As a result of the grouping, the 2,861,553,190 common shares and the 5,723,166,910 preferred shares started to represent 286,155,319 common shares and 572,316,691 preferred shares, respectively.

On October 8, 2015, the Company's Board of Directors approved the voluntary conversion of preferred shares into common shares issued by Oi, approved the effective conversion of the preferred shares object of statements of conversion at the BM&FBOVESPA and in Banco do Brasil, and accepted the requests for conversion submitted by holders of Preferred ADSs.

By virtue of the voluntary conversion, the company's share capital started to be represented by 668,033,661 common shares and 157,727,241 preferred shares.

On February 1, 2016, a change was made to the proportion of the Depositary Receipts Program, Level II, Sponsored, of Common Shares issued by the Company ("Common DR"). Since then, each Common DR started to represent five common shares issued by the Company.

As a rule, the preferred shares do not entitle vote, but are ensured priority in the receipt of the minimum and non-cumulative dividends of 6% per annum, calculated on the amount resulting from the division of the share capital by the total number of the Company’s shares or 3% per annum, calculated on the amount resulting from the division of the book net equity by the total number of the Company’s shares, whichever is highest. However, from the Annual General Meeting of 2017, the holders of preferred shares became entitled to vote in all matters subject of resolution by the shareholders, pursuant to paragraph 3 of article 13 of the Company's Bylaws and paragraph 1 of article 111 of Law 6,404/76, and shall vote jointly with the common shares.

The Company's capital structure, in terms of percentage of equity capital and third-party capital was the following: on December 31, 2016, 15% of equity capital and 85% of third-party capital; on December 31, 2015, 20% of equity capital and 80% of third-party capital, and on December 31, 2014, 19% of equity capital and 81% of third-party capital.

There is no provision in the Bylaws for the redemption of shares issued by the Companies other than those legally set forth, which may occur, therefore, under article 44 of the Brazilian Corporation Law.

Lastly, it is important to clarify that the Company manages its capital structure in accordance with the best practices of the market and the purpose of managing the capital is to ensure liquidity levels and financial leverage that allow for the supported growth of the group, strategic investment plan and return to shareholders.

The Company may change its capital structure pursuant to the economic and financial conditions in order to optimize its financial leverage and debt management.

The indexes normally used to measure the capital structure management are: Gross Debt over the EBITDA accrued in the last 12 months (acronym that represents the net profit before interest (financial results), taxes, depreciation and repayment, and other unusual results), Net Debt (Gross debt less cash and cash equivalents and financial applications) over the EBITDA accrued in the last 12 months and interest coverage index.

c) ability to pay financial commitments undertaken

The Company issues securities in the national and international market to refinance its long-term debt in its business ordinary conditions. Furthermore, the Company keeps seeking negotiations and opportunities to monetize non-strategic assets, with the purpose to strengthen its balance sheet and maximize the value to its stakeholders.

The main cash needs of the Company are:

  working capital;
  repayment of its financial indebtedness
  capital investments with investments in operations, expansion of the Companies' network, and improvement of the technical skills and capacities of the Companies' networks.
  dividends on our shares, including as interest on net equity.

The Company's operations in the residential, personal mobility, and business / corporate segments represent a source of great generation of cash to the Company, allowing, jointly with the liquidity position on December 31, 2015, for the management of its financial commitments in the next 12 months. Also, the Company expects that the investments made during the last years, increased by the investments that may be made in the future, will allow for an increase to its cash generation, gradually strengthening its metrics of cash flow and credit and improving its capacity to honor its commitments.  It is important to clarify that the estimates and projections of the Company's management may not be reached, which could indicate material uncertainties and raise doubts on the capacity of the Company to realize its assets and to settle its obligations, as they are recorded.

The operational and commercial focus of Oi remains unchanged, and the Company keeps using efforts in investments that ensure a permanent improvement to the quality of the services, which Oi believes will allow it to continue to bring technical advancements for its clients throughout Brazil.

The Company also keeps efforts towards operational improvement and business transformation, focusing on austerity, optimization of infrastructure, review of processes and commercial actions.

The Company's financial statements for the year ended on December 31, 2015, were prepared on the assumption of the continuity of the businesses, based on its cash flow projections prepared by the management.

The projections depend on factors such as reaching the traffic volume targets, clients base, launching of combined products attractive to clients, services selling prices, foreign exchange, and maintenance of the current conditions of financings and credit facilities not used.

If one or more of the main premises considered are not reached, this could indicate material uncertainties and raise doubts on the capacity of the Company to realize its assets and to settle its obligations, as they are recorded.

Furthermore, the occurrence of events of default with regard to some debt instruments of the Company and its controlling companies may represent the early maturity of other debt instruments. The impossibility to incur in additional debts may prevent the capacity of investing in its business and to make the necessary or convenient capital expenditures, which may reduce its future sales and adversely affect its profitability. In addition, the funds required to satisfy the loan payment obligations may reduce the amount available for capital expenditures.

d) sources used for obtaining working capital financing and investment in non-current assets

The main source for obtaining funds for the Company is the cash flow generated by the operating activities of continued operations. The cash flow used in operating activities related to continued operations in the year ended on December 31, 2016, was of R$3,100 million, and the cash flow used in the operating activities in 2015 was of R$1,539 million, and the cash flow generated in 2014 was of R$3,652 million.

e) sources for obtaining working capital financing and investments in non-current assets intended to be used to cover liquidity shortfalls

The sources for obtaining working capital financing and investments in non-current assets that the Company may use to cover any liquidity shortfalls are the same ones mentioned in item "d", i.e., in accordance with the limitations of Law 11,101/2005 and other laws to which the Company is subject, as well in compliance with the provisions of the Judicial Reorganization Plan applicable on a case by case basis:

•        cash flow resulting from operating activities;

•        long and short term loans;

•        assets disposal; and

•        issue of debt instruments in the national and international markets.

As mentioned in item "d, the main source for obtaining funds for the Company is the cash flow generated by the operating activities of continued operations. The cash flow generated in operating activities related to continued operations in the year ended on December 31, 2016, was of R$3,100 million, and the cash flow used in the operating activities in 2015 was of R$1,539 million, and the cash flow generated in 2014 was of R$3,652 million.

f) indebtedness levels and the characteristics of such debts, also describing: (i) relevant financing and loan agreements; (ii) another long-term relationship with financial institutions; (iii) debt subordination level; and (iv) any restrictions imposed to the Company, especially with regard to limits on indebtedness and contracting of new indebtedness, distribution of dividends, divestiture, issue of new securities, and disposal of ownership control, as well as if the Company has been complying with these restrictions.

The Company, in its normal commercial activities, uses funds raised in the securities market, bilateral loans and credit facilities obtained with the Brazilian Development Bank (BNDES) and Export Credit Agencies in order to finance its investment plan, refinancing of debt and working capital. In the financial year ended on December 31, 2016, no funds were raised and the total consolidated amount of principal and interest repayment was of R$6,289 million and R$1,784 million, respectively. In the financial year ended on December 31, 2015, the total consolidated amount of funds raised, net of costs, was of R$7,219 million, and the total consolidated amount of principal and interest repayment was of R$11,330 million and R$3,705 million, respectively. In the financial year ended on December 31, 2014, the total consolidated amount of funds raised, net of costs, was of R$2,665 million, and the total consolidated amount of principal and interest repayment was of R$5,054 million and R$2,590 million, respectively.

In the financial years ended on December 31, 2016, 2015, and 2014, the Company's consolidated debt was of R$48,191 million, R$54,981 million and R$33,294 million, respectively. The Company's indebtedness level substantially increases the financial expenses, and this is reflected in the income statement. Financial expenses are mainly interest on loans and other liabilities, monetary and exchange variations, taxes on financial transactions, among others, as applicable. In the financial year ended on December 31, 2016, the Company's financial expenses amounted to R$4,667 million, of which R$3,537 million corresponded to interest on loans and payable debentures. In the financial year ended on December 31, 2015, the Company's financial expenses amounted to R$13,308 million, of which R$4,050 million corresponded to interest on loans and payable debentures. In the financial year ended on December 31, 2014, the Company's financial expenses amounted to R$5,891 million, of which R$2,933 million corresponded to interest on loans and payable debentures.

On December 31, 2016, the total amount of the debt (as defined by DIRECTIVE RELEASE/CVM/SEP/NO.02/2016, for item "3.7" of the Reference Form) was of R$69,716 million (R$82,608 million on December 31, 2015 and R$83,478 million on December 31, 2014) and the indebtedness index (current liability added to the non-current liability, divided by the controlling shareholder's net equity) was of 5.60 (4.98 on December 31, 2015, and 4.05 on December 31, 2014).

The interest rates paid by the Company depend on a number of factors, including the current interest rates in the Brazilian and international market, and assessment of the Company's risks, the industry in which the Company operates, and the Brazilian economy, carried out by potential creditors, potential buyers of the debt instruments issued by the Company and by the rating agencies that assess the Company and the debt instruments issued thereby.

Standard & Poor’s, Moody’s, and Fitch keeps the ratings of the Company and the debt instrument issued thereby. Any downgrade could entail interest increase and other financial expenses for loans obtained by the Company and for the debt instruments issued thereby, and could also adversely affect its capacity to obtain financing in satisfactory conditions or for the amounts requested by us.  The tables below show the Company's debt evolution with regard to loans and financings on the respective dates:

The tables below show the Company's debt evolution with regard to loans and financings on the respective dates:

Loans and Financings per Nature

In millions of Reais	On December 31,			Maturity Dates
	2016	2015	2014
Senior Notes	30,801	38,670	12,738
National currency	1,151	1,091	1,137	Sep/2016
Foreign currency	29,650	37,579	11,601	Jul/2016 to Aug/2022
Financial Institutions	13,242	17,541	15,779
Bank Loan Agreement - CCB	2,598	2,416	4,504	Jul/2016 to Jan/2028
Real Estate Receivables Certificates – CRI	1,616	1,398	1,497	Aug/2022
Development Banks and Export Credit Agencies	9,028	10,987	9,778	Jul/2016 to Dec/2033
Revolving credit		2,740
Public debentures	4,436	4,145	7,807	Dec/2016 to Jul/2021z
Subtotal	48,479	60,356	36,324
Funds raising cost incurred	(392)	(498)	(474)
Total	48,086	59,858	35,850
Current	48,086	11,810	4,464
Non-current		48,048	31,386

14

Debt Composition per Currency

In millions of Reais	On December 31,
	2016	2015	2014
EURO	18,127	24,222	2,413
United States Dollar	16,511	22,714	12,368
Reais	13,448	12,922	21,068
Total	48,086	59,858	35,850

Debt composition per index

In millions of Reais	On December 31,
	2016	2015	2014
Pre-fixed rate	31,680	39,892	14,146
Libor	6,893	8,812	2,762

CDI	4,734	6,347	9,811
Long-term interest rate (TJLP)	3,089	3,149	5,149
Extended National Consumer Price Index (IPCA)	1,636	1,475	3,798
National Consumer Price Index (INPC)	54	182	182
Total	48,086	59,857	35,850

(i)       material loan and financing agreements1

Financing in national currency

Development Banks

Credit facilities entered into with THE NATIONAL BANK FOR ECONOMIC AND SOCIAL DEVELOPMENT – BNDES (“BNDES”)

The Company and its subsidiaries obtained financing from BNDES with the purpose to finance the expansion and improve the quality of the landline and mobile network throughout the Brazilian territory and comply with the regulatory obligations.

Throughout 2016 no disbursements were made with regard to the facilities that were in force.

1 Obligations, charges, and payment dates are subject to amendments pursuant to the Judicial Reorganization Plan of the Company and their subsidiaries (“JRP”) and to Law 11,101/2005.

In April 2014, the Company and its controlling companies disbursed R$836 million (of which R$209.7 million were destined to Oi, R$408.4 million to TMAR and R$217.9 million to Oi Móvel). The transaction costs associated with this issue, in the amount of R$3.4 million, are repaid with in the year results, pursuant to the terms agreed with regard to this issue at the effective rate.

During 2016, installments of the principal plus updated interest in the total amount of R$442 million were repaid.

The Company and its subsidiaries obtained financing from BNDES and another development banks of the Northern and Northeastern regions with the purpose to finance the expansion and improve the quality of the landline and mobile network throughout the Brazilian territory and comply with the regulatory obligations.

The table below presents selected information with regard to loans and financings taken by the Company from BNDES on December 31, 2016:

Loan	Balance	Interest	Repayment	Maturity
	(In millions of Reais)
Loan
credit facility Oi Mobile 2009:
Loan A (1)	129	TJLP + 3.95%	Monthly	December 2018
Loan B (1)	14	4.50%	Monthly	December 2018
credit facility Telemar 2012:
Loan A	1.328	TJLP + 4.08%	Monthly	July 2021
Loan B	100	2.50%	Monthly	January 2021
Loan D	137	TJLP + 2.18%	Monthly	January 2021
Loan E	12	TJLP	Monthly	January 2021
credit facility Oi 2012:
Loan A	705	TJLP + 4.08%	Monthly	July 2021
Loan B	45	2.50%	Monthly	January 2021
Loan C	143	2.50%	Monthly	January 2021
credit facilities Oi Mobile 2012:
Loan A	779	TJLP + 4.08%	Monthly	July 2021
Loan B	87	2.50%	Monthly	July 2021
Loan C	26	2.50%	Monthly	July 2021

(1) On September 30, 2013, the obligations of Oi and Telemar assumed in the credit facilities contracted in 2009 were assumed by TNL PCS, which was duly approved by BNDES. As a result of the merger between TNL PCS and Oi Móvel in February 2014, Oi Móvel assumed the obligations of TNL PCS with regard to those credit facilities.

Credit facilities executed with Banco do Nordeste do Brasil S.A. (“BNB”)

 In February 2009, TNL PCS executed a credit line agreement with BNB, under which BNB agreed to grant loans in the total amount of up to R$369 million.  The funds from said credit facility were used to invest in Telemar’s mobile telecommunications infrastructure for the northeastern region of Brazil. In 2009, it amounted to R$369 million. Said loan sets forth a compensation equivalent to 10.0% per annum, with a 15% down step available for advanced payment of interest.  The credit facility agreement sets forth a monthly payment of interest until the expiration in February 2019. The principal amount started to be repaid in March 2011, with a total of 96 monthly equal installments. On December 31, 2016, the outstanding principal amount of this credit line was of R$122 million. As a result of the merger between TNL PCS and Oi Móvel in February 2014, Oi Móvel assumed the obligations of TNL PCS set forth in those credit facility agreements.

Bank Loan Agreement (“CCB”)

In May 2008 TMAR entered into a credit facility agreement with a Brazilian financial institution in the amount of R$4,300 million. The loans granted under said credit facility were originally bound to the payment of the Interbank Deposit Certificate (CDI) rate variation increased by 1.30% per annum, by means of semiannual payments in the months of May and November of each year. In May 2011, the Company renegotiated this loan modality, so that: (a) between May 2011 and May 2014 the remuneration rate was set for the payment of the CDI rate increased by 1.00% per annum; and (b) between May 2014 and May 2018 the remuneration rate was set for the payment of the CDI rate increased by 1.83% per annum. On December 31, 2016, the outstanding principal amount of this credit facility was of R$2,303 million.

Financing in foreign currency

ECA credit facilities

The Company and TMAR obtained financing from export credit agencies with the purpose to finance part of the investments in equipment and services that incorporate international technology.

TMAR has agreements in force with the main export credit agencies, among which are: CDB – “China Development Bank”, “Delcredere Ducroire” and FEC – “Finnish Export Credit”.

In 2016, the amount of USD63 million (R$223     million) pertaining to a financing agreement executed between TMAR and SEK - “Swedish Export Corporation” in June 2011 was repaid.

In 2016, the amount of USD45 million (R$175 million) pertaining to the financing agreements executed between TMAR and FEC - “Finnish Export Credit” in June 2008, August 2009, and December 2011 was repaid.

In 2016, the amount of USD10 million (R$34 million) pertaining to the financing agreement executed between the Company and FEC - “Finnish Export Credit” in October 2014 was repaid.

In 2016, the amount of USD6 million (R$24 million) pertaining to a financing agreement executed between TMAR and “Nordic Investment Bank” in July 2008 was repaid.

In 2016, the amount of USD51 million (R$198 million) pertaining to the financing agreements executed between TMAR and “China Development Bank” in February 2009, and October 2009 was repaid.

In 2016, the amount of USD9 million (R$34 million) pertaining to the financing agreement executed between Oi and ONDD (“Office National Du Ducroire/Nationale Delcrederedienst”) in March 2013 was repaid.

In 2016, the amount of USD14 million (R$49 million) pertaining to the financing agreement executed between TMAR and EDC (“Export Development Canada”) in July 2012 was repaid.

In 2016, the amount of USD14 million (R$57 million) pertaining to the financing agreement executed between TMAR and Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”) in April 2010 was repaid.

In December 2015, the amount of USD632 million (R$2,391 million) pertaining to the financing agreements executed between TMAR and the “China Development Bank” in December 2015 - in the total amount of USD1,200 million with the purpose to finance part of the investments and refinance debts - was disbursed.

In March 2015, the amount of USD128 million (R$414 million) pertaining to a financing agreement executed between Oi and FINNVERA in October 2014 - in the total amount of USD397 million with the purpose to finance part of the investments - was disbursed.

In February 2015, the amount of USD41 million (R$121 million) pertaining to a financing agreement executed between Oi and ONDD (“Office National Du Ducroire/Nationale Delcrederedienst”) with the purpose to finance part of the investments was disbursed.

In April 2014, the amount of USD98.1 million (R$222.8 million) pertaining to the financing agreement executed between TMAR and “Export Development Canada” in July 2012 was disbursed.

In March 2014, the amount of USD92.5 million (R$209.4 million) pertaining to a financing agreement executed between Oi and ONDD (“Office National Du Ducroire/Nationale Delcrederedienst”) with the purpose to finance part of the investments was disbursed.

 In February 2013, the amount of USD95.7 million (R$190.3 million) pertaining to the financing agreement executed between TMAR and “Export Development Canada” was disbursed.

In February 2013, the amount of R$12 million pertaining to a financing agreement executed between TMAR and SEK – “Swedish Export Corporation” in June 2011, and the amount of R$93 million pertaining to a financing agreement executed between TMAR and FEC – “Finnish Export Credit” were disbursed.

In January 2013, the amount of R$43 million pertaining to a financing agreement executed between TMAR and “Nordic Investment Bank” in July 2008 was repaid.

Credit facility with Export Development Canada (“EDC”)

In July 2012, TMAR and EDC entered into an Export Credit Facility Agreement under which EDC undertook to disburse a loan in the total amount of up to USD200 million. The amount raised was and will be used in infrastructure investments  - CAPEX related to the mobile and landline phone services. A remuneration of 2.25% per annum was established for said loan. The Export Credit Facility Agreement sets forth the principal amount will be repaid in 17 equal semiannual installments, paid from May 2014 to May 2022. On December 31, 2016, the outstanding principal amount was of R$141 million.

Credit facility with FINNVERA

In June 2008, TMAR and FINNVERA entered into an export credit facility agreement in the principal amount of up to USD300 million. The funds from this export credit facility have been used to finance the purchase of equipment related to TMAR’s capital expenditure in its mobile and landline phone infrastructure. The remuneration of said export credit facility was set in the variation of LIBOR rate, increased by 1.07% per annum.  The credit agreement sets forth semiannual payments of interest, with maturity date occurring in December 2018, and 17 equal semiannual installments, with the principal amount repayment beginning in December 2010. On December 31, 2016, the outstanding principal amount of this credit facility was of R$106 million.

In August 2009, TMAR and FINNVERA entered into an export credit facility agreement by means of a credit facility in the principal amount of up to USD500 million.  The funds from this export credit facility have been used to finance the purchase of equipment related to TMAR’s capital expenditure in landline phone and mobile telecommunications infrastructure. The remuneration of said export credit facility was set in the variation of LIBOR rate, increased by 1.07% per annum.  The credit agreement sets forth the semiannual payment of interest, with maturity date occurring in December 2019, as well as the payment of 17 equal semiannual installments, with repayment beginning in August 2011. On December 31, 2016, the outstanding principal amount of this credit facility was of R$206 million.

In December 2011, TMAR and FINNVERA entered into an export credit facility agreement by means of a credit facility in the principal amount of up to USD200 million.  The funds from this export credit facility have been used to finance the purchase of equipment related to TMAR’s capital expenditure in landline phone and mobile telecommunications infrastructure. The remuneration of said export credit facility was set in the variation of LIBOR rate, increased by 0.90% per annum.  The credit agreement sets forth the semiannual payment of interest, and the payment of the principal in 17 equal semiannual installments, with repayment beginning in February 2013. On December 31, 2016, the outstanding principal amount of this credit facility was of R$118 million.

In October 2014, the Company and FINNVERA entered into an export credit facility agreement by means of a credit facility in the principal amount of up to USD397.36 million.  The funds from this export credit facility will be used to finance the purchase of equipment related to the Company’s capital expenditure in landline phone and mobile telecommunications infrastructure. The remuneration of said export credit facility was set in the variation of LIBOR rate, increased by 0.95% per annum, with semiannual payments. The agreement also provides for the payment of the principal amount in 17 equal semiannual installments, with repayment beginning in May 2015 and ending in November 2023. On December 31, 2016, the outstanding principal amount of this credit facility was of R$115 million.

Credit facility with Nordic Investment Bank

In July 2008, TMAR and Nordic Investment Bank entered into a Credit Facility Agreement under which Nordic Investment Bank undertook to grant a credit facility in the total amount of USD250 million. The funds from said credit facility were used to finance infrastructure investments - CAPEX.

Within the scope of said credit facility, the Company disbursed the principal amount of USD100 million (“Loan A”) and USD150 million (“Loan B”). This loan sets forth a remuneration equivalent to the variation of the LIBOR rate increased by a 1.18% spread per annum, in the case of Loan A, and a 0.80% spread per annum, in the case of Loan B, paid on a semiannual basis. As established in the agreement, the principal amount of Loan A will be repaid in 17 semiannual installments, with the first installment maturity date occurring in July 2010; and the principal amount of Loan B will be repaid in 11 semiannual installments, with the first installment maturity date occurring in July 2010. On December 31, 2016, the outstanding principal amount was of R$29 million.

Credit facility with ONDD

In March 2013, the Company and ONDD (“Office National Du Ducroire/Nationale Delcrederedienst”) entered into a Credit Facility Agreement in the total amount of USD257 million, divided into USD128.5 million (“Tranche A”) and USD128.5 million (“Tranche B”) with the purpose to finance part of the infrastructure investments - CAPEX. Said credit facility sets forth a remuneration equivalent to the variation of the Libor rate increased by a 1.5% spread per annum, paid on a semiannual basis as of September 2014, and the repayment of the principal amount in 18 semiannual installments as of September 2014, for Tranche A, and as of September 2015, for Tranche B, with the final repayment scheduled for March 2024. On December 31, 2016, the outstanding principal amount was of R$114 million.

Credit facility with the China Development Bank (“CDB”)

In December 2015, TMAR and CDB entered into a Credit Facility Agreement, in which CDB undertook to grant a credit facility in the total amount of up to USD600 million. The funds raised were used to finance infrastructure investments - CAPEX. Said credit facility is entitled to a remuneration equivalent to the variation of the Libor rate increased by a 2.0% spread per annum, paid on a semiannual basis, as of April 2016. Pursuant to the agreement, the principal amount will be repaid in 14 semiannual installments from April 2019 to June 2025. On December 31, 2016, the outstanding principal amount was of R$33 million.

In December 2015, TMAR and CDB entered into a Credit Facility Agreement, in which CDB undertook to grant a credit facility in the total amount of up to USD600 million. The funds raised were used to refinance debts. Said credit facility is entitled to a remuneration equivalent to the variation of the Libor rate increased by a 1.9% spread per annum, paid on a semiannual basis, as of April 2016. The agreement sets forth that the principal amount will be repaid in 5 semiannual installments from April 2019 to December 2020. On December 31, 2016, the outstanding principal amount was of R$600 million.

In October 2019, TMAR and CDB entered into a Credit Facility Agreement, in which CDB undertook to grant a credit facility in the total amount of up to USD500 million. The funds raised were used to finance infrastructure investments - CAPEX. Said credit facility sets forth a remuneration equivalent to the variation of the Libor rate increased by a 2.5% spread per annum, paid on a semiannual basis, as of April 2010. The agreement sets forth that the principal amount will be repaid in 11 semiannual installments from April 2012 to October 2016. On December 31, 2016, the outstanding principal amount was of R$35 million.

Credit facility with Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”)

In April 2010, TMAR and Crédit Agricole entered into a Credit Facility Agreement in the total amount of up to USD200 million in two tranches of $110 million each. The disbursements were used in infrastructure investments  - CAPEX related to the mobile and landline phone services. This loan sets forth a remuneration equivalent to the variation of the Libor average rate increased by a 1.40% spread per annum, with semiannual payments. The agreement sets forth that the principal amount will be repaid in 17 semiannual installments as of August 2011, for the first tranche, and as of August 2012, for the second tranche.  TMAR and ONDD, the Belgium export credit agency, entered into an insurance policy in connection to said loan. On December 31, 2015, the outstanding principal amount was of R$107 million.

Senior Notes

In June 2015, Oi Netherlands issued Senior Notes in the amount of 600 million Euros, with a 5.625% remuneration rate p.a. and maturity in 2021, with the purpose to refinance the debts of Oi and its subsidiaries. Based on the funds raised with said issue, the Company acquired previously issued Notes in the total amount of €148 million and maturity in February 2016 and 5.625% rate, and maturity in March 2017 and 5.242% rate. Furthermore, the Company opted for exchanging the Notes for new issued ones in the total amount of €173 million with maturity in February 2016 and 5.625% rate, with maturity in March 2017 and 5.242% rate, and with maturity in December 2017 and 5.125% rate.

In February 2012, the Company issued Senior Notes in the amount of USD1,500 million (R$2,741 million) with the purpose to refinance debts, in addition to general corporate purposes. The Notes established the final maturity to occur in February 2022. In July 2012, the Company transferred this issue, net of the raising costs, to its wholly-owned subsidiary Oi Brasil Holdings Cooperatief through a supplementary indenture. The transaction costs associated with this issue, in the amount of R$12 million (USD6 million), are repaid with the year results, pursuant to the terms agreed with regard to this issue for at the effective rate.

The Company has other Senior Notes issued in foreign currency in the international securities market by its controlled company TMAR in 2009 and 2010. By virtue of the Corporate Restructuring approved on February 27, 2012, said Notes issued were added to the Company’s debt, which replaced TMAR as issuer. For further information with regard to the Senior Notes issued by the Company and its Subsidiaries see items “18.5” and “18.8” of this Reference Form.

The purpose of raising those funds is to expand the profile and reduce the cost of the company’s debt, investments and general corporate purpose.

Public Debentures

For further information with regard to the issue of debentures see items “18.5” and “18.8” of this Reference Form.

(ii) other long-term relationships with financial institutions

On December 31, 2016, other than the long-term relationships with the financial institutions listed in item (i) above, there are the following transactions:

CRI - Real Estate Receivables Certificates

In August 2010, TMAR transferred 162 real properties to our wholly-owned subsidiary Copart 4 Participações S.A., or Copart 4, and Oi transferred 101 real properties to Copart 5 Participações S.A., or Copart 5, our wholly-owned subsidiary. TMAR entered into lease agreements with terms up to 12 years for the continued use of all properties transferred to Copart 4, and Oi entered into lease agreements with terms up to 12 years for the continued use of all properties transferred to Copart 5.

Copart 4 and Copart 5 assigned all rights to the receivables flow that represent all payments related to those leases to BSCS - Brazillian Securities Companhia de Securitização, which issued the Real Estate Receivables certificates, or CRI’s, supported by said receivables. The CRI’s were purchased by Brazilian financial institutions.

We received a net revenue related to the lease credit assignments in the total aggregate amount of R$1,585,000.00 on a consolidated basis and confirmed our obligations to make the payments assigned as short and long term debt in our consolidated financial statements. The revenue resulting from such transaction was used in the payment of short-term debt. In June 2012, each one of Copart 4 and Copart 5 partially repaid the CRI’s issued thereby, and the total remaining amount was of R$392.5 million. As of December 31, 2013, the aggregate liability over those leases was of R$922,000,000.00.

Copart 5 assets and liabilities are consolidated in the balance of the Company’s Financial Statements due to the fact that the main risks and benefits of said transaction remain with the controlling company.

Judicial Reorganization

In view of the approval of the judicial reorganization petition of the Oi Companies, identified above, the debts contracted until the filing of the judicial reorganization petition may have their terms, charges, and other conditions changed pursuant to the judicial reorganization plan submitted to the judicial reorganization court on September 5, 2016, duly amended, as the case may be (“JRP”) and approved by the creditors of the Oi Companies and approved in court, pursuant to the provisions of Law 11,101/2005. For further information on the JRP see items “[ ]” of the Reference Form.

The payment of the principal and interest of all debts contracted by virtue of the national credit facilities with BNDES and BNB, as well as the CCB contracted with Banco do Brasil S.A., CRI, Debentures, the international credit facilities with NDD, FINNVERA, CDB and NIB, in addition to the Senior Notes, among others, is suspended since June 20, 2016, and shall be made pursuant to the provisions of the JRP.

In order be advised on the negotiation of its debts with creditors within the scope of the judicial reorganization, the Company hired the consulting company Laplace Finanças, as duly disclosed to the market by means of a notice to the market dated November 21, 2016.

 (iii) debt subordination levels

The Company’s indebtedness comprises debts guaranteed by in rem and/or unsecured rights. The debts guaranteed with in rem guarantee have preference and prerogatives set forth by law.

For further information with regard to the debt subordination level of the Company see item “3.8” of this Reference Form.

(i) any restrictions imposed on the Company with regard to indebtedness limits and contracting of new indebtedness, distribution of dividends, divestiture, issue of new securities, and disposal of ownership control, as well as if the issuer has been complying with these restrictions.

Originally, the Company and its controlled companies Telemar and Oi Móvel have covenants to comply with financial indexes in the financing agreements with BNDES, and other financial institutions, and when issuing Debentures and Notes, which are subject to changes pursuant to the JRP. Pursuant to the financing agreement, compliance with said financial indexes is appraised on a quarterly or annual basis. By virtue of the judicial reorganization petition, the liabilities connected to those agreements have been reclassified as current liabilities. Consequently, the effects of the financial covenants are not applicable.

g) limits of the contracted financing and percentages already used

Credit facilities contracted and used

N/A

Credit facilities contracted and not used

N/A

h) material changes in each item of the financial statements

h.1) Income Statement

Financial year ended on December 31, 2016, compared with the financial year ended on December 31, 2015 (Consolidated)

The discussion of the following operating results is based on the Company’s consolidated financial statements prepared in accordance with the accounting practices adopted in Brazil. The Company's management uses the following information per business segment in its decision-making process. The Company has identified only one operational segment that corresponds to the Telecommunications business in Brazil.

In addition to the Telecommunication business in Brazil, the Company has other businesses that do not meet, individually or collectively, any of the quantitative indexes that require disclosure as a reportable business segment. Those businesses essentially pertain to the following companies: Mobile Telecommunications Limited in Namibia, Cabo Verde Telecom, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide landline and mobile telecommunication services and phone directory services, being consolidated as of May 2014.

The revenue generation is evaluated by the Management pursuant to a client segmentation in the following categories:

  Residential Services, with focus on selling landline phone services, including voice services, data communication services (broadband) and Pay TV;
  Personal mobility, with focus on selling mobile phone services to Postpaid and Prepaid clients and to mobile broadband clients; and
  Business / Corporate, which include business solutions to our corporate clients of a small, medium, and large size.

The table below presents the elements of the consolidated income statement, and the percentage variation in relation to the previous year, for the years ended on December 31, 2016, and 2015.

	2016	2015	Variation %
Residential	9,376	9,572	(2.0)
Personal mobility	7,849	8,395	(6.5)
Business / Corporate	7,607	7,980	(4.7)
Other services and businesses	1,165	1,406	(17.1)
Revenue from sales and/or services	25,996	27,353	(5.0)
Operating expenses
Depreciation and repayment	(6,317)	(5,445)	16.0
Interconnection	(1,173)	(1,809)	(35.2)
Personnel	(2,852)	(2,719)	4.9
Third-Party Services	(6,399)	(6,317)	1.3
Network maintenance services	(1,540)	(1,902)	(19.0)
Cost of devices and others	(284)	(285)	(0.4)
Advertising and publicity	(449)	(406)	10.6
Rents and insurances	(4,330)	(3,600)	20.3
Provisions / Recoveries	(860)	(860)	-
Bad debt reserve	(643)	(721)	(10.8)
Expense with impairment loss	(226)	(89)	153.9
Taxes and other expenses	(768)	(1,129)	(32.0)
Other operating revenues (expenses), net	(95)	278	n.a
Operating results before financial results and taxes	60	2,349	(97.4)

Financial results	(3,296)	(8,403)	(60.8)
Financial revenue	1,372	4,905	(72.0)
Financial expenses	(4,669)	(13,308)	(64.9)

Results before taxes	(3,236)	(6,054)	(46.6)

Income tax and social security contribution	(3,885)	(594)	365.3
Net profit (loss) from the continued operations	(7,121)	(6,649)	3.4

Discontinued operations
Net results from discontinued operations (net of taxes)	-	1,068	n.a

Net profit (loss) of the year	(7,121)	(5,581)	22.3
Net profit (loss) attributed to the controlling shareholder	(6,944)	(5,168)	29.3
Net profit attributed to the non-controlling shareholder	178	(412)	n.a

In the following discussion, references to increases or reductions in any period are references to the previous corresponding period, unless indicated otherwise by the context.

Revenue from sales and/or services

The net operating income reduced by 5.0% in 2016, especially due to the reduction of 6.5% in the net income of personal mobility, 4.7% in the net income of the Business / Corporate services, 2.2% in the net income of residential services, and 17.1% in the net operating income of other services and businesses, especially due to the income consolidation in Africa, which generated a net income of other services and businesses in the amount of R$832 million in 2016, compared with R$913 million in 2015.

Residential

The net operating revenue of residential services represented 36.1% of the net income generated by the segment in the year ended on December 31, 2016. Said segment of Oi includes landline phone services, including voice services, data communication services (broadband), and Pay TV. The table below specifies the total number of retail lines (or accesses) and the net inclusions (exclusions) in the years ended on December 31, 2016, and 2015.

Revenue Generating Units (in thousands):	2016	2015	Variation %
Landline phone services	9,947	10,515	(5.4)
Broadband	5,188	5,109	1.5
Pay TV	1,290	1,156	11.6
Total	16,425	16,780	(2.1)

28

The net operating revenue of residential services decreased by 2.0%, especially due to: (1) a reduction of 2.1% in the clients base for residential services; and (2) reduction in the landline-mobile fees (VC). These effects were partially compensated by the increase in the revenues from pay TV and by the increase of 5.5% in the residential ARPU, especially due to the rentabilization commercial strategy with regard to the clients base and improved quality of sales.

Personal Mobility

The net operating revenue of the personal mobility category represented 30.2% of the net income generated by the segment in the year ended on December 31, 2016. Said segment includes the sale of prepaid and postpaid mobile services that include voice and data communication services rendered to our personal mobility clients. The table below specifies the total number of mobile lines and the net inclusions in the years ended on December 31, 2016, and 2015.

Mobile clients (in thousands):	2016	2015	Variation %
Postpaid	6.872	6.791	1,2
Prepaid	32.997	39.068	(15,5)
Total	39.870	45.860	(13,1)

The net operating revenue of the personal mobility services decreased by 6.5%, especially due to: (1) a reduction of 13.1% in the personal mobility’s client base; and (2) reduction in the revenue from network use (interconnection), due to the reduction in the VU-M interconnection fees. This decrease was partially compensated by the increase in the mobile data and added value services and the increase in the mobile ARPU, especially due to the Company’s strategy of rentabilization of the client base.

Business / Corporate

The net operating revenue of the Business / Corporate category represented 29.3% of the net income generated by the segment in the year ended on December 31, 2016. Said segment includes business solutions offered to corporate clients of a small, medium, and large size, which include voice services and corporate data solutions. The table below specifies the total number of lines (or accesses) and the retail net inclusions in the years ended on December 31, 2016, and 2015.

Retail landline access (in thousands):	2016	2015	Variation %
Landline	3,760	3,941	(4.6)
Broadband	553	580	(4.7)
Mobile	2,290	2,223	3.0
Others	13	12	8.3
Total	6,617	6,757	(2.1)

The net operating revenue of the Business / Corporate services decreased by 4.7%, especially due to: (1) a reduction in the business / corporate client base; (2) reduction in the landline-mobile fees (VC); and (3) VU-M mobile interconnection. These effects were partially compensated by the increase in the IT services and corporate segment data services.

Operating Expenses (Revenue)

The operating expenses of Oi increased by 3.7% in the year ended on December 31, 2016, especially due to:

  20% increase, or R$720 million, in rents and insurances;
  16.0% increase, or R$871 million, in depreciation and repayment;
  153.9% increase, or R$137 million, in impaired losses expenses; and
  4.9% increase, or R$133 million, in personnel expenses.

The effects of said increases were partially compensated by the reduction in the following expenses:

  35% reduction, or R$636 million, in interconnection costs; and
  19.0% reduction, or R$3626 million, in expenses with network maintenance services.

Oi operating results before the financial results and taxes decreased by 97.4%, to R$60 million in the year ended on December 31, 2016, against R$2,349 million in the same period of 2015. As net income percentage, the operating profit before the financial results and taxes decreased to 0.2% in the year ended on December 31, 2016, against 8.6% in the same period of 2015.

Rents and Insurances. Rents and insurances expenses increased by 20.3%, to R$4,330 million in the year ended on December 31, 2016 against R$3,600 million in the same period of 2015, especially due to the update on the rent amounts related to non-strategic assets sold, including GlobeNet, fixed towers and mobile towers.

Depreciation and Repayment. Depreciation and repayment expenses increased by 16.0%, to R$6,317 million in the year ended on December 31, 2016 against R$5,445 million in the same period of 2015, especially due to the accounting of the surplus value related to the merger of TelemarPart assets on September 1, 2016, with the 12-month effects of the surplus value depreciation and repayment expenses reflected in the 2016 results, and only 4-month effects in the 2015 results.

Impaired losses expenses. Impaired losses expenses increased by 153.9%, to R$226 million in the year ended on December 31, 2016 against R$89 million in the same period of 2015, especially due to the loss provision accounting with regard to the amount of the recovery of goodwill associated with African companies.

Expenses with Personnel. Expenses with personnel increased by 4.9%, to R$2,852 million in the year ended on December 31, 2016 against R$2,719 million in the same period of 2015, especially due to the Company’s strategy to take over the operations of some network services provider during 2016, which reflects an increase in the expenses with personnel and reduction in the costs with the network maintenance services.

Interconnection. Interconnection costs decreased by 35.2%, to R$1,173 million in the year ended on December 31, 2016 against R$1,809 in the same period of 2015, especially as a result of the reduction in the VU-M interconnection fees during the period.

Network maintenance services expenses. Network maintenance services expenses decreased by 19.0%, to R$1,540 million in the year ended on December 31, 2016 against R$1,902 million in the same period of 2015, especially due to the Company’s strategy to take over the operations of some network services provider during 2016, which reflects a reduction in the network maintenance services costs and an increase in the costs with personnel expenses.

Financial results

Financial revenue. The financial revenue decreased by 72.0% or R$3,533 million, to R$1,372 million in 2016 compared to R$4,905 million in 2015, especially due to a reduction of R$3,753 million in the revenues from exchange variation on the financial applications abroad.

Financial expenses. Financial expenses decreased by 64.9% or R$8,639 million, to R$4,669 million in 2016 compared to R$13,308 million in 2015, especially due to: (1) a reduction of R$7,136 million in the exchange variation expenses and transactions with derivative financial instruments due to the positive effect of net exchange variation of the derivative transactions effects of R$2,204 million in 2016, compared with the negative effect occurred in the amount of R$5,111 million, especially due to a 16.5% appreciation of the Real against Dollar, and a 19.1% appreciation of the Real against Euro during the year of 2016. With regard to the debt renegotiation within the scope of the judicial reorganization, the transactions with derivative instruments were written off throughout 2016, and in December 2016 the Company had no longer transactions with derivative instruments in force; (2) a reduction of R$764 million in the expenses with financial investment losses classified as assets held for sale, especially due to the depreciation of the fair value of the financial investment at Unitel in the amount of R$970 million in 2016 against R$2,208 million in 2015; and (3) a reduction of R$514 million in the expenses with interest on payable loans and debentures.

Income tax and social security contribution on the profit

The combined nominal rate of the income tax and the social security contribution for the years ended on December 31, 2016, and 2015, was of 34%. Expenses with income tax and social security contribution increased by 554.0%, from R$3,885 million in 2016 against R$594 million in 2015. The effective rate was of 120.0% in 2016, and 9.8% in 2015. The table below presents a reconciliation of the combined income tax and social security contribution rate against the effective rate for each period presented.

	Fiscal year ended on December 31,
	2016	2015

Combined income tax and social security contribution rate	34.0%	34.0%
Tax effects on equity accounting	(0.1)	(0.1)
Tax effects of permanent exclusions (inclusions)	(12.0)	(1.4)
Tax effects on fiscal incentives	0.7	0.1
Tax effects of the provision for loss of deferred tax credits	(85.9)	(23.0)
Tax effect of deferred tax assets not collected in Brazil	(45.9)	(3.9)
Tax effect of deferred tax assets not collected Abroad	(10.8)	(15.5)
Effective rate	(120.0)	(9.8)

Our effective tax rate was 120.0% negative in 2016 (2015 - 9.8%), especially as a result of (1) the effect of the loss provision with regard to the realization of deferred tax credits that reduced the effective tax rate by 85.9% (2015 - 23.0%); (2) the effect of deferred tax assets not collected from companies located in Brazil, which correspond to effects of deferred tax assets not collected on tax losses and negative base throughout the year and which reduced the effective tax rate by 45.9% (2015 - 3.9%); and (3) the effect of deferred tax assets not collected from companies located Abroad, which correspond to effects of deferred tax assets not collected throughout the year and which reduced the effective tax rate by 10.8% (2015 - 15.5%).

Year’s Results

Profit (loss) from continued operations. Due to the foregoing transactions, the loss from continued operations was of R$7,121 million in 2016, and the loss from continued operations was of R$6,649 million in 2015.

Net income from discontinued operations (net of taxes). In 2015, it refers to the income from the PT sale and includes: (1) the written off investment cost, which considers the goodwill resulting from the business combination between the Company and PT, deducted from the loss provision in the amount of R$4,2 billion, recognized in December 2014, and sale expenses amounting R$1.3 billion; and (2) the revenue of R$0.7 billion from the cash receipt directly by the Company. The final price is subject to post-closing adjustments to be appraised during the next months due to changes in the cash, debt, and working capital positions on the closing date. In 2014, the net income from discontinued operations is mainly represented by the loss provision in the amount of R$4.2 billion in the PT Portugal investment, which results from the recognition of PT Portugal assets to their fair value deducted from sale expenses.

Year’s loss. Due to the foregoing, the year’s loss was of R$7,121 million in 2016 against a loss of R$6,649 million in 2015.

Financial year ended on December 31, 2015, compared with the financial year ended on December 31, 2014 (Consolidated)

The discussion of the following operating results is based on the Company’s consolidated financial statements prepared in accordance with the accounting practices adopted in Brazil. The Company's management uses the following information per business segment in its decision-making process. The Company has identified only one operational segment that corresponds to the Telecommunications business in Brazil.

In addition to the Telecommunication business in Brazil, the Company has other businesses that do not meet, individually or collectively, any of the quantitative indexes that require disclosure as a reportable business segment. Those businesses essentially pertain to the following companies: Mobile Telecommunications Limited in Namibia, Cabo Verde Telecom, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola, and Timor Telecom, which provide landline and mobile telecommunication services and phone directory services, being consolidated as of May 2014.

The revenue generation is evaluated by the Management pursuant to a client segmentation in the following categories:

  Residential Services, with focus on selling landline phone services, including voice services, data communication services (broadband) and Pay TV;
  Personal mobility, with focus on selling mobile phone services to Postpaid and Prepaid clients and to mobile broadband clients; and
  Business / Corporate, which include business solutions to our corporate clients of a small, medium, and large size.

The table below presents the elements of the consolidated income statement, and the percentage variation in relation to the previous year, for the years ended on December 31, 2015, and 2014.

	2015	2014	Variation %
Residential	9,572	9,703	(1.4)
Personal mobility	8,395	8,937	(6.1)
Business / Corporate	7,980	8,320	(4.1)
Other services and businesses	1,406	1,286	9.3
Revenue from sales and/or services	27,353	28,247	(4.2)
Operating expenses
Depreciation and repayment	(5,445)	(4,535)	20.1
Interconnection	(1,809)	(2,690)	(32.8)
Personnel	(2,719)	(2,829)	(3.9)
Third-Party Services	(6,317)	(6,259)	0.9
Network maintenance services	(1,902)	(1,923)	(1.1)
Cost of devices and others	(285)	(730)	(61.0)
Advertising and publicity	(406)	(674)	(39.8)
Rents and insurances	(3,600)	(3,120)	15.4
Provisions / Recoveries	(862)	(779)	10.7
Bad debt reserve	(721)	(649)	11.1
Expense with impairment loss	(89)	-	n.a
Taxes and other expenses	(1,129)	(1,629)	(30.7)
Other operating revenue, net	278	3,246	(91.4)
Operating results before financial result and taxes	2,348	5,675	(58.6)

Financial results
Financial revenue	4,905	1,345	264.7
Financial expenses	(13,308)	(5,891)	125.9

Results before taxes	(6,054)	1,129	n.a

Income tax and social security contribution	(595)	(1,120)	(46.9)
Net profit (loss) from the continued operations	(6,649)	9	n.a

Discontinued operations
Net results from discontinued operations (net of taxes)	1,068	(4,415)	(124.2)

Net profit (loss) of the year	(5,581)	(4,406)	26.7
Net profit (loss) attributed to the controlling shareholder	(5,168)	(4,407)	17.3
Net profit attributed to the non-controlling shareholder	(412)	1	n.a

In the following discussion, references to increases or reductions in any period are references to the previous corresponding period, unless indicated otherwise by the context.

The comparison between the 2015 operating results and the 2014 operating results is influenced by the consolidation of the operating results in Africa as of May 5, 2014. The main effects arising out of the consolidation of operations in Africa are detailed in the discussions below.

Revenue from sales and/or services

The net operating revenue reduced by 3.2% in 2015, especially due to the reduction of 6.1% in the net revenue of personal mobility, 4.1% in the net revenue of the Business / Corporate services, and 1.4% in the net revenue of residential services, the effects of which were partially compensated by the increase of 9.3% in the net operating revenue of other services and businesses, especially due to the income consolidation in Africa as of May 5, 2014, which generated a net revenue of other services and businesses in the amount of R$913 million in 2015, compared with R$635 million from May 5 to December 31, 2014.

Residential

The net operating revenue of residential services represented 35.0% of the net income generated by the segment in the year ended on December 31, 2015. Said segment of Oi includes landline phone services, including voice services, data communication services (broadband), and Pay TV. The table below specifies the total number of retail lines (or accesses) and the net inclusions (exclusions) in the years ended on December 31, 2015, and 2014.

Revenue Generating Units (in thousands):	2015	2014	Variation %
Landline phone services	10,515	11,590	(9.3)
Broadband	5,109	5,241	(2.5)
Pay TV	1,156	1,235	(6.4)
Total	16,780	18,066	(7.1)

The net operating revenue of residential services decreased by 1.4%, especially due to: (1) a reduction of 7.1% in the clients base for residential services; and (2) reduction in the landline-mobile fees (VC). These effects were partially compensated by the increase in the revenues from pay TV and by the increase of 6.4% in the residential ARPU, especially due to the rentabilization commercial strategy with regard to the clients base and improved quality of sales.

The continued growth of the residential ARPU and the improved mix of clients and high-end offers evidence the success of the strategy to seek the increasingly convergence of its services, with the purpose to make profits and loyal clients base, as well as to improve the experience and satisfaction of its clients.

Personal Mobility

The net operating revenue of the personal mobility category represented 30.7% of the net income generated by the segment in the year ended on December 31, 2015. Said segment includes the sale of prepaid and postpaid mobile services that include voice and data communication services rendered to our personal mobility clients. The table below specifies the total number of mobile lines and the net inclusions in the years ended on December 31, 2015, and 2014.

Mobile clients (in thousands):	2015	2014	Variation %
Postpaid	6,791	7,140	(4.9)
Prepaid	39,068	41,322	(5.5)
Total	45,860	48,462	(5.4)

The net operating revenue of the personal mobility services decreased by 6.1%, especially due to: (1) a reduction of 5.4% in the personal mobility clients base; (2) a reduction in the revenue of network use (interconnection), due to a reduction of 33% in the VU_M interconnection fees; and (3) a reduction in the revenue of reselling material, due to the strategy to outsource the sale of devices, with the purpose to increase the logistic efficiently and improve the supply of devices in the sale channels.  This decrease was partially compensated by the increase in the revenue of mobile data and added value services, and by the increase in the mobile ARPU, especially due to the Company’s strategy related to the rentabilization of the clients base.

In November 2015, Oi launched Oi Livre, a set of innovating prepaid mobile offers with the substantial increase of the data cap and single charge for telephone calls to any provider throughout Brazil. Since its launch, Oi Livre has won 10 million clients, and in January 2016, already represented 26.0% of the total prepaid base. In addition, the ARPU of the clients that migrated to Oi Livre per week was increased by circa 17% in only three months.

Business / Corporate

The net operating revenue of the Business / Corporate category represented 29.2% of the net income generated by the segment in the year ended on December 31, 2015. Said segment includes business solutions offered to corporate clients of a small, medium, and large size, which include voice services and corporate data solutions. The table below specifies the total number of lines (or accesses) and the retail net inclusions in the years ended on December 31, 2015, and 2014.

Retail landline access (in thousands):	2015	2014	Variation %
Landline	3,941	4,189	(5.9)
Broadband	580	617	(6.0)
Mobile	2,223	2,478	(10.3)
Others	12	12	0.0
Total	6,757	7,296	(7.4)

The net operating revenue of the Business / Corporate services decreased by 4.1%, especially due to: (1) a reduction in the business / corporate clients base; (2) a reduction in the landline-mobile fees; and (3) VU-M mobile interconnection. These effects were partially compensated by the increase in the revenues of IT services and the corporate segment data, mainly related to the intensive increase to the offer of those services, and the increase in the revenue of PME’s mobility, associated with the continued structuring measures to improve the client’s experience and the simplification of the offers portfolio.

Operating Expenses (Revenue)

The operating expenses (revenue) of Oi increased by 10.8% in the year ended on December 31, 2015, especially due to:

  15.4% increase, or R$480 million, in rents and insurances;
  20.1% increase, or R$910 million, in depreciation and repayment; and
  91.4% reduction, or R$2,968 million, in other operating revenue, net;

The effects of said increases were partially compensated by the reduction in the following expenses:

  32.8% reduction, or R$881 million, in interconnection costs;
  61.0% reduction, or R$445 million, in cost of devices and others;
  30.7% reduction, or R$500 million, in taxes and other expenses; and
  39.8% reduction, or R$268 million, in advertising and publicity expenses.

 Oi operating results before the financial results and taxes decreased by 58.6%, to R$2.348 million in the year ended on December 31, 2015, against R$5,675 million in the same period of 2014. As net income percentage, the operating profit before the financial results and taxes decreased to 8.6% in the year ended on December 31, 2015, against 20,1% in the same period of 2014.

Rents and Insurances. Rents and insurances costs increased by 15.4%, to R$3,600 million in the year ended on December 31, 2015, against R$3,120 in the same period of 2014, especially due to the increase in the rent amounts by virtue of the sale of the last lot of mobile towers occurred in December 14, and of the update of the rent amounts of network infrastructure real properties, resulting from non-strategic assets sold, including GlobeNet, fixed towers and mobile towers.

Interconnection. Interconnection costs decreased by 32.8%, to R$1,809 million in the year ended on December 31, 2015 against R$2,690 in the same period of 2014, mainly as a result of the 33% decrease in the VU-M interconnection fees in February 2015, and the reduction in the off-net traffic of mobile voice, reflecting the new mobile services offers.

Depreciation and Repayment. Depreciation and repayment expenses increased by 20.1%, to R$5,445 million in the year ended on December 31, 2015 against R$4,535 million in the same period of 2014, especially due to the 4-month effects of the surplus value depreciation and repayment expenses reflected in the 2015 results.

Cost of devices and others. Cost of devices and others decreased by 61.0%, to R$285 million in the year ended on December 31, 2015 against R$730 in the same period of 2014, especially due to the strategy to outsource the sale of devices, with the purpose to increase the logistic efficiency and improve the supply of devices in the sale channels.

Advertising and Publicity. Advertising and publicity expenses decreased by 39.8%, to R$406 million in the year ended on December 31, 2015 against R$674 in the same period of 2014, especially due to a greater sales selection, which caused a decline in the commercial intensity.

Other operating revenue, net. The other operating revenue, net, decreased by 91.4%, to R$278 million in the year ended on December 31, 2015 against R$3,246 in the same period in 2014, especially due to the following non-recurring effects occurred throughout the year 2014: (1) gains in the sale of investments of the subsidiaries owners of mobile telecommunication towers in the amount of R$2,370 million; (2) effect of the reversal of provision in the amount of R$355 million resulting from the review of the appraisal methodology for losses provisions in corporate proceedings, and (3) effect of the reversal of provision in the amount of R$476 million by virtue of the adhesion to REFIS (Tax Recovery Program).

Financial results

Financial revenue The financial revenue increased by 264.7% or R$3,560 million, to R$4,905 million in 2015 against R$1,345 million in 2014, especially due to: (1) increase of R$3,317 million in the exchange variation revenue on financial applications abroad, especially due to the entry of the cash resulting from the sale of PT Portugal to Altice in June 2015; and (2) increase of R$356 million in other revenues, especially due to the gain in the payment operations of owned debentures.

Financial expenses. Financial expenses increased by 125.9% or R$7,416 million, to R$13,307 million in 2015 compared to R$5,891 million in 2014, especially due to: (1) increase of R$9,344 million in expenses with monetary and exchange variation on loans payable to third parties, increase of R$1,199 million in interest expenses on loans payable to third parties, partially compensated by the increase of R$5,370 million in the revenues from transactions with derivative financial instruments. The effects of those increases are mainly associated with the consolidation of income of the subsidiary PT Finance Internacional (PTIF) after conclusion of the sale of PT Portugal to Altice in June 2015 , as well as the Real depreciation of 47.0% against the Dollar, and the Real depreciation of 31.7% against the Euro throughout the year of 2015; (2) increase of R$1,854 million in the expenses with losses of financial investments classified as assets held for sale, especially due to the depreciation of the fair value of the financial investment at Unitel, net of reclassification of the accrued exchange variation until the impairment date in other global results; and (3) increase of R$327 million of expenses with taxes on financial transactions and bank charges, due to the increase in the financial expenses.

Income tax and social security contribution on the profit

Income tax and social security contribution on net profit. The combined nominal rate of the income tax and the social security contribution for the years ended on December 31, 2015, and 2014, was of 34%. Expenses with income tax and social security contribution decreased by 46.9%, from R$595 million in 2015 against R$1,120 million in 2014. The effective rate was of 9.8% in 2015, and 99.3% in 2014. The table below presents a reconciliation of the combined income tax and social security contribution rate against the effective rate for each period presented.

	Fiscal year ended on December 31,
	2015	2014

Combined income tax and social security contribution rate	34.0%	34.0%
Tax effects on equity accounting	(0.1)	0.2
Tax effects of permanent exclusions (inclusions)	(1.4)	67.4
Tax effects on fiscal incentives	0.1	(3.2)
Tax effects of the provision for loss of deferred tax credits	(23.0)	-
Tax effect of deferred tax assets not collected in Brazil	(3.9)	(0.5)
Tax effect of deferred tax assets not collected Abroad	(15.5)	-
Effective rate	(9.8)	99.3

Our effective tax rate was 9.8% negative in 2015, especially as a result of (1) the effect of the loss provision with regard to the realization of deferred tax credits that reduced the effective tax rate by 23.0%; (2) the effect of deferred tax assets not collected from companies located in Brazil, which correspond to effects of deferred tax assets not collected on tax losses and negative base throughout the year and which reduced the effective tax rate by 3.9%; and (3) the effect of deferred tax assets not collected from companies located Abroad, which correspond to effects of deferred tax assets not collected throughout the year and which reduced the effective tax rate by 15.5%.

Our effective tax rate was of 99.3% in 2014, mainly as a result of (1) the effect of permanent inclusions, mainly as a result of the net effects of permanent inclusions related to settlement of principal, fine, and interest by using balance of tax losses and negative Social Contribution on Net Profit (CSLL) base under Article 2, of Law 12,996/2014 , and Article 33 of Law 13,043/2014 in the amount of R$443 million and write-off of tax credits that will probably not be realized in relation to potential losses of shares of PT SGPS held by the controlled company TMAR in the amount of R$266 million, which increased the effective tax rate by 67.4%; and (2) tax effect of tax incentives set forth by the Northeastern Development Superintendence Office, or SUDENE, resulting from a reduction in the tax rate of profit in the regions promoted by SUDENE, which reduced our effective tax rate by 3.2%.

Year’s Results

Profit (loss) from continued operations. Due to the foregoing, the loss from continued operations was of R$6,649 million in 2015 against a Profit of R$9 million in 2014.

Net income from discontinued operations (net of taxes). In 2015, it refers to the income from the PT sale and includes: (1) the written off investment cost, which considers the goodwill resulting from the business combination between the Company and PT, deducted from the loss provision in the amount of R$4,2 billion, recognized in December 2014, and sale expenses amounting R$1.3 billion; and (2) the revenue of R$0.7 billion from the cash receipt directly by the Company. The final price is subject to post-closing adjustments to be appraised during the next months due to changes in the cash, debt, and working capital positions on the closing date. In 2014, the net income from discontinued operations is mainly represented by the loss provision in the amount of R$4.2 billion in the PT Portugal investment, which results from the recognition of PT Portugal assets to their fair value deducted from sale expenses.

Year’s loss. Due to the foregoing, the year’s loss was of R$5,581 million in 2015 against a loss of R$4,406 million in 2014.

h.2) Balance Sheet

Comparison between the equity accounts positions of December 31, 2016, and December 31, 2015.

	Consolidated in millions of Reais, except for percentages				Variation %
ASSET	2016	%	2015	%	Dec/16 x Dec/15
Current	26,707	32.5	38,067	37.0	(29.8)
Cash and cash equivalents	7,563	9.2	14,898	14.5	(49.2)
Financial applications	117	0.1	1,802	1.7	(93.5)
Derivative financial instruments	-	-	606	0.6	(100.0)
Accounts receivables	8,347	10.2	8,380	8.1	(0.4)
Inventories	355	0.4	352	0.3	0.9
Current recoverable taxes	1,321	1.6	916	0.9	44.2
Other taxes	1,223	1.5	923	0.9	32.5
Court deposits	978	1.2	1,258	1.2	(22.3)
Asset related to pension funds	7	-	1	-	n.a
Prepaid expenses	294	0.4	293	0.3	0.3
Assets held for sale	5,404	6.6	7,686	7.5	(29.7)
Other assets	1,099	1.3	952	0.9	15.4
Non-current	55,465	67.5	64,940	63.0	(14.6)
Financial applications	169	0.2	126	0.1	34.1
Derivative financial instruments	-	-	6,780	6.6	(100.0)
Recoverable deferred taxes	2,515	3.1	5,796	5.6	(56.6)
Other taxes	739	0.9	660	0.6	12.0
Court deposits	14,123	17.2	13,119	12.7	7.7
Asset related to pension funds	110	0.1	129	0.1	(14.7)
Prepaid Expenses	11	-	71	0.1	(84.5)
Other assets	220	0.3	225	0.2	(2.2)
Investments	136	0.2	155	0.2	(12.3)
Fixed Assets	26,268	32.0	26,010	25.3	1.0
Intangible Assets	11,173	13.6	11,869	11.5	(5.9)
TOTAL ASSETS	82,171	100.00	103,008	100.0	(20.2)

	Consolidated in millions of Reais. except for percentages				Variation %
LIABILITIES	2016	%	2015	%	Dec/16 x Dec/15
Current	60,749	73.9	25,574	24.8	137.5
Salaries. social security charges and benefits	668	0.8	660	0.6	1.2
Suppliers	6,361	7.7	5,005	4.9	27.1
Loans and financing	48,086	58.5	11,810	11.5	307.2
Derivative financial instruments	105	0.1	1,989	1.9	(94.7)
Current payable taxes	473	0.6	340	0.3	39.1
Other taxes	1,814	2.2	1,554	1.5	16.7
Dividends and equity interest	6	0.0	96	0.1	(93.8)
Payable authorizations and concessions	107	0.1	912	0.9	(88.3)
Tax refinancing program	106	0.1	78	0.1	35.9
Provisions	763	0.9	1,021	1.1	(25.3)
Provisions for pension funds	147	0.2	145	0.1	1.4
Liabilities associated with assets held for sale	545	0.7	745	0.7	(26.8)
Other obligations	1,568	1.9	1,220	1.2	28.5
Non-current	8,966	10.9	57,035	55.4	(84.3)
Loans and financing	-	-	48,048	46.6	n.a
Derivative financial instruments	-	-	521	0.5	(100.0)
Other taxes	1,073	1.3	924	0.9	16.1
Payable authorizations and concessions	4	-	7	-	(42.9)
Tax refinancing program	655	0.8	717	0.7	(8.6)
Provisions	4,103	5.0	3,414	3.3	20.2
Provisions for pension funds	450	0.5	399	0.4	12.8
Other obligations	2,680	3.3	3,004	2.9	(10.8)
Net equity	12,455	15.2	20,399	19.8	(38.9)
Corporate capital	21,438	26.1	21,438	20.8	-
Share issue cost	(377)	(0.5)	(377)	(0.4)	-
Capital reserves	13,242	16.1	13,242	12.9	-
Treasury shares	(5,531)	(6.7)	(5,531)	(5.4)	-
Other global results	(262)	(0.3)	338	0.3	(177.5)
Others	-	-	4	-	(100.0)
Accrued losses	(16,849)	(20.5)	(9,906)	(9.6)	70.1
Interest of non-controlling shareholders	791	1.0	1,191	1.2	(33.6)
TOTAL LIABILITIES AND NET EQUITY	82,171	100.0	103,008	100.0	(20.2)

ASSETS

Cash, cash equivalents and financial applications.

The cash, cash equivalents, and financial applications (including financial applications classified as non-current asset) account had a balance of R$7,849 million on December 31, 2016, a decrease of R$8,977 million or 53.4% in relation to December 31, 2015. The effects of this variation are mainly represented as a result of disbursements related to: (i) repayment of the principal of loans and financing in the amount of R$5,780 million; (ii) settlement of debt financial charges in the amount of R$2,232 million; (iii) acquisition of fixed and intangible assets in the amount of R$3,264 million; (iv) net disbursements of court deposits or frozen assets in the amount of R$660 million; and (v) disbursements related to permits and licenses in the amount of R$205 million. The effects of said decrease were partially compensated by the generation of operating cash in the amount of R$3,100 million.

Derivative financial instruments - Current and Non-Current Assets and Liabilities

The derivative financial instruments (current and non-current assets and liabilities) account had a positive balance of R$105 million on December 31, 2015, a decrease of R$4,981 million against the same period of 2014. With regard to the debt renegotiation within the scope of the judicial reorganization, the transactions with derivative instruments were written off throughout 2016, and in December 2016 the Company had no longer transactions with derivative instruments in force.

Accounts Receivable

On December 31, 2016, the balance of the accounts receivable was positive in the amount of R$8,347 million, and remained stable in relation to December 2015.

Recoverable deferred taxes - Non-current

The recoverable deferred taxes account had a balance of R$2,515 million on December 31, 2016, a decrease of R$3,281 million against the same period of 2015; especially due to: (1) the loss provision in relation to the realization amount of tax credits in the amount of R$2,779 million; and (2) effects of reduction of deferred tax credits resulting from the hedge accounting in the amount of R$205 million.

Court deposits - current and non-current

The court deposits account had a balance of R$15,101 million on December 31, 2016, a decrease of R$724 million or 5% in relation to December 31, 2015. The effects of this increase are mainly represented by the increase of R$ million in civil court deposits, R$ million in tax court deposits, and R$ million in labor court deposits, related to judicial proceedings.

Assets held for sale

The balance reduction throughout the year occurred due to the recognition of the provision for the depreciation of investments at Unitel in the amount of R$970 million and the provision for loss in the goodwill of African companies in the amount of R$225 million, as well as exchange variation of R$933 million resulting from the appreciation of Real against Dollar and Euro during 2016.

Fixed Assets

Fixed assets had a balance of R$26,268 million on December 31, 2016, an increase of R$258 million or 1% in relation to December 31, 2015, mainly represented due to: (1) inclusions in the amount of R$4,609 million, related to our investments in expansion and modernization of the network; and (2) depreciation in the amount of R$4,354 million.

Intangible Assets

Intangible assets had a balance of R$11,173 million on December 31, 2016, a decrease of R$696 million or 5.9% in relation to December 31, 2015, mainly represented due to: (1) inclusions in the amount of R$528 million; (2) goodwill associated with investment acquisitions in the amount of R$542 million, and (3) repayments in the amount of R$1,781 million, which include the repayment of the surplus value incorporated from the controlling company TelemarPart.

LIABILITIES

Loans and financing - Current and Non-current

The current and non-current loans and financing account had a balance of R$59,858 million on December 31, 2016, a decrease of R$11,772 million or 19.7% in relation to December 31, 2015. The effects of said reduction are mainly represented by: (i) repayments of the debt principal and interest in the amount of R$8,012 million and (iii) exchange variation resulting from the appreciation of Real against Dollar and Euro during 2016.

The judicial reorganization petition (filed with the Rio de Janeiro State Courts on June 20, 2016) represented an event of default under the agreements in force. For accounting and disclosing purposes, the installment of the long-term loans and financing payable under the agreed terms was reclassified as non-current liability in the balance sheet on December 31, 2016. The loans and debentures balances of controlled companies were kept in the balance pursuant to the maturity date agreed.

 Payable authorizations and concessions - Current and Non-current

They correspond to the amounts payable to ANATEL due to the radiofrequency granting and authorizations to provide SMP, and concessions of STFC services, obtained through bids. The payable authorizations and concessions account had a balance of R$111 million on December 31, 2016, a reduction of R$808 million or 87.9% in relation to December 31, 2015, mainly as a result of the settlement of the remaining 3G licenses in 2016.

Provisions - Current and Non-current

The provisions account had a balance of R$4,866 million on December 31, 2016, an increase of R$431 million or 9.7% in relation to December 31, 2015. The effects of said variation are mainly represented as a result of the increase in the provisions associated with the controlled companies acquisitions during 2016 in the amount of R$315 million.

Liabilities associated with assets held for sale

The liabilities associated with assets held for sale account correspond to the classification of liabilities associated with assets held for sale of African and Asian operations.

Net Equity

Net equity balance was of R$12,455 million on December 31, 2016, a reduction of R$7,944 million in relation to December 31, 2015. The effects of said variation are mainly represented by: (1) the year`s loss in the amount of R$7,121 million; (2) negative effects of exchange variations resulting from investments abroad in the amount of R$1,176 million. Said transactions were compensated by the positive effects of other global results associated with hedge accounting operations and with pension plans in the amount of R$354 million.

Comparison between the equity accounts positions of December 31, 2015, and December 31, 2014.

	Consolidated in millions of Reais. except for percentages				Variation %
ASSET	2015	%	2014	%	Dec/15 x Dec/14
Current	38,067	37.0	49,287	47.9	(22.8)
Cash and cash equivalents	14,898	14.5	2,449	2.4	508.3
Financial applications	1,802	1.7	171	0.2	953.6
Derivative financial instruments	606	0.6	341	0.3	77.8
Accounts receivables	8,380	8.1	7,450	7.2	12.5
Inventories	352	0.3	479	0.5	(26.5)
Current recoverable taxes	916	0.9	1,097	1.1	(16.5)
Other taxes	923	0.9	1,054	1.0	(12.4)
Court deposits	1,258	1.2	1,134	1.1	11.0
Asset related to pension funds	1	0.0	2	0.0	(62.4)
Prepaid expenses	293	0.3	301	0.3	(2.6)
Assets held for sale	7,686	7.5	33,927	33.0	(77.3)
Other assets	952	0.9	882	0.9	8.0

Non-current	64,940	63.0	53,502	52.1	21.4
Financial applications	126	0.1	111	0.1	13.5
Derivative financial instruments	6,780	6.6	2,881	2.8	135.3
Recoverable deferred taxes	5,796	5.6	7,626	7.4	(24.0)
Other taxes	660	0.6	742	0.7	(11.1)
Court deposits	13,119	12.7	12,260	11.9	7.0
Asset related to pension funds	129	0.1	46	0.0	180.4
Prepaid Expenses	71	0.1	104	0.1	(31.7)
Other assets	225	0.2	223	0.2	0.9
Investments	155	0.2	148	0.1	4.7
Fixed Assets	26,010	25.3	25,670	25.0	1.3
Intangible Assets	11,869	11.5	3,691	3.6	221.6
TOTAL ASSETS	103,008	100.0	102,789	100.0	0.2

	Consolidated in millions of Reais. except for percentages				Variation %
LIABILITIES	2015	%	2014	%	Dec/15 x Dec/14
Current	25,574	26.4	42,558	41.4	(39.9)
Salaries. social security charges and benefits	660	0.7	744	0.7	(11.3)
Suppliers	5,005	5.2	4,337	4.2	15.4
Loans and financing	11,810	12.2	4,464	4.3	164.6
Derivative financial instruments	1,989	2.1	524	0.5	279.6
Current payable taxes	340	0.4	477	0.5	(28.7)
Other taxes	1,554	1.6	1,668	1.6	(6.8)
Dividends and equity interest	96	0.1	185	0.2	(48.1)
Payable authorizations and concessions	912	0.9	676	0.7	34.9
Tax refinancing program	78	0.1	94	0.1	(17.0)
Provisions	1,021	1.1	1,059	1.0	(3.6)
Provisions for pension funds	145	0.1	130	0.1	11.5
Liabilities associated with assets held for sale	745	0.8	27,178	26.4	(97.3)
Other obligations	1,220	1.3	1,022	1.0	19.4

Non-current	57,035	58.8	40,921	39.8	39.4
Loans and financing	48,048	49.5	31,386	30.5	53.1
Derivative financial instruments	521	0.5	143	0.1	264.3
Other taxes	924	1.0	875	0.9	5.6
Payable authorizations and concessions	7	0.0	686	0.7	(99.0)
Tax refinancing program	717	0.7	896	0.9	(20.0)
Provisions	3,414	3.5	4,073	4.0	(16.2)
Provisions for pension funds	399	0.4	347	0.3	15.0
Other obligations	3,004	3.1	2,515	2.4	19.4

Net equity	20,399	19.8	19,310	18.8	5.6
Corporate capital	21,438	20.8	21,438	20.9	0.0
Share issue cost	(377)	(0.4)	(310)	(0.3)	21.6
Capital reserves	13,242	12.9	3,978	3.9	232.9
Obligations in equity instruments		0.0	(2,895)	(2.8)	(100.0)
Profit reserves		0.0	1,933	1.9	(100.0)
Treasury shares	(5,531)	(5.4)	(2,368)	(2.3)	133.6
Other global results	338	0.3	45	0.0	651.1
Others	4	0.0	4	0.0	0.0
Accrued losses	(9,906)	(9.6)	(4,024)	(3.9)	146.2
Interest of non-controlling shareholders	1,191	1.2	1,509	1.5	(21.1)
TOTAL LIABILITIES AND NET EQUITY	103,008	100.0	102,789	100.0	0.2

ASSETS

Cash, cash equivalents and financial applications.

The cash, cash equivalents, and financial applications (including financial applications classified as non-current asset) account had a balance of R$16,826 million on December 31, 2015, an increase of R$14,095 million or 53.4% in relation to December 31, 2014. The effects of this variation are mainly represented as a result of: (1) cash received from the sale of PT Portugal in the amount of R$17,218 million; (2) raising of loans and financing in the amount of R$7,219 million; (3) update of the cash and cash equivalents in the amount of R$3,316 million; and (4) disbursements related to: (i) repayment of the principal of loans and financing in the amount of R$8,604 million; (ii) acquisition of fixed and intangible assets in the amount of R$3,681 million; (iii) net disbursements of court deposits or frozen assets in the amount of R$1,066 million; and (iv) disbursements related to permits and licenses in the amount of R$349 million.

Derivative financial instruments - Current and Non-Current Assets and Liabilities

The derivative financial instruments (current and non-current assets and liabilities) account had a positive balance of R$4,876 million on December 31, 2015, an increase of R$2,321 million against the same period of 2014. The effects of this increase are mainly represented as a result of: (1) increase in the transactions with derivative financial instruments for exchange protection, and (2) 47.0% depreciation of Real against Dollar, and 31.7% depreciation of Real against Euro during the year 2015.

Accounts Receivable

On December 31, 2015, the balance of the accounts receivables was of R$8.380 million, an increase of R$930 million or 12% in relation to December 31, 2014, mainly as a result of the increase of clients credits to expire.

Recoverable deferred taxes - Non-current

The recoverable deferred taxes account had a balance of R$8,833 million on December 31, 2015, an increase of R$1,257 million against the same period of 2014; especially due to: (1) effecs of the deferred tax credits merged resulting from the merger, in September 2015, of the controlling company Telemar Participações S.A. (“TmarPart”) in the amount of R$982 million; (2) collection of Income Tax (IR) and Social Security Contribution (CS) credits on temporary differences recognized against the net income and equity in the amount of R$1,130 million (3) collection of IR and CS credits on tax losses and negative contribution base in the amount of R$768 million. The effects of these increases were compensated (1) by the loss provision in relation to the realization amount of tax credits in the amount of R$1,392 million, and (2) settlements of the payments in installments related to PRORELIT - Program for Reducing Tax Litigations in the amount of R$318 million.

Court deposits - current and non-current

The court deposits account had a balance of R$14,377 million on December 31, 2015, an increase of R$983 million or 7% in relation to December 31, 2014. The effects of this increase are mainly represented by the increase of R$540 million in civil court deposits, R$83 million in tax court deposits, and R$361 million in labor court deposits, related to judicial proceedings.

Assets held for sale

In 2015, the account for assets held for sale correspond to the classification of the operations in Africa due to the Company`s intention to sell the interests in the African and Asian companies. The reduction in the balance during the year occurred due to the consummation of the sale of PT Portugal shares to Altice (which substantially involved operations conducted by PT Portugal in Portugal and in Hungary. Additionally, in December 2015, the Company recognized a provision for the depreciation of investments at Unitel and a provision for losses in the goodwill of African companies in the amount of R$2.2 billion.

Fixed Assets

Fixed assets had a balance of R$26,010 million on December 31, 2015, an increase of R$340 million or 1.3% in relation to December 31, 2014, mainly represented due to: (1) inclusions in the amount of R$3,623 million, related to our investments in expansion and modernization of the network; (2) recognition of the surplus value related to the merger of the controlling company TelemarPart in the net amount of R$582 million, and (3) depreciations in the amount of R$3,854 million.

Intangible Assets

Intangible assets had a balance of R$11,869 million on December 31, 2015, a decrease of R$8,178 million or 5.9% in relation to December 31, 2014, mainly represented due to: (1) inclusions in the amount of R$720 million; (2) recognition of the surplus value related to the merger of the controlling company TelemarPart in the net amount of R$8,850 million, and (3) depreciations in the amount of R$1,392 million.

LIABILITIES

Loans and Financing - current

The current loans and financing account had a balance of R$11,810 million on December 31, 2015, an increase of R$7,346 million in relation to December 31, 2014. The effects of this increase are mainly represented as a result of: (i) transfers of debt of the non-current to the current liabilities in the amount of R$10,501 million; (ii) interest and exchange and monetary variations in the amount of R$6,954 million, and (iii) repayments of the debt principal and interest in the amount of R$10,143 million.

Loans and financing - Non-current

The non-current loans and financing account had a balance of R$48,048 million on December 31, 2015, an increase of R$16,662 million in relation to December 31, 2014. The effects of this variation are mainly represented by the Company’s indebtedness transfer (previously classified as liabilities associated with assets held for sale) by virtue of the sale of the PT Portugal to Altice jointly with the receipt of cash in the same amount.

Payable authorizations and concessions - Current and Non-current

They correspond to the amounts payable to ANATEL due to the radiofrequency granting and authorizations to provide SMP, and concessions of STFC services, obtained through bids. The payable authorizations and concessions had a balance of R$919 million on December 31, 2015, a reduction of R$443 million or 33% in relation to December 31, 2014, especially as a result of repayments of principal and interest of the 3G or 4G radiofrequency granting, and the payment of lien on the concessions of STFC services.

Tax refinancing program - current and non-current

The tax refinancing account had a balance of R$795 million on December 31, 2015, a reduction of R$195 million that are related to the payment of installments of federal taxes.

Provisions - Current and Non-current

The provisions account had a balance of R$4,435 million on December 31, 2015, a decrease of R$697 million or 14% in relation to December 31, 2014. The effects of this variation are mainly represented as a result of: (i) reduction of R$325 million related to the review of the appraisal methodology for losses provisions in civil - corporate proceedings related to financial participation agreements, including statistical techniques, due to the greater expertise obtained in the matter; (2) increase in the volume of write-off as a result of payments and closure of proceedings in the amount of R$272 million.

Liabilities associated with assets held for sale

The liabilities associated with assets held for sale account corresponded to the classification of PT Portugal operations and African operations as liabilities associated with assets held for sale. With the sale of PT Portugal shares to Altice in June 2015, the indebtedness of one of the subsidiaries remained in the Company jointly with the receipt of the cash in the same amount, and subsequently reclassified as indebtedness of the Company. The remaining balance refers to the liabilities associated with assets held for sale of the African and Asian operations.

Other obligations - Current and Non-current

The other obligations account had a balance of R$4,224 million on December 31, 2015, an increase of R$687 million that are mainly related to the increase in the provisions of payable indemnifications.

Net Equity

Net equity balance was of R$20,399 million on December 31, 2015, an increase of R$1,089 million in relation to December 31, 2014. The effects of said variation are mainly represented by: (1) merger of the net assets of TelemarPart in the amount of R$7,292 million; (2) positive effects of exchange variations resulting from investments abroad in the amount of R$242 million; (3) year’s loss in the amount of R$5,581 million; and (4) effects of the reduction of other global results associated with hedge accounting operations and pension plans in the amount of R$563 million.

(h.3) Cash Flow

Cash Flow

During the year 2016, the use of net cash in the investment activities of continued operations consisted of, mainly, (1) investments in the amount of R$3,264 million in purchase of goods, intangible assets and equipment, mainly related to the Company’s data communication network expansion, and to the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net court deposits (consisting of deposits discounted from withdrawals and/or replacements) in the amount of R$660 million basically related to provisions for labor, tax, and civil contingencies.

During the year 2015, the cash received the funds from the sale of PT Portugal in the amount of R$17,218 million. The use of cash in the investment activities of continued operations consisted of, mainly, (1) investments in the amount of R$3.681 million in purchase of goods, intangible assets and equipment, mainly related to the Company’s data communication network expansion, and to the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net court deposits (consisting of deposits discounted from withdrawals and/or replacements) in the amount of R$1,006 million basically related to provisions for labor, tax, and civil contingencies.

During the year 2014, the use of net cash in the investment activities of continued operations consisted of, mainly, (1) investments in the amount of R$5,370 million in purchase of goods, intangible assets and equipment, mainly related to the Company’s data communication network expansion, and to the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net court deposits (consisting of deposits discounted from withdrawals and/or replacements) in the amount of R$938 million basically related to provisions for labor, tax, and civil contingencies. The effects of such cash use were partially compensated by the funds obtained in the sale of non-strategic assets in the amount of R$4,454 million, mainly associated with the receipt of the sale of Globenet in January 2014, and of the sale of mobile towers.

Cash flow used in financing activities

During the year 2016 we used the Company’s cash equivalents of continued operations mainly to: (1) pay for loans, financing, and derivatives in the amount of R$5,780 million, (2) pay for installments of licenses and concessions in the total amount of R$205 million, and (3) pay for installments within the scope of tax refinancing in the amount of R$97 million.

During the year 2015, the main financing sources for the continued operations were: (1) issue of Senior Notes in the amount of 600 million; and (2) disbursements of credit facilities and rotating credits in the approximate amount of USD1,600 million. For further information on the Company’s loans and financing, see item 10.1.(f) of this Reference Form.

We used the Company’s cash equivalents of continued operations mainly to: (1) pay for loans, financing, and derivatives in the amount of R$8,604 million, (2) pay for installments of licenses and concessions in the total amount of R$349 million, and (3) pay for installments within the scope of tax refinancing in the amount of R$93 million.

During the year 2014, the main financing sources for the continued operations were: (1) capital increase in the amount of R$8,230 million, (2) R$1,300 million raised by means of a Bank Loan Agreement in a revolving credit transaction, (3) USD98 million obtained through the Export Credit Facilities entered into between TMAR and EDC in July 2014, (4) USD92 million obtained through the Export Credit Facilities entered into with Oi and ONDD in March 2013, (5) disbursements with BNDES to support investments in the amount of R$836 million. For further information on the Company’s loans and financing, see item 10.1.(f) of this Reference Form.

We used the Company’s cash equivalents of continued operations mainly to: (1) pay for loans, financing, and derivatives in the amount of R$5,054 million, (2) pay for installments of licenses and concessions in the total amount of R$205 million, and (3) pay for installments within the scope of REFIS in the amount of R$870 million.

10.2.   Officers comments:

a)    results of the Company’s operations, especially:

The Officers of the Company present below their comments on the operating results of the Company, and especially describe the elements of the revenue and the factors that materially affect the operating results.

i) a description of any significant revenue element

The Company’s telecommunication services comprise:

•      Local landline phone services in Regions I and II, including installation, monthly subscription, measured services, collect call, and supplementary local services;

•      National and international long-distance services by means of landline phone services in Regions I and II and mobile phone services in Regions I, II, and III, using the provider selection codes for long distance, which are represented by the number “14” in the case of the Company, and by the number “31” in the case of TMAR;

•      Mobile phone services throughout the national territory, using 2G and 3G technology, as well as 4G technology;

•      Data transmission services, which include (1) ADSL services; (2) digital and analog lines lease exclusively to other providers, ISPs and corporate clients; (3) IP solutions; and (4) other data transmission services;

•      Use of own network (1) to complete calls initiated by other providers’ clients (interconnection services); or (2) by providers that do not own the required network;

•      Pay TV Services;

•      Traffic transport services;

•      Public Use Terminals;

•      Added value services, which include voice mail, caller identification and assistance to the directory, among others;

•      Advanced voice services for corporate clients, such as 0800 services (toll free number); and

•      Operation of the iG internet portal.

The revenue generation of each business segment is evaluated by the Management pursuant to a client segmentation in the following categories:

  Residential Services, with focus on selling landline phone services, including voice services, data communication services (broadband) and Pay TV;
  Personal mobility, with focus on selling mobile phone services to Postpaid and Prepaid clients and to mobile broadband clients; and
  Business / Corporate, which include business solutions to our corporate clients of a small, medium, and large size.

ii) factors with a material impact on operating results

The main factors that impacted the financial condition and the operating results of the Company, as per the Officers comments, are:

Increase rate of Brazil’s Gross Domestic Product and of the demand for telecommunication services

By virtue of being a Brazilian company with substantially all of its operations carried out in Brazil, the Company is affected by the economic conditions of the country. The annual variation rate of the Brazilian GDP was of -3.6% in 2016, -3.8% in 2015, 0.10% in 2014, and 2.7% in 2013. The Company’s Officers believe that the growth of the Brazilian GDP stimulates the demand for telecommunication services, and the Company also believes that the demand for those same services are relatively inelastic in periods of economic stagnation and that the effect of an economic slowdown or of a recession in Brazil on the Company’s revenue, due to the current international economic conditions, would not be relevant. However, a huge and prolonged deterioration of the Brazilian economic conditions could adversely affect the volume of subscribers and of the use of the services provided by the Company, and, consequently, of its operating revenues.

Between the financial years ended on December 31, 2016, and 2015, the number of our subscribers of mobile phone services decreased by 12.3%, and between the years ended on December 31, 2015, and 2014, by 5.6%, from 42.2 million in December 2016 against 48.1 million in December 2015, and 50.9 million in December 2014, while the number of landline services of Oi decreased by 5.0% between 2016 and 2015, and by 8.1% between 2015 and 2014.

Between the financial years ended on December 31, 2016, 2015, and 2014, the number of our mobile phone services subscribers decreased, on an annual basis, by 12.3% and 5.6%, respectively. From 42.2 million in December 2016 against 48.1 million in December 2015, and 50.9 million in December 2014, while the number of landline phone services of Oi was decreased by 5.0% between 2016 and 2015, after decreasing by 8.1% between 2015 and 2014.

Demand for Telecommunication Services;

Demand for Local Landline Phone Services

The penetration level of the landline phone services in Brazil is similar to those of countries with the same per capita income, and, just as it happened in another countries, the landline phone services clients base remained stable with a decrease tendency.

The demand for local landline phone services rendered by the Company remained stable during the last years, presenting a sensitive reduction in the number of landlines services of circa 5.0% between the financial year ended on December 31, 2016, and 2015, and which previously presented a reduction of 8.1% between 2015 and 2016.

The Company seeks to reverse a generalized tendency in the Brazilian telecommunications sector to replace local landline phone services with mobile phone services (1) by offering added value services to the landline phone services clients, mainly the subscription for broadband services, and (2) by fomenting the convergence of the telecommunication services through the offer of convergent packages of local landline phone services, long-distance services, mobile phone services, broadband, and pay TV. By virtue of those offers, the Company’s Officers hope the number of landline phone services remains stable or suffers a minor reduction during the next years. In December 2016, the fixed broadband services reached 52% of the residencies with Oi services.

The Company is subject, under ANATEL’s rules and concession agreements, to offer basic landline phone services plans to its residential clients with 200 minutes for use in the landline phone network to make local calls. The client of a basic plan pays a monthly fee for the service and when the local calls exceed the limit of the plan the Company charges a fee for each exceeding minute. However, the Company offers several alternative landline phone services plans with different offers to meet the different necessities and consumption profile of the market, proper to each client profile. A classic example is the unlimited plan for clients that make many calls per month with a fixed monthly payment to Oi. The Company registered an improvement in the loss of revenue with subscription due to a strategy launched in 2006 to adjust the offers to the clients profile and make them loyal.

The substantial increase in the number of users of mobile phone services in Brazil also had an adverse impact on the use of public phones. As a local landline phone services provider with public concession in Regions I and II, the Company is subject to ANATEL’s rules, and under the concession agreements entered into between them, the Company must meet certain targets to provide public phones in the entire concession area.  However, since the population is increasingly using mobile phones to male calls when there is no public or landline phone in the proximities, the number of public phones decreased in the last three financial years.

Demand for Mobile Phone Services

The Company’s Officers believe that the main reason by which its mobile phone services clients base was reduced to 42.1 in the financial year ended on December 31, 2016, against 48.1 million in the financial year ended on December 31, 2015, was the reduction in the prepaid terminals base from 39.3 in the Financial year ended on December 31, 2015, to 32.9 million in the financial year ended on December 31, 2016, due to the adverse economic situation faced by the country. The postpaid terminals base increased from 8.7 million at the end of the financial year ended on December 31, 2015, to 9.2 million at the end of the year 2016. The mobile phone services clients base suffered a reduction of circa 5.3% on December 31, 2016, when compared to December 31, 2015.

The mobile phone services market is highly competitive in the region wherein the Company operates. The average index of cancellations in the company’s mobile phone services segment, which represents the number of subscribers whose services is disconnected during a certain month (churn), voluntary or involuntary, divided by the number of subscribers in the beginning of each month has been decreasing. For such, we incurred in sales expenses with marketing and sales efforts intended to retain the current mobile phone clients and attract new clients, and (2) the discounts offered in promotional activities entail expenses in relation to our gross operating revenue of our mobile phone services segment.

The Company’s Officers hope that the mobile phone services segment continues to grow in terms of clients base, traffic volume, and added value services revenues.

Demand for Data Transmission Services

On December 31, 2016, the Company’s broadband services clients base was of circa 5.7 million, and remained stable with regard to December 31, 2015. The broadband services clients base was reduced from circa 5.9 million on December 31, 2014, to circa 5.7 million on the same date in 2015.

The Company’s Officers believe that maintaining the clients base is a result of changes in the consumers’ preferences, which lead to an increase in the number of landline phone services clients that appreciate the data transmission velocities available through the broadband services.

Effects of the mobile data transmission services expansion

In 2014, we continued investing in the expansion of the 3G and 4G coverage, with the increase in the coverage and competitive offers, with a greater focus on the access via postpaid mobile, where we increased our mobile clients base. With a greater focus on increasing the revenue and the penetration of data use by prepaid clients, we created offers for acquisition and developed several rentabilization actions for the prepaid data users base.

Betting on differentiation, we have strongly extended the Oi WiFi network, increasing the hotspots throughout Brazil.

The Company has been expanding investments in the network infrastructures to offer 3G, 4G, and WiFi services. We have financed the purchase and installation of our network equipment by means of loans and financing, including financing with our suppliers.

Pursuant to the radiofrequency licenses of 3G radio, the Company had, until 2016, certain service expansion obligations that require capital investments, said obligations were fully satisfied. If the Company is not capable of honoring those capital investments by using its operating cash flow, the Company may incur additional indebtedness or even suppliers financing obligations, which would increase its total indebtedness and net financial expenses.

In order to accelerate the implantation, it considers a configuration of radio sharing (Radio Access Network), in which the LTE eNode B is shared with another provider.

On December 31, 2016, our 2G mobile access network, composed of 13,850 active radio stations, comprised 3,404 cities, or 93% of the Brazilian urban population. We have GPRS coverage in 100% of the covered locations, and EDGE coverage in all state capital cities. In the same period, our 3G mobile access networks, composed of 9,621 active base radio stations, covered 1,483 cities, or 80% of the Brazilian urban population. We have HSPA coverage in all state capital cities. Additionally, on December 31, 2016, our 4G access networks, composed of 6,644 active radio stations, comprised 277 cities, or 62,5% of the Brazilian urban population.

In addition to the mobile access networks, the Company also had Wi-Fi hotspots in public areas, such as cafeterias, airports, and malls. Since 2012, we offer urban wireless networks outdoors, including in the neighborhoods of Copacabana and Ipanema, in the City of Rio de Janeiro. On December 31, 2016, our Wi-Fi network consisted of two million hotspots, with access to broadband compatible with two million access points provided by Fon Wireless Ltd., or Fon, which allows that our clients access the Fon lines throughout the world. Clients who subscribe for compatible plans may browse in the 4G network of Oi, if they have a device and a chip that allow for the use of the technology. Clients may check the coverage area of the 4G network of Oi on the website.

Accordingly, we managed to expand the mobile internet portfolio and serve all kinds of clients within the mobile segment.

b) variances in revenues on account of changes in prices, exchange rates or inflation indexes, changes in volumes, and launch of new products and services.

The Officers comment below the variances in revenues on account of changes in prices, exchange rates or inflation indexes, changes in volumes, and launch of new products and services:

Prices, changes in volumes, and launch of new products and services

The officers understand that the Company is under increasingly pressure to reduce the rates in response to the price competition. This price competition is usually under the form of special promotional packages, including, subside to purchase mobile devices, traffic use promotions, and incentives to make calls within the mobile phone services provider own network. The competition with services plans and promotions may entail an increase in the market expenses and the Company’s costs to attract clients, which could adversely affect its operating results. The Company’s incapacity to effectively compete with such packages could result in the loss of its market share, adversely affecting its operational revenue and profitability.

This competitive environment is highly affected by key tendencies, among which we highlight:

•         Service and technology conversion: the service and technology convergence allows that telecommunication service providers, which were then limited to offer only a single service, to offer several services in other industry sectors, such as the broadband services offered by the cable TV providers and the mobile phone services providers (through the 3G and 4G technology), in addition to the Oi WiFi network, as well as the landline phone services transmitted by mobile phone services.

•         Consolidation: the consolidation invaded the telecommunication sector throughout the Latin America, including Brazil. Such consolidation led to the formation of huge conglomerates that profited both from the scale economies and the capacity to carry out coordinated actions in different segments of the industry, obtaining competitive advantages in an environment that is also characterized by the media and telecommunication services convergence.

•         Convergent services offer: the telecommunication services providers started to offer convergent packages that they were not able to offer independently.

In answer to these competition pressures, (1) the Company may start to offer its services for rates lower than the caps established by ANATEL, (2) may periodically offer its services with promotional discounts or additional services free of charge jointly with the purchase of any of its services. The Company registers the services sold thereby for fees lower than the ones established in its plans or the fees approved by ANATEL, and the fee of the services offered with discount or free of charge as discounts and returns in its financial statements.

Inflation:

The fees of the telecommunication services are subject to extensive regulation by ANATEL. The fees of the local landline phone services, long-distance services, mobile phone services rendered by the Company, as well as interconnection with its landline phone services network, and the EILD and SLD services are subject to regulation by ANATEL. We need to receive ANATEL’s approval before offering new landline or mobile phone services plans. The fees established or approved by ANATEL for the services rendered by the Company serve as a cap for the fees charged thereby, and the Company is authorized to offer discounts for the phone services fees approved by ANATEL. After determination of approval of the fees by ANATEL, the cap is subject to an annual adjustment in accordance with the inflation, measured by the Telecommunication Services Index (IST) index. The cap for the local landline phone services plans is adjusted by the inflation measured by the IST minus the productivity gains obtained by us and by the local landline phone services sector as a whole. Between January and December 2014, the IST index was appraised at 5.72%.

Exchange rate

The Company operates mainly in Brazil and its operating revenues are not materially affected by foreign exchange changes.

c) the impact of inflation, variation in the main input and product prices, currency and interest rate on the Company’s operating and financial results, if any

Officers’ comments on the impact of inflation and price variation of inputs and products on the operating results:

The Company’s officers understand that in this current scenario of inflation at levels closer to the target established by the Central Bank, the Company’s costs and expenses tend to be under less pressure, as well as its operating and liquidity margins. Still, the Company keeps using efforts to seek initiatives to reduce costs and optimize the use of its funds. In this regard, in 2016, the efforts used compensated the increases arising out of the inflation impact.

At the end of 2014, the Company established as one of the bases of its operational plan the focus on efficiency and productivity and reduction of costs. As a consequence of the execution of this plan, in 2016 Oi reduced 2.0% of regular costs in the Brazilian operations compared with 2015, amounting R$18,824 million in the year. Considering a 6,3% inflation in 2016, this performance meant an actual reduction of almost 13% in Opex. In the quarter, regular Opex of the Brazilian operations decreased by 4.8% in relation to the 4Q15 and remained stable in relation to the previous quarter. Furthermore, it is important to emphasize that two-thirds of the existing agreements in the Company have provisions of annual adjustments connected to inflation.

Rents and insurances expenses in the Brazilian operations were of R$1,097 million in the 4Q16, an annual increase of 14.8%, which is especially due to greater expenses with vehicles resulting from the merger of the operations of PSRs and the contractual increase of submarine cables capacity (Globenet). In relation to the 3Q16, there was an increase of 5.1% resulting basically from the settlement of accounts with other service providers in relation to the rent of towers and equipment.

Officers’ comments on the impacts of the exchange rates and interest rates on the financial results

All services and operating expenses of the Company are substantially incurred in Reais in Brazil. Therefore, changes in the exchange rates are not expected to materially impact the operations.

On December 31, 2016, the consolidated gross debt of Oi S.A. - Under Judicial Reorganization, was of R$48,191 million, representing a reduction of 12.35% in relation to the financial year ended on December 31, 2015, when the amount of the consolidated gross debt was of R$54,981 million. It is important to emphasize, however, that considering the deferment of the judicial reorganization petition in June 2016, the burdensome financial liabilities of the Company are included in the creditors list, which are currently the object of renegotiation and to be paid under the Judicial Reorganization Plan. After the filing of the judicial reorganization petition, the payment of all interest and principal of loans and financing by the Company is suspended.

	2016	2015	Variation %
Financial results
Financial revenue	1.372	4.905	(72,0)
Financial expenses	(4.669)	(13.308)	(64,9)

Financial revenue. The financial revenue decreased by 72.0% or R$3,533 million, to R$1,372 million in 2016 compared to R$4,905 million in 2015, especially due to a reduction of R$3,753 million in the revenues from exchange variation on the financial applications abroad.

Financial expenses. Financial expenses decreased by 64.9% or R$8,639 million, to R$4,669 million in 2016 compared to R$13,308 million in 2015, especially due to: (1) a reduction of R$7,136 million in the exchange variation expenses and transactions with derivative financial instruments due to the positive effect of net exchange variation of the derivative transactions effects of R$2,204 million in 2016, compared with the negative effect occurred in the amount of R$5,111 million, especially due to a 16.5% appreciation of the Real against Dollar, and a 19.1% appreciation of the Real against Euro during the year of 2016. With regard to the debt renegotiation within the scope of the judicial reorganization, the transactions with derivative instruments were written off throughout 2016, and in December 2016 the Company had no longer transactions with derivative instruments in force; (2) a reduction of R$764 million in the expenses with financial investment losses classified as assets held for sale, especially due to the depreciation of the fair value of the financial investment at Unitel in the amount of R$970 million in 2016 against R$2,208 million in 2015; and (3) a reduction of R$514 million in the expenses with interest on payable loans and debentures.

For further information with regard to the impact of inflation, exchange, and interest rate on the operating results and on the financial results of the Company, see items “4.1”, “5.1”, and “5.2” of this Reference Form.

10.3.   Comments by the officers on relevant effects which the events below have caused or that one expects they may cause on the financial statements and income of the Company:

The information presented below was evaluated and commented on by the Company’s Officers:

a) introduction or disposal of operating segment

On May 5, 2014, the Company acquired PT Portugal, and since then, it has fully consolidated its income, assets and liabilities. With the disposal of the shares of PT Portugal to Altice and approval of measures in preparation for the sale of Africatel, mentioned in item ii below, the Company classified the transactions of PT Portugal and the transactions in Africa as assets held for sale and liabilities associated to assets held for sale, in conformity with CPC [Comitê de Pronunciamentos Contábeis] Accounting Pronouncements Committee 31/IFRS 5.

With the sale of the shares of PT Portugal to Altice in June 2015, the income from the sale of the investment was presented as discontinued transactions in single line in the income statement.

b) organization, acquisition or disposal of corporate interest

The Company’s financial statements had impacts resulting from acquisitions and disposals of corporate interests, the most significant being those described below. For additional information on these transactions, see item 15.7 of the Reference Form.

ARM Engenharia/Rede Conecta

In October 2012, the Company and certain of its subsidiaries executed a service agreement with ARM Tecnologia e Serviços de Engenharia S.A. (“ARM Engenharia”) for installation, operation and corrective and preventive maintenance relative to the external plant and associated equipment of Oi and its subsidiaries, public telephones and optic fiber and data communication networks (including broadband access services) in the states of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe, Bahia, Amazonas, Roraima, Pará, Amapá, Rio Grande do Sul, Paraná and Santa Catarina and, in January 2012 in the state of São Paulo.

In April and May 2016, Serede, an indirect wholly-owned subsidiary of the Company, acquired the corporate establishments of ARM Engenharia in the states of Rio Grande do Sul, Santa Catarina and Paraná, and started to manage and conduct such operations. Also, in May 2016, Serede executed with the shareholders of ARM Engenharia a contract for the acquisition of all shares issued by said company. The transaction was concluded on June 27, 2016, after satisfaction of the conditions precedent provided in contract, common in transactions of the same nature, including the conclusion of legal and financial audit at ARM Engenharia and the obtainment of approval by the Administrative Council for Economic Defense [CADE - Conselho Administrativo para Defesa Econômica]. On the same date, the corporate name of ARM Engenharia was changed to Rede Conecta – Serviços de Rede S.A..

Telemont - RJ

In October 2015, Serede, an indirect subsidiary of the Company acquired and incorporated the shares of Telemont in the state of Rio de Janeiro. Telemont maintains the provision of the external plant in the other states where it has a partnership with the Company.

PT Portugal

In May 2014, in conformity with the business combination plan between the Company and Pharol SGPS S.A. (new corporate name of Portugal Telecom, SGPS, S.A. - “PT SGPS” or “PT”), the Company’s capital increase, approved by the Board of Directors, in April 2014, was paid up, whereas the portion subscribed by PT was paid up by means of the Company’s contribution of all the shares issued by PT Portugal SGPS, S.A. (“PT Portugal”).

PT Portugal and its controlled companies operated essentially in the telecommunications and multimedia sector, in Portugal (referred to as operating segment “Telecommunications in Portugal”) and in other countries in Africa and Asia (referred to as operating segment “Other businesses”).

Disposal of the Shares of PT Portugal to Altice

On December 9, 2014, the Company and Altice Portugal S.A. (“Altice PT”), a wholly-owned subsidiary of Altice S.A. (“Altice”), executed a purchase and sale agreement of all the shares of PT Portugal to Altice PT, involving substantially the transactions conducted by PT Portugal in Portugal and Hungary.

On January 22, 2015, the shareholders of PT SGPS approved that Oi disposed of all the shares of PT Portugal to Altice PT, pursuant to the terms and conditions of the Stock Purchase Agreement. Thus, the suspensive condition provided in said agreement for its effectiveness was implemented.

On June 02, 2015, after compliance with all the preceding contractual conditions, the disposal of the entire corporate interest held by the Company in PT Portugal to Altice PT was effectuated, involving substantially the transactions conducted by PT Portugal in Portugal and Hungary.

For the acquisition of PT Portugal, Altice Portugal disbursed the total amount of 5.789 billion Euros, of which 4.920 billion Euros was received, in cash, by Oi and 869 million Euros were allocated to immediately settling debts of PT Portugal in Euros. The final price is subject to eventual post-closing adjustments to be calculated in the next months as a result of alterations in the cash, debt and working capital positions on the closing date.

Approval of preparatory measures for the sale of Africatel

At a meeting of the Board of Directors, held on September 16, 2014, Oi’s management was authorized to adopt the measures necessary to dispose of the Company’s interest in Africatel, representing 75% of the capital stock of Africatel, and/or its assets. Oi would lead the process of sale, notwithstanding the fact that it believed to be in the best interest of both shareholders of Africatel, in order to maximimize their investments, that such sale were made in coordination with Samba Luxco, an affiliated company of Helios Investors L.P., which held at the time the remaining 25% of the capital stock of Africatel. Oi was pledged to work with its local partners and each of the operating companies in which Africatel had invested in order to ensure a coordinated transition of its interest in these companies.

Notwithstanding the above, our indirect subsidiary Africatel GmbH & Co. KG, (“Africatel GmbH”), direct holder of Oi’s investment in the capital of Africatel, received, on September 16, 2014, correspondence from Samba Luxco, through which Samba exercised an alleged Put of the shares held by it in Africatel (“Put”), in accordance with this company’s Stockholders’ Agreement. According to the correspondence, the Put would result from the indirect transfer of the shares of Africatel, which before were held indirectly by Pharol, to the Company to pay up the capital increase concluded in May 2014. In this letter, Samba Luxco alleged that it was exercising the supposed Put and, consequently, required that Africatel GmbH acquired its shares in Africatel.

The Company deems that there was no act or fact, which, pursuant to the terms of the Stockholders’ Agreement of Africatel, allows for the exercise of the Put. Accordingly, without prejudice to the value that the Company places in maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH decided to dispute such excercise of the Put by Samba Luxco, pursuant to the terms of the Stockholders’ Agreement of Africatel, which was duly informed in a reply by Africatel GmbH to the letter of Samba Luxco, on September 26, 2014.

Thus, on November 12, 2014, the International Arbitration Tribunal of the International Chamber of Commercer notified Africatel GmbH that Samba Luxco had commenced arbitration proceedings against Africatel GmbH to apply the alleged Put or, as an alternative, certain rights and demands. Africatel GmbH submitted its answer to the request of Samba Luxco for arbitration on December 15, 2014. The arbitration tribunal was convened on March 12, 2015, and Africatel GmbH submitted its defense on October 9, 2015.

At the same time that it intended to decisively defend Africatel GmbH in these proceedings, Oi also focused its efforts on the sale of Africatel and/or its assets, as it believed that, if this objective were successfully achieved, the arbitration that had been commenced would lose its purpose.

On June 16, 2016, PT Participações, Africatel GmbH and Africatel, all subsidiaries of the Company, executed a series of contractual instruments with Samba Luxco, whose main objective was to settle and discontinue the arbitration proceedings.

Among the instruments executed are included amendments to the Africatel’s Stockholders’ Agreement and a Settlement and Share Exchange Agreement – “SSEA”), by which Samba Luxco should, at the time of implementation of the agreement: (i) terminate the arbitration proceedings in progress and release Oi’s subsidiaries with respect to all past and current claims related to alleged violations of Africatel’s Stockholders’ Agreement, which were raised in the arbitration, (ii) waive certain approval rights that it had in accordance with the Stockholders’ Agreement of Africatel, and (iii) transfer to Africatel 11,000 shares representing the capital stock of Africatel, each at the par value of € 1.00, reducing the interest of Samba Luxco in Africatel from 25% to 14%. In compensation, Africatel should transfer to Samba Luxco its interest of approximately 34% in the capital stock of the Namibian telecommunications operator Mobile Telecommunications Limited (“MTC”).

On January 31, 2017, having in view the obtainment of the necessary regulatory and anti-competition approvals and compliance with the other contractual conditions, the transactions set forth in the contractual instruments executed on June 16, 2016 were implemented. Thus, Samba Luxco reduced its shareholding interest in Africatel to 14,000 shares and Africatel transferred to Samba Luxco all of its interest in MTC.

Samba Luxco also released Africatel GmbH, Africatel, Pharol and their affiliates and successors from all claims presented in the arbitration, irrevocably and unconditionally. The parties requested to the arbitration tribunal constituted in accordance with the rules of the International Chamber of Commerce to issue an Award for Consent, whose objective was to record the terms of the agreement provided in the SSEA, in accordance with which the arbitration must be terminated and the Oi subsidiaries granted release with respect to all past and current claims of Samba Luxco related to alleged violations of the Stockholders’ Agreement of Africatel, raised in the arbitration.

With respect to the indirect interest of Africatel in Unitel, through its subsidiary PT Ventures, it should be emphasized that, on October 13, 2015, PT Ventures commenced arbitration proceedings against the other shareholders of Unitel, by virtue of the violation, by them, of several rules of the Stockholders’ Agreement of Unitel and of Angolan law, including the fact that such shareholders had led Unitel not to pay the dividends due to PT Ventures and to withhold information and clarifications on such payment. On October 14, 2016, PT Ventures filed its statement of claim, accompanied by a financial expert report. The amount demanded by PT Ventures is US$ 3,036,494,891, plus interest until the date of effective payment by the Respondents, totaling US$ 3,400,847,957 on October 14, 2016, in accordance with the financial expert’s report.

Additionally, on October 20, 2015, PT Ventures filed a declarative action of conviction against Unitel, at an Angolan Court, to have recognized the right of PT Ventures to receive the outstanding amounts of the dividends declared in 2010, as well as of the dividendos relative to fiscal years 2011, 2012 and 2013.

The other shareholders of Unitel affirmed to PT Ventures that they understand that the sale by Pharo of a minority interest in Africatel to Samba Luxco in 2007 constitutes violation of the stockholders’ agreement of Unitel. PT Ventures challenges this interpretation of the provisions pertaining to Unitel’s stockholders’ agreement and understands that such provisions apply only to the transfer of shares in Unitel by PT Ventures. Until the date of this report, the Company had not been notified of any proceedings in progress in relation to the sale by Pharol of a minority interest in Africatel to Samba Luxco.

Mobile Towers

On March 31, 2014, the disposal to SBA Torres Brasil Ltda., by Telemar Norte Leste S.A. and BRT Serviços de Internet S.A., subsidiaries of the Company, of shares representing 100% of the capital stock of one of its controlled companies, which had 2,007 mobile telephony telecommunications towers, was concluded. The earnings recorded in other operating revenues, less expenses associated to the transaction, were BRL 1.3 billion.

On December 01, 2014, the disposal to SBA Torres Brasil Ltda., by Telemar Norte Leste S.A. and BRT Serviços de Internet S.A., subsidiaries of the Company, of shares representing 100% of the capital stock of its controlled companies, which held 1,641 mobile telephony telecommunications towers, was concluded. The gain recorded in other operating revenues, with the expenses associated to the transaction deducted, was BRL 1.1 billion.

c) unusual events or operations

Not applicable, having in view that relevant unusual events or transactions did not occur, in the fiscal years ended on December 31, 2016, 2015 and 2014, which could cause relevant impacts now or in the future on the financial statements.

10.4.    Comments by the officers on:

a.   Significant changes in accounting practices

The officers of the Company inform that there were no changes in the Company’s accounting practices in the fiscal years ended on December 31, 2016, 2015 and 2014. The Company adopted all the standards, revisions of standards and interpretations issued by the Accounting Pronouncements Committee [Comitê de Pronunciamentos Contábeis] (CPC), by IASB and by the regulatory bodies which were in force on December 31, 2016.

b.   Significant effects of the changes in accounting practices

The officers clarify that the financial statements relative to the fiscal year ended on December 31, 2015 were presented again, aiming at presenting, retrospectively, the effects of the net book value related to the accounting treatment of the plus value of assets recorded in the non-current assets of TmarPart, with effects from September 1, 2015, date of approval of the acquisition of TmarPart by Oi. The account treatment of the plus value was the subject of a material fact published by the Company on August 1, 2016. The officers clarify that no significant effects or alterations occurred in the accounting practices in the fiscal years ended on December 31, 2015 and 2014.

With respect to the net book value of TmarPart, it should be mentioned that on June 30, 2015, it had been recorded in the balance sheet of TmarPart plus value of the fixed and intangible assets of BRL 6,347 million, net of taxes. Based on the corporate events occurred between June 30, 2015 and the date of organization on September 1, 2015, especially the discontinuation of the Shareholders’ Agreements then in force in relation to TmarPart and the approval, by the Company’s Extraordinary General Meeting, held on September 1, 2015, of the commencement of the term for voluntary conversion of preferred shares into common shares of the Company and of the Company’s acquisition of TmarPart, in the accounting and legal external technical opinions obtained by the Company and considering the absence of a specific account rule on acquisitions of entities under common control in the International Financial Reporting Standards (“IFRS”) and accounting practices adopted in Brazil and the existence of interpretations indicating that, in acquisitions, maintenance or reversal of plus value is a choice of accounting policy, the Company had not recorded said plus value in its balance sheet.

Pursuant to the terms of ICPC 09 (R2), items 77 and 78 and in CVM Instruction 319/1999, on December 7, 2015, the Company submitted a technical consultation to CVM -Comissão de Valores Mobiliários [the Brazilian Securities & Exchange Commission] and, on July 29, 2016, received Official Letter No. 149/2016-CVM/SEP/GEA-5 from the Superintendence of Relations with Companies of CVM [Superintendência de Relações com Empresas da Comissão de Valores Mobiliários] ("SEP"), containing a statement by SEP with respect to the consultation formulated by the Company with respect to the treatment of plus value. According to the understanding of SEP, "the plus value must not be written off from TmarPart, but kept in the net book value to be incorporated to Oi, observing the basis of valuation of the net assets acquired by virtue of the combination of business between independent parties occurred at the time of the acquisition of Brasil Telecom S.A.". The Company filed an appeal to the Collegiate Body of CVM against the decision of SEP, pursuant to the terms of CVM Resolution No. 463/2003, on August 15, 2016.

The Company in the process of annual closing of fiscal year 2016 reevaluated the situation being analyzed and, considering the content of the conclusion contained in said official letter, is resubmitting its financial statements relative to the fiscal year ended on December 31, 2015, the adjustments made being demonstrated on the tables below:

In thousands of reais

	Controlling Company			Consolidated
	Balance originally presented on 12/31/2015	Combination of business	Adjusted balances on 12/31/2015	Balances originally presented on 12/31/2015	Combination of business	Adjusted Balances on 12/31/2015
Current assets	12.472.401		12.472.401	38.067.009		38.067.009
Non-current assets	47.080.393	5.992.794	53.073.187	58.947.797	5.992.794	64.940.591
Deferred taxes recoverable	6.461.517	(3.087.196)	3.374.321	8.883.002	(3.087.196)	5.795.806
Fixed assets	5.498.089	512.921	6.011.010	25.497.191	512.921	26.010.112
Intangible assets	232.925	8.567.069	8.799.994	3.301.771	8.567.069	11.868.840
Other assets	34.887.862		34.887.862	21.265.833		21.265.833
Total assets	59.552.794	5.992.794	65.545.588	97.014.806	5.992.794	103.007.600
Current liabilities	13.422.188		13.422.188	25.574.071		25.574.071
Non-current liabilities	32.914.942		32.914.942	57.034.524		57.034.524
Shareholders’ equity	13.215.664	5.992.794	19.208.458	14.406.211	5.992.794	20.399.005
Capital reserves	7.016.003	6.226.371	13.242.374	7.016.003	6.226.371	13.242.374
Accumulated losses	(9.672.334)	(233.577)	(9.905.911)	(9.672.334)	(233.577)	(9.905.911)
Others	15.871.995		15.871.995	17.062.542		17.062.542
Total liabilities	59.552.794	5.992.794	65.545.588	97.014.806	5.992.794	103.007.600

Reconciliation of the Shareholders’ equity on December 31, 2015:

In thousands of reais

	Controlling Company	Consolidated

Shareholders’ equity originally presented	13.215.664	13.215.664
Interests of non-controlling parties originally presented		1.190.547
Total shareholders’ equity	13.215.664	14.406.211
Adjustments:
Combination of business	5.992.794	5.992.794
	5.992.794	5.992.794
Attributed to:
Controlling party	5.992.794	5.992.794
Non-controlling parties
Adjusted shareholders’ equity	19.208.458	20.399.005
Attributed to:
Controlling party	19.208.458	19.208.458
Non-controlling parties		1.190.547

Reconciliation of the Net income for the fiscal year ended on December 31, 2015:

In thousands of reais

	Controlling Company			Consolidated
	Balances originally presented on 12/31/2015	Combination of business (period from 09/01/2015 to 12/31/2015)	Adjusted Balances on 12/31/2015	Balances originally presented on 12/31/2015	Combination of business (period from 09/01/2015 to 12/31/2015)	Adjusted Balances on 12/31/2015
Revenue from sale of goods and/or services	6.228.990		6.228.990	27.353.765		27.353.765
Cost of goods and/or services sold	(2.534.058)	(353.906)	(2.887.964)	(15.308.634)	(353.906)	(15.662.540)
Gross income	3.694.932	(353.906)	3.341.026	12.045.131	(353.906)	11.691.225
Operating Expenses/Revenues	(6.872.072)		(6.872.072)	(9.342.735)		(9.342.735)
Income before financial income and taxes	(3.177.140)	(353.906)	(3.531.046)	2.702.396	(353.906)	2.348.490
Financial income	(3.490.748)		(3.490.748)	(8.403.100)		(8.403.100)
Income before taxes on profit	(6.667.888)	(353.906)	(7.021.794)	(5.700.704)	(353.906)	(6.054.610)
Income tax and social contribution on profit	664.838	120.329	785.167	(715.039)	120.329	(594.710)
Net income of continued transactions	(6.003.050)	(233.577)	(6.236.627)	(6.415.743)	(233.577)	(6.649.320)
Net income on discontinued transactions	1.068.142		1.068.142	1.068.142		1.068.142
Consolidated loss of income	(4.934.908)	(233.577)	(5.168.485)	(5.347.601)	(233.577)	(5.581.178)
Attributed to member of the controlling company	(4.934.908)	(233.577)	(5.168.485)	(4.934.908)	(233.577)	(5.168.485)
Attributed to non-controlling members				(412.693)		(412.693)

c.   Qualifications and emphases present in the auditor’s report

Disclaimer of opinion

The Company’s Officers clarify that the opinion of the independent auditors issued for the financial statements relative to fiscal year 2016 includes a paragraph on the basis for disclaimer of opinion associated to the court-supervised reorganization plan and recoverable value of assets. The Company clarifies that the Financial Statements for the fiscal year ended on December 31, 2016 were prepared based on the going concern assumption for the Company and in compliance with the applicable legal requirements, based on the management's assessment about the probability of closing a deal with the majority of creditors of the Oi Companies in reorganization proceedings and of the adoption and approval of the Court-Supervised Reorganization Plan. The Company has no reason to believe that it will not be possible to reach an agreement with the majority of creditors of the Oi Companies. In addition, the Board of Directors has a reasonable expectation that the Oi Companies may keep their usual activities, hoping that their contracts remain valid and effective during the entire reorganization proceedings. The continuity of the Company's operations depends, ultimately, on the success of the reorganization proceedings and on the realization of other forecasts of the Oi Companies. To this date, the Company has complied satisfactorily with all deadlines, legal requirements and obligations to which they are subject under the reorganization proceedings.

Although there are no indications to such effect, it is emphasized that these conditions and circumstances indicate the existence of significant uncertainty that may affect the success of reorganization proceedings and raise doubts about the ability of the Oi Companies to continue in operation.

With respect to the recoverable value of the Company's assets, the officers clarified that the Company evaluated the applicable procedures to ensure that the book value of the Company's assets are not recorded at a value that exceeds their recoverable value, in accordance with the rules of CPC 01, and understand that they have no reason to believe that the book value of assets is recorded at a value exceeeding the recoverable value.

The comments present in the auditor's report on the basis for disclaimer of opinion are found below:

Basis for abstention of opinion

Court-supervised reorganization plan and recoverable value of assets

In accordance with explanatory note No. 1 to the financial statements, on June 29, 2016, Oi S.A. and certain direct and indirect controlled companies joined the court-supervised reorganization plan. On September 05, 2016 the Company’s Board of Directors approved the Court-Supervised Reorganization Plan (“Plan”), whose process for approval by the General Meeting of Creditors [Assembleia Geral de Credores] (“AGC”) was pending until the date of conclusion of our works. There are still some discussions and questions in process on significant conditions of the Plan; therefore, it was not possible to determine at the current stage, what the effects will be, if any, on the current Plan. As a result of these subjects, it was not possible for us to conclude if the use of the prerequisite of operational continuity, basis for the preparation of these financial statements of the fiscal year ended on December 31, 2016, is appropriate, nor which the effects would be on the balances of the assets, liabilities and on the elements that make up the statements of income, comprehensive income, of changes in the shareholders’ equity and of cash flows, if the financial statements were not prepared considering this prerequisite. In view of this context of uncertainty, which may significantly affect the Company’s investment capacity in future operations, which would result in potential depreciation of the assets, the Management, until the date of finalization of our works, had not concluded the impairment test of assets as required by technical pronouncement CPC 01 (R1) (IAS 36) – Impairment of Assets. Consequently, it was not possible to determine if it would have been necessary to make adjustments in relation to the balances of the non-financial assets of the Company on December 31, 2016, as well as on the elements that make up the statements of income, comprehensive income, changes to shareholders’ equity and cash flows of the fiscal year ended on that date.  Additionally, our opinion on the financial statements of the fiscal year ended on December 31, 2015, contained a modification relative to the non-recognition of loss by impairment. Our audit report of the financial statements of the current year also included a modification as a result of the effect of this subject on the comparability of the values of the current fiscal year and corresponding amounts.

Other subjects – Value added statement

The individual and consolidated statements of value added [demonstrações valor adicionado] (DVA) relative to the fiscal year ended on December 31, 2016, prepared under responsibility of the Company’s management, are reconciled with the financial statements and accounting records, as applicable, and if their form and content are in accordance with the criteria established in Technical Pronouncement CPC 09 – Value added Statement. However, due to the relevance of the subjects described in the section entitled “Basis for abstention of opinion”, it was not possible for us to obtain appropriate and sufficient evidence to substantiate our opinion on these value added statements, nor if they were consistent in relation to the individual and consolidated financial statements taken as a whole. Consequently, we do not express an opinion or any other affirmation on them.

Qualifications

The Company’s Officers clarify that the independent auditors’ opinion issued for the financial statements relative to fiscal year 2015 includes a qualification on the non-recording of plus value on the incorporated assets of Telemar Participações S.A. (“TmarPart”), former controlling company of the Company, as well as on the impairment of said non-incorporated plus values assets.

As disclosed I explanatory note No. 1 to the financial statements, the acquisition of the shareholder TmarPart occurred on September 1, 2015 and as described in explanatory note No. 23.c to the financial statements, was not recorded in the net book value of this acquisition and did not include the plus value of the Company’s assets.

As pointed out by the Company’s management in said technical consultation to CVM, the Company is considering, supported on legal accounting technical opinions attached to its consultation, that at the time of the loss of control of the Company by TmarPart, resulting from the discontinuation of the shareholders’ agreements then in force, TmarPart did not consolidate the accounting information of Oi, at the same time as, in its accounting statements, it wrote off Oi’s investment (which contained the plus value) and recognized its investment in Oil at fair value, consequently, the plus value ceased to exist, pursuant to the terms of CPC 36(R2) items 25 and 26. Consequently, the financial statements of Oi after acquiring TmarPart, already without recording the plus value, enable one to understand the loss of direct and indirect control, of Oi, being, therefore, in full agreement with applicable accounting standards.

Additionally, the Company’s management points out that, even if one did not consider the write off of the recording of the plus value at the time of discontinuation of the shareholders’ agreements, as acquisition of discontinuation of the shareholders’ agreements, as TmarPart proceeded, at the time of the acquisition of TmarPart, the plus value should also be written off, having in view the understanding stated in the decision of CVM’s Collegiate Body in CVM Proceedings RJ 2012/9365, given that it represents the most beneficial treatment to Oi’s shareholders, by preventing that they could be impacted by the effects of the amortization of the plus value in Oi itself.

The management, in fact, emphasizes that ICPC 09 (R2) included items 77 and 78, determining that, while the Accounting Pronouncements Committee does not issue a standard that disciplines the method in accordance with which the transactions among entities under common control must be treated, the regulation in force issued by the body that regulates the entity must be applied or a specific accounting policy for treatment of these transactions must be developed, based on the prevalence of the economic substance in legal form. In this context, CVM Instruction No. 319/99, which established, with respect to the premiums whose economic foundation has been the acquisition of the right to exploitation, concession or permission delegated by the Public Authorities or the expectation of future income, that the companies must “make a provision, in the acquired entity, at least, in the amount of the difference between the value of the premium and of the tax benefit resulting from its amortization, which shall be presented as a reduction of the account in which the premium was recorded”.

Therefore, having in view that the Plus Value does not include any tax benefit resulting from its amortization, if the same had been recorded, recording of a reducing provision in the amount of the total amount of the total Plus Value would be due, which would be equivalent to write it off fully.

If the plus value had been included in the Company’s balance sheet, it would be subject to an annual imparity test, such as all the remaining assets held by the Company. Consequently, on December 31, 2015, the balances of the non-current assets and of the shareholders’ equity are presented understated by BRL 1,233,299 thousand, relative to the net balance of the Plus Value in the amount of BRL 9,079,988 thousand less the loss by impairment of BRL 7,211,353 thousand and of the tax effects of BRL 635,336 thousand. The loss of the fiscal year ended on that date is presenting understated by BRL 4,993,072 thousand, relative to the failure to record the amortization of the plus value of BRL 233,579 thousand and of the loss of its recoverable value of BRL 4,759,493 thousand, both net of tax effects.

The officers of the Company clarify that there were no qualifications in the independent auditors’ report on the individual and consolidated financial statements relative to the fiscal year ended on December 31, 2014.

Emphasis of matter

The Company’s officers clarify that the following emphases were included in connection with fiscal year 2015:

Operational continuity

The auditors draw attention to explanatory notes No. 1 e No. 3.4.3 to the financial statements, which describe the action plan established by the management to equalize the financial obligations to the Company’s generation of cash. These conditions, as well as the risk of the plan described not materializing indicate the existence of significant uncertainty which may raise significant doubt with respect to the capacity of operational continuity of the Company.

The Executive Board of the Company expects to meet its short term cash flow needs with the cash generated in its operations and with the liquidity position existing in its balance sheet. However, in view of the current economic scenario of the markets where Company acts and considering the profile of its medium and long term responsibilities, the Company announced on March 9, 2016, the hiring of PJT Partners as its financial advisor to help it in the evaluation of financial and strategic alternatives to optimize its liquidity and indebtedness profile.

Additionally, it is necessary to clarify that the Company’s financial statements for the fiscal year ended on December 31, 2015 were prepared with the prerequisite of continuity of the business, based on its cash flow forecasts prepared by the Executive Board. In any case, such estimates and forecasts depend on factors such as reaching traffic volumes targets, client base, launch of new combined products attractive to clients, sale prices of the services, foreign exchange variation and maintenance of the current conditions of financing and lines of credit not used. If one or more of the main assumptions considered are not reached, they may generate substantial uncertainties, generating doubts about the Company’s capacity to realize their assets and settle their obligations, as they are recorded for in the accounts.

Value added statements

The value added statements [demonstrações do valor adicionado] (DVA), both individual and consolidated, relative to the fiscal year ended on December 31, 2015, prepared under the responsibility of the Company’s management, whose presentation is required by the Brazilian corporate legislation, for publicly held companies, and as supplementary information by the IFRS, which do not require submission of the DVA. These statements were submitted to the same previously described audit procedures and, in our opinion, except for the effects of the subject described in the paragraph “Basis for opinion with qualification on the financial statements”, are adequately presented, in all of their substantial aspects, in relation to the financial statements taken as a whole.

The Company’s officers clarify that the following emphases were included in the financial statements relative to fiscal year 2014:

Investment in Unitel

The value of the investment in Unitel, S.A., of BRL 4,157 million on December 31, 2014, which includes the dividends receivable from this entity in the amount of BRL 944 million, was determined by the Management based on its economic and financial valuation so as to reflect the best estimate of its fair value. We draw the attention to the uncertainties disclosed in Explanatory Notes No. 1 and No. 28 to the financial statements, given that once the realization amount of said investment depends on the materialization of the prerequisites assumed in said valuation and with respect to the conditions of sale of interest in Unitel. Our opinion does not contain qualification related to this subject.

Discontinued transactions

The auditors draw attention to explanatory note No. 28 to the financial statements, which describes the conclusion of approval of the Board of Directors of Oi S.A. of the general terms and conditions for the sale of all the shares of PT Portugal, SGPS, S.A., Altice Portugal S.A., a subsidiary held by Altice, S.A. This decision was subsequently approved on January 22, 2015, at a general meeting of the shareholders of Portugal Telecom, SGPS, S.A., whereas the effectiveness of the contract also depends on obtaining the necessary competition authorizations, pursuant to the applicable law. To this effect, on December 31, 2014, the Company recorded in its individual and consolidated financial statements a loss for adjustment to fair value, such as discontinued operations, the amount of BRL 4,164 million.

Value added statements

The individual and consolidated value added statements of (DVA), relative to the fiscal year ended on December 31, 2014, prepared under the responsibility of the Company’s management, whose submission is required by the Brazilian corporate legislation for publicly held companies, and as supplementary information by the IFRS, which do not require submission of the DVA. These statements were submitted to the same previously described audit procedure and, in our opinion, are adequately presented, in all their substantial aspects, in relation to the financial statements taken as a whole.

10.5.    Critical accounting policies adopted by the Company (including accounting estimates made by management on uncertain and relevant matters for description of the financial situation and of the income, which require subjective or complex judgments, such as: provisions, contingencies, recognition of revenue, tax credits, long duration assets, useful life of non-current assets, pension plans, adjustments of conversion into foreign currency, environmental recovery costs, criteria for impairment test and financial instruments)

The Company’s Officers clarify that the Company’s Individual and Consolidated Financial Statements were prepared in accordance with the IFRS – “International Financial Reporting Standards” issued by IASB – “International Accounting Standards Board” and also in accordance with the pronouncements, interpretations and guidance issued by CPC – [Comitê de Pronunciamentos Contábeis] Accounting Pronouncements Committee and approved by CVM [Comissão de Valores Mobiliários] – Brazilian Securities Commission, in force on December 31, 2016, which are the same followed for the Financial Statements of December 31, 2015 and December 31, 2014.

When preparing the Financial Statements, the Company’s Management uses as bases estimates and assumptions derived from historical experience and other factors, including expectations of future events, which are considered reasonable and relevant. The application of the estimates and assumptions frequently require judgments related to matters which are uncertain, with respect to results from transactions and to the value of assets and liabilities. Operating income and financial position may differ if the experiences and assumptions used in the measurement of estimates are different from actual results. The Company’s officers understand that estimates which have significant risk of causing substantial adjustments on the accounting balances of assets and liabilities are listed below:

Recognition of revenue and accounts receivable

The Company’s revenue recognition policy is significant because it is a relevant component of operating income. The determination of prices by the management, the capacity of collection and the rights to receive certain revenues by using the network are based on judgments related to the nature of the tariff charged for services provided, the price of certain products and the power to collect these revenues. If changes in conditions cause the Management to deem that these criteria are not being met in certain transactions, the value of the accounts receivable may be affected. Additionally, the Company depends on measurement guidelines for certain revenues in accordance with the rules established by ANATEL.

Provision for doubtful debts

The provision for doubtful debts is established to recognize probable losses from accounts receivable, taking into consideration the measures implemented to restrict the provision of services to customers with overdue accounts and to collect from defaulting customers.

There are situations of agreements with certain customers to collect overdue accounts, including agreements which allow customers to settle their unpaid bills in installments. The amounts which we effectively fail to receive for these accounts may be different from the value of the provision established, and additional provisions may be necessary.

Depreciation and amortization of assets with established useful life

Assets with established useful life of the fixed and intangible assets are depreciated and amortized, respectively, using the linear method in the course of the useful life of the relevant assets. The rates of depreciation and amortization of the most relevant assets are demonstrated in the explanatory notes to the Company’s financial statements.

The useful lives of certain assets may vary between the fixed and mobile line segments. The Company reviews the useful lives of these assets annually.

Impairment of long duration assets

The recoverable values of long duration assets are determined based on comparison among calculations of the value in use and the sale value. These calculations require the use of judgments and assumptions which may be influenced by different external and internal factors, such as economic trends, trends of the industry and interest rates, changes in business strategy and changes in the type of services and products which the Company supplies to the market. The use of different assumptions may significantly alter our Financial Statements.

Provisions

The Company recognizes provisions for losses in judicial proceedings processed in the labor, tax and civil spheres, as well as administrative proceedings. The recognition of the provision for losses in legal proceedings is based on the assessment of the risk of loss in each procedure, which includes the assessment of available evidence, recent decisions and statistical assumptions, and reflects reasonably estimated provisions, as evaluated by the Management, its legal assistance and external counsel. It is possible that the assumptions used to estimate the provision for losses in legal proceedings change, and may, therefore, result in changes in future provisions for losses in legal proceedings.

Fair value of financial assets available for sale

The financial assets available for sale related to the investment in Unitel and Cabo Verde Telecom were initially valued at fair value in accordance with the operating assets that served as a basis for valuation of the capital increase of PT and were restated considering eventual impacts from events occurred in connection with the investment, especially legal proceedings commenced against Unitel and its members in 2015. The estimates presented may not necessarily indicate the amounts which may be obtained in the current market. The uses of different assumptions to calculate fair value could have substantial effect on the values obtained and do not necessarily indicate the amount of cash that the Company would receive in the case of settling these transactions.

Deferred income tax and social contribution

The Company recognizes and liquidates taxes on income based on the results of transactions calculated in accordance with Brazilian corporate legislation, considering the precepts of the tax legislation, which are significantly different from the values calculated for the CPCs and IFRSs. In accordance with CPC 32 (IAS 12), the Company recognizes deferred tax assets and liabilities based on the differences existing between accounting balances and the tax bases of assets and liabilities.

The Company regularly reviews assets from deferred taxes with respect to recoverability and recognizes a provision for impairment if it is probable that these assets are not realized, based on the historic taxable profit, projection of future taxable profit and on the estimated time of reversion of existing temporary differences. These calculations require the use of estimates and assumptions. The use of different estimates and assumptions could result in provision for impairment of all or a significant portion of assets from deferred taxes.

Benefits to employees

Actuarial valuation is based on assumptions and estimates with respect to interest rates, return on investments, inflation levels for future periods, mortality indexes and employment level forecasts related to liabilities with retirement benefits. The accuracy of these assumptions and estimates shall determine the creation of sufficient reserves for costs with accumulated pensions and health plan and the amount to be furnished each year such as costs with retirement benefits.

Such assumptions and estimates will be subject to significant fluctuations due to different internal and external factors, such as economic trends, social indicators, and our capacity to create new jobs and retain our employees. All the assumptions are reviewed on each base date. If these assumptions and estimates are not accurate, there may be the need to revise the provisions for retirement benefits, which could significantly affect the Company’s income.

10.6.    Relevant items not evidenced in the Company’s financial statements

Not applicable, given that there are no relevant items that are not evidenced in the Company’s financial statements.

a) assets and liabilities held by the Company, directly or indirectly, as off-balance sheet items, such as: i) commercial leases, as lessor and lessee; ii) written-off receivables portfolios on which the entity has risks and responsibilities, indicating the relevant liabilities; iii) forward purchase and sale agreements for products or services; iv) unfinished construction agreements; and v) contracts for future receipts from loans

Not applicable, given that there are no other assets and liabilities held by the Company that are not presented in the financial statements.

b) Other items not evidenced in the financial statements

Not applicable, given that there are no items that are not evidenced in the Company’s financial statements.

10.7.    Comments by the officers on each of the items not evidenced in the financial statements indicated in item “10.6”

Not applicable, given that there are no items that are not evidenced in the Company’s financial statements.

a)     how do such items change or may change revenues, expenses, operating income, financial expenses or other items of the financial statements of the issuer

Not applicable.

b)     nature and purpose of the transaction

Not applicable.

c)     nature and amount of the obligations assumed and of the rights generated for the benefit of the issuer as a result of the transaction

Not applicable.

10.8.    Comment by the officers on the main elements of the Company’s business plan:

(a) (i) quantitative and qualitative description of investments in progress and projected investments;

The Company’s Officers present below a quantitative and qualitative description of investments in progress and projected investments:

The Company’s Officers believe that investments are important to meet the forecasted demand, increasing operational efficiency. In order for these effects to occur in an organized way, enabling the Company’s sustainable growth, through the provision of fixed network services, which include (i) voice and data services, relying on equipment installed in distributed presence points, (ii) telephone exchanges, (iii) data communication equipment, and (iv) a distributed network of access lines which connects customers to these service points, interconnected by long distance transmission equipment. The most relevant projects by techniques are described below:

Data Network

The Company’s Officers inform that the projects for the data network include the following activities:

•      Acquisition of data communication equipment for expansion of the network, in order to support annual growth of IP traffic in the order of 40% and fixed and mobile 3G and 4G corporate and residential services; Expansion of the layer of 100Gbps for connection to content providers, to ensure broader experience of browsing on the internet

•      Implementations and adaptations of customized solutions, portfolios and accesses (last mile) for customers, including opticalization of accesses and/or characteristics related to service level (SLA, Service Level Agreement);

Voice Network

The Company’s Officers inform that Oi’s switched network faces the challenge of evolving so as to offer new value added services to its customers and enable gradual replacement of its legated plant, using mainly new technologies based on the concept of NGN (Next Generation Networks) and IMS (IP Multimedia Systems).

The Company has acted regularly to the effect of promoting the removal and replacement of legated exchanges, at the same time as investing in the expansion of a NGN and IMS solution to meet new demands from customers, replace the legacy and long distance traffic (national and international) using VoIP.

As a direct result of this strategy, the Company is advancing in the implementation of the nucleus of IP Multimedia Systems – IMS, an Internet protocol (IP) services platform, which enables convergence of voice, data and video services, which represent the central part of our supply of Triple Play. The IMS nucleus will not only supply control for the VoIP feature, but also integration of access control and authentication for all three services, in addition to making possible to advance in fixed mobile convergence.

Backbone

The expansion of backbone aims at ensuring the flow and high resilience capacity necessary to the expansion plan, growth of voice and IP traffic and better experience by customers. One highlights the following projects: (i) National and state backbone expansion; (ii) Satellite network optimization, (iii) Preparation for 100Gbps customer traffic at National level; and (iv) routes protection/optimization projects.

The optic layer totally at 100Gbps is being expanded in order to provide more efficient use of capacity.

We also continued to expand our optic cover in tens of municipalities, both to increase availability and to supply services.

Networks Management

The Company’s Officers inform that the projects for the Management of Networks are distributed among the following activities:

Develop planning activities and Operation Support Systems (OSS) projects which service fixed, mobile and data networks, with the continuous goal of improving the management and performance of networks with shorter time in identifying faults and root cause, reducing the repair SLA and undue activations;

Develop projects of integration of new equipment, networks and systems to the Company’s current OSS in all of their layers (supervision and monitoring of faults and performance, provisioning, authentication, etc...);

Update the platforms that manage the Network Management Center CGR [Centro de Gerenciamento de Rede] to support new releases and a greater number of network and users, by monitoring the capacity, performance and stability of existing OSS platforms, with smaller infrastructure and simplification of preventive and proactive management in order to guarantee the possibility of expansions, as well as the high availability of services.

Access network

The Company’s Officers inform that the investments related to the access network are distributed among:

•      Ensuring meeting of demands for new residential units being built and the growth of demand in existing neighborhoods;

•      Promoting technological evolution of the existing network, aiming at meeting market requirements for fixed broadband;

•      Projects of improvement and redundancy in cables, including building redundant optic fiber cables for linear routes or to close rings; and

•      Performance of preventive maintenance in service sections, which present a high level of defects, replacing network elements with impaired useful life, minimizing frauds and improving quality;

•      Expansion of the existing optic network (FTTH), aiming at improving operational indicators in regions where the metallic network is much degraded.

In the access network, the project of deployment of fiber to the customers’ homes (FTTH) to support our supply of Triple Play services, improve the quality of services and reduce maintenance costs of the external network, which today is made of copper. The chosen optic technology - GPON is designed to support IPTV and services of video, VoIP and high-speed Internet of up to 200 Mbps. With this same goal, we are introducing new technological solutions for distribution inside buildings, such as G.Fast and VDSL micro knots, and for distribution of video on fiber, such as SAToPON, which uses DTH satellite signal instead of IPTV.

Mobile Network

The Company informs that the 3G expansions include improved cover and increased Network capacity in the areas where currently cover of 3G services by the Company already exists. The Company plans to expand channels for 3G services (“3G Channel Elements”), which shall provide improved quality in the network, allowing one to obtain low indexes of congestion of layers, in compliance with the targets established by the regulating body. As a result of compliance with 4G LTE obligations to Anatel for 2017, the Company is planning to implement new 4G Stations in 2600 MHz or 1800 MHz, which will service new municipalities in regions I, II and III, considering the service of data, in addition to new 3G sites to make the voice layer possible in these municipalities.

Among the relevant projects, the Company emphasizes: the increase in capacity of the Mobile Network, especially on 3G technology with a greater volume of actions, maintaining its quality; continuing to expand HSPA+ functionality, expansion of new carriers in access elements, enabling higher speed of access. Additionally, the Company proceeds with the expansion of its 4G LTE Network, aiming at complying with the cover commitments established by the regulating body. The implementation continues with the setup of RAN Sharing, where there is radio sharing setup, (Radio Access Network) by Oi and Operators, where access of LTE eNode B and its transmission network are shared with TIM and Vivo; thus splitting cover costs. This technique is pioneering in the Americas and has proved very efficient in increasing cover at lower expansion costs.

In 2013/2014/2015/2016, Oi executed service to projects LTE 50% Cover and 80% Cover (which were concluded in stages established for April/December-2013, April/May-2014 and December-2015/2016). For 2017, the Company’s target is to continue the LTE 80% cover Project in all the municipalities with between 30 and 100 thousand inhabitants and 30% of the list of municipalities with less than 30 thousand inhabitants, referenced to Oi in accordance with ANATEL notice of LTE commitments, expiring in Dec 2017.

 (a) (ii) sources of financing of investments

Below, the Company’s Officers present the sources of financing of investments:

The Company’s Officers inform that the Company and its controlled companies have historically used as source of financing of capital investments short and long term loans contracted from development agencies and multilateral banks, which shall be maintained as the financing strategy of capital investments for the coming years, in accordance with the limitations of Act No. 11.101/2005 and other laws to which the Company is subject, as well as observing the provisions of the Court-Supervised Reorganization Plan.

(a) (iii) significant divestments in progress and estimated divestments.

The Company’s Officers comment that the Company did not make any capital divestments in the last 3 years, and also does not have capital divestments in progress or estimated.

Below, the Company’s Officers comment on acquisitions of plants, equipment, patents or other assets which should substantially influence the Company’s productive capacity:

b) acquisition of plants, equipment, patents or other assets which should substantially influence the Company’s productive capacity

The Company’s Officers inform that the Company’s capital investments related to fixed assets totaled BRL4,901 million on December 31, 2016, BRL4,164 million in 2015 and BRL5,382 million in 2014. The table below shows investments with the expansion and modernization of installations in the periods indicated:

Item	2016 (In millions of reais)	2015 (In millions of reais)	2014 (In millions of reais)
Data transmission equipment	BRL1,377	BRL1,201	1.207
Installation services	489	358	878
Mobile networks and systems	707	528	877
Voice transmission	713	605	663
Information technology services	536	380	454
Infrastructure of telecommunication services	468	444	281
Buildings and improvements	69	73	166
Network management system equipment	124	72	113
Backbone	196	293	159
Internet service equipment	7	2	03
Others	217	208	581
Total capital investments	4,901	4,164	5.382

The Company’s Officers inform that the Company’s investments in the period of one year ended on December 31, 2016, in 2015 and 2014 included the following:

•      The Company directed investments of BRL 0.7 million in 2016, BRL 0.5 million in 2015 and BRL 0.9 million in 2014 to the mobility segment;

•      The expressive investments directed at the supply of broadband services aimed both at the expansion of distribution of its network and increase of speeds provided to customers. Additionally, the expansion of capacity of the data networks, aiming at servicing the corporate segment, contributed to total investments of BRL 1.4 million in 2016, BRL 1.2 million in 2015 and BRL 1.2 million in 2014 in data communication;

•      In the voice segment, the objective of the investments made in 2016, 2015 and 2014 was to service new undertakings in the Company’s area of activity and modernization of the internal and external plants, aiming at improving quality and allowing greater speed in meeting demands; and

•      Aiming at giving support to said growths, the Company invested in telecommunications infrastructure, including backbones, IT infrastructure and network management platforms, BRL 1.3 million in 2016 totaling BRL 1.2 million in 2015 and BRL 1.0 million in 2014.

c) new products and services, indicating: i) description of research in progress already disclosed; ii) total amounts spent by the Company in research for the development of new products or services; iii) developing projects already disclosed; iv) total amounts spent by the Company in the development of new products or services.

The Company’s Officers present below the new products and services, indicating: i) description of research in progress already disclosed; ii) total amounts spent by the Company in research conducted in the development of new products or services; iii) developing projects already disclosed; iv) total amounts spent by the Company in the development of new products or services:

Innovation, research and development

Innovation has always been present in Oi’s DNA, from its beginning, having been the most important instrument for its growth and always focusing on the value received by our customers.

Innovative strategies and initiatives such as the choice of the GSM standard, strategies of convergence and of the SIMcard Standalone, the initiative to unblock appliances and the launch of Paggo. Oi was the first operator to supply quadruple play, a package with four integrated fixed, mobile, internet and TV solutions, at the time of the launch of the Oi TV. It was the first company to put an end to the fine for switching operators, and also to put an end to the need to use various chips for customers to talk with exemption of tariffs between the same operators, innovating with an offer that allows customers to use minutes with any operator among other operators. These strategies were transformed into important competitive differentials to drive growth and solidify obtaining significant participation in the Brazilian market.

Oi will continue to conduct independent innovation, research and development activities in the areas of telecommunication, information technology and communication services, with the objective of leveraging achieving the Company’s strategic goals, in addition to ensuring excellence in new processes of operation and delivery of services.

The Company’s innovation, research and development activities are references in the Oslo and Frascati manuals and use the open innovation model in service companies. In this context, Oi has been developing its Innovation Ecosystem in an integrated way and interacting with a large portion of the institutions that make up the Brazilian innovation system, with emphasis on partnerships with the innovation community, suppliers of equipment and solutions and national research centers. Oi will continue to act as promoter of innovation and R&D with the partners of its system.

Created in 2009, Oi’, Innovation Program, is based on the concept of open innovation, which commends innovation development with the participation of an ecosystem of partners, comprised of universities and research centers, technology suppliers and incubated companies, acting I partnership with Oi to conceive, develop and implement innovative solutions and projects in products, services and business processes.

Oi established its activity as promoter of innovation and R&D in the ecosystem through:

❑ Technological cooperation and development covenants with national research centers (ICT´s);

❑ Covenants with education and research institutions and with the National Education and Research Network [Rede Nacional de Ensino e Pesquisa] (RNP);

❑ Partnerships with the telecommunication equipment industry with national technology;

❑ Partnerships with high innovation potential national suppliers

In the three-year period 2009 to 2011, Oi was focused on structuring the innovation, research, and development area, in the mapping and development of its ecosystem and in the development and encouragement to projects adhering to this approach for the Company, with emphasis on the following activities:

❑ Creation of the Innovation and R&D area;

❑ Initial dissemination of innovation culture;

❑ Structuring of Oi’s Innovation Ecosystem;

❑ Implementation of processes, monitoring and control of projects;

❑ Launch and consolidation of the Program of “Cooperation with the Brazilian Technology Industry”;

❑ Execution of Technology Cooperation Covenants with public and private Science and Technology Institutes [Institutos de Ciência e Tecnologia] (ICT´s);

❑ Encouraging the development of new innovation and R&D projects through development initiatives;

❑ Intensification of the development of projects with the participation of ICT´s;

❑ Launch of initiatives to expand the Innovation Ecosystem through internal and external campaigns;

❑ Expansion of the Oi’s Innovation Ecosystem through initiatives to encourage the submission of proposals of projects, such as the Call of Applications.

The “Inova” Program

            History

In 2012, Oi intensified the process of prospection of innovative services and developed innovation, research and development activities, fomenting its Innovation Ecosystem through the “Inova Program” [Programa Inova].

The Inova Program was at the time structured in three Innovation Plants: the Incremental Plant, the Planned Plant and the Exploratory Plant.

The objective of the Incremental Plant was to foment ad develop the innovation culture in Oi’s day-to-day processes (short-term focus). To perform the Incremental Plant, a collaborative platform referred to as “Market of Ideas” was used, where all the Oi collaborators can participate, submitting ideas, evaluating and contributing to the ideas of the other collaborators to resolve day-to-day challenges, which result in continuous and operating improvements of the Company’s processes, products and services.

The objective of the Planned Plant was to develop projects to implement products, services and processes at Oi (focusing on the short term). The innovative projects which integrated this plant were strategic projects which supported Oi’s innovative position and contributed to achieve the specific objectives and targets of Oi’s Strategic Plan.

On the other hand, the objective of the Exploratory Plant was to assess and define positioning in new trends, technologies, research new behaviors, identify disruptive innovations in the industry, as well as outline new business models which translated into competitive advantages from a strategic and economic viewpoint to the Oi’s future businesses.

This cycle flowed satisfactorily until 2014, when the ‘Inova Program” was restructured to encompass the Program of Incentive to Innovation, in order to refine the prospection of projects prioritizing those perfectly in tune with the most austere strategy of the company and thus direct the funds allocated to encouraging the development of the Company’s innovative projects, in partnership with science and technology institute [institutos de ciência e tecnologia] (ICTs) – public or private research centers and universities which conduct applied research which generate solutions applicable to the market.

In 2015, Oi intensified the process of prospection of new partners to develop innovation, research and development activities, executing new Technological Cooperation Covenants and contracts for the preparation of specific technological innovation projects.

Retrospective 2016

In 2016, Oi held a public call to hire new partners and one ICT and 5 start-up companies incubated in Technology Centers were selected.

At the end of the year, Oi and Nokia set up an internet laboratory of the Things, which was a reference in Latin America, in the environment of Oi’s Technology Laboratory located in Leme, south zone of Rio de Janeiro, opening the doors of an environment propitious to development and tests of IoT solutions, to the community of specialists in software, applications and intelligent digital services to put their ideas which were on paper into practice.

Projects conducted

In the first cycle of the ‘Inova Program’ in 2011, six projects were approved. For the 2012 cycle, on the other hand, nine projects were qualified to receive financial encouragement. In 2013, twenty-four projects were developed with the support of this program, whereas from these, 17 were fully paid for out of these funds. In 2014, thirty-seven projects were paid in full by these funds. In 2015, twenty-five projects, and in 2016, twenty-three projects were fully paid for with funds from the Program.

This process also involves the strategic and financial evaluation of the opportunities considered, the choice of the most promising opportunities, and the establishment of objectives, targets and design of the project that will be executed.

In addition to these initiatives directly supported by the R&D area, there are others which are also innovative which were developed and managed individually by Oi’s business and technology areas, with monitoring and support of the innovation group, which contribute to achieving the specific goals and targets of the Oi’s Strategic Plan.

The results expected in both contexts are:

❑ Enhancement of prioritization of projects and allocation of investments;

❑ Greater synergy among the areas and segments in the development of projects with similar requirements or functionalities;

❑ Leverage better competitive advantages and external perception of Oi’s innovative activity.

Relevant objectives for 2017

❑ Intensify the stimulus to the development of innovative and disruptive projects;

❑ Develop new innovation and R&D projects focusing on new businesses and/or new business models also in the “Corporate Venturing” mode, supporting the specific goals and targets of the Company’s Strategic Plan;

❑ Promote the culture of innovation and entrepreneurship with Oi’s collaborators.

❑ Adjudicate projects to selected partners; support and guide them in the development of innovative products and services demanded by Oi’s business units.

❑ Reinforce Oi’s position as an innovating Company evolving a model of incubation and acceleration of start-ups through an institution devoted to this purpose;

❑ Select projects/companies for the Program of Partnerships for the Development of IoT Applications and Ecosystems.

10.9.    Comments by the officers on other factors which significantly influenced operating performance and which have not been identified or commented on in the other items of this section

The Company’s officers clarify that no other factors occurred that significantly influenced operating performance, which have not been identified or commented on in the other items of this section.

EXHIBIT III

 (PROPOSAL FOR NET PROFIT ALLOCATION, PURSUANT TO EXHIBIT 9-1-II OF CVM RULING no 481/09)

Under OFÍCIO-CIRCULAR/CVM/SEP/Nº01/2017, the Annex 9-1-II CVM 481/09 is not being presented on the basis of calculation by the loss of the Company in the fiscal year ended December 31, 2016.

EXHIBIT IV

Article 10 of CVM Ruling No. 481/09

ITEMS 12.5 TO 12.10 OF THE REFERENCE FORM

(Complementary information related to the proposal for election of the management members)

12.5 - Indicate in the form of a table:

Board of Directors

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
Ricardo Reisen de Pinho	January 3, 1961	Board of Directors	Board of Directors’ Meeting (RCA) - August 12, 2016	Until the Annual General Meeting of 2018	Corporate Governance and Finance Committee
Individual Taxpayer's Register (CPF)	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
855.027.907-20	Engineer	Board of Directors (Effective member)	RCA - August 12, 2016	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			100.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on January 3, 1961, he has been a member of the Board of Directors of Light S.A. and BR Insurance S.A. since April 2016, and a member of the Consulting Committee of Editora do Brasil S.A., since April 2016. He has also been a member of the Board of Directors of Brado Logística S.A. since August 2012. He was a member of the Board of Directors: (i) of Tupy S.A., from May 2009 to April 2015, and a member of the Governance and Personnel Committee from May 2015 to June 2016; (ii) of Saraiva S.A. Livreiros Editores, from May 2013 to April 2015 and from April 2009 to March 2012; and (iii) of Itacaré Capital Inv. Ltd., from February 2009 to April 2015. He was formerly a member of the Consulting Committee of LAB SSJ S.A., from April 2009 to October 2013, a member of the Board of Directors of Metalfrio Solutions S.A., from June 2007 to April 2011, a member of the Board of Directors of Banco Nossa Caixa S.A., from March 2008 to May 2009 and a member of the Audit Committee of Embratel Participações S.A., from April 2008 to April 2010. He graduated in Mechanical Engineering from Pontifícia Universidade Católica RJ (1984), has a master's degree in Finance from Pontifícia Universidade Católica RJ (1989), and has a doctorate in Business Administration/Strategy from Fundação Getulio Vargas (2008). He has a specialization degree in Management from Harvard Business School - Program for Management Development (1999), and fraom Wharton Business School - Advanced Management Program (2001). Director certified by the Brazilian Institute for Corporate Governance [Instituto Brasileiro de Governança Corporativa - IBGC] since 2010.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term	Other positions and duties
performed at the issuer
Marcos Duarte Santos	October 4, 1969	Board of Directors	RCA - August 12, 2016	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
014.066.837-36	Engineer	Board of Directors (Effective member)	RCA - August 12, 2016	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			93.75%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

He was born on October 4, 1969, worked in Bankers Trust Company from January 1994 to June 1996, where he occupied the position of Vice-President, Stock Trader, headquartered in Rio de Janeiro, and occupied the position of Vice-President, Fixed Income Trader, for the same company, headquartered in New York, from June 1996 to August 1997. He also worked for CSFB - Garantia, as a Vice-President, Fixed Income Trader, from August 1997 to November 1998. He was a member of the Audit Committee of the telecommunication companies Tele Norte Celular S.A., Telecomunicações do Ceará S.A., Telecomunicações do Espírito Santo S.A. for 2001 and 2002; a member of the Audit Committee of Brasil Telecom S.A. (former trade name of Oi S.A.) in 2005, 2006 and from 2008 to 2014. He is currently an officer for the management company Pólo Capital, where he has been working since April 2003. Graduated in Production Engineering from Universidade Federal do Rio de Janeiro (UFRJ).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
Demian Fiocca	July 12, 1968	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	Corporate Governance and Finance Committee
CPF	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
130.316.328-42	Economist	Board of Directors (Effective member)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			100.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

He was born in July 1968, has worked since 2010 as a partner-officer of MARE Investimentos, private equity funds management company in the O&G industry. From February 1992 to February 1994, he has worked as a researcher for IDESP, analyzing the scenario in Latin America. He left IDESP to write editorials and articles for Folha de São Paulo until July 1998. In August 1998, he took over the area of economics for HSBC Brasil, performing the duties of senior economist until June 2000. In the following month, he started a 3-year job as Economics Officer for Telefônica in Brazil. In June 2003, he accepted an invitation to take over the International Affairs Secretary for the Ministry of Planning, and later became Head of Economic Consultancy. During such period, he was a Member of the Brazilian Monetary Council, Alternate Governor in Brazil for the Inter-American Development Bank (IDB) and Officer of the Andean Development Corporation – Development Bank of Latin America (CAF). In December 2004, he became part of the senior management of BNDES, as Vice-President and, thereafter, as President of the bank, until April 2007. While he was a Vice-President for BNDES, he was in charge of the Telecommunication, Transportation, Energy, Oil & Gas, Mining, Metallurgy and Paper & Cellulose areas. When he left BNDES, he took over the position of Executive Officer at Vale, where he was responsible for the Management, Governance, Strategic Planning, IT and Sustainability areas, among other areas. In May 2009, he left Vale to take over the presidency of Banco Nossa Caixa, guiding the institution during the process of incorporation with Banco do Brasil, until its completion in December 2009. Director for the Higher Economics Council [Conselho Superior de Economia] of FIESP since May 2010. Between 2003 and 2004, he was a member of the Board of Directors of CHESF and the Board of Directors of Eletrobrás. Between 2005 and 2007, he was a member of the Board of Directors of Valepar. Demian has an undergraduate degree and a master's degree in Economics from USP. He had executive training in the Alta Dirección Program of Harvard-IESE, in Barcelona, and completed the Mastering Executive Leadership Challenges at IMD in Lausanne, Switzerland. He is the author of the book "A Oferta de Moeda na Macroeconomia Keynesiana", Editora Paz e Terra, 2000. For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
Blener Braga Cardoso Mayhew	January 27, 1983	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
093.388.087-18	Business administrator	Board of Directors (Alternate)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born in January 27, 1983, he has worked a CFO and Officer of Investors' Relations for Petro Rio S.A. since 2014, having actively participated in the restructuring process of Petro Rio. He was formerly an officer for the holding company Docas Investimentos, in charge for the Mergers & Acquisitions area, and was exposed to the Telecommunications, Petrochemical, Infrastructure, Consumption and Energy areas. He has a degree in business administration from Universidade Estadual do Rio de Janeiro (UERJ) and has a MBA from Florida International University.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
Hélio Calixto da Costa	August 17, 1939	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	Engineering, Technology and Network Committee.
CPF	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
047.629.916-00	Journalist	Board of Directors (Effective member)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			100.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

He was born in August 17, 1939, he is the Chairman of the Board of Directors of PetroRio S.A. (formerly, HRT Participações em Petróleo S.A.) and Chairman of the Ethics and Regulations Council of ABT, Brazilian Association for Telecommunication Services [Associação Brasileira de Telesserviços]. He was a Constituent Federal Congressman (1987 to 1991 and 1999 to 2002), Senator of the Republic from 2002 to 2010 and Minister of Communications from 2005 to 2010; has a degree in Journalism. He went to the United States in 1967, to work in the International Radio "Voice of America", in Washington, and moved through all positions until he reached the position of editor; studied Arts & Sciences at the University of Maryland, Foreign Correspondent at the Catholic University of Washington. In 1972, he was hired as a foreign correspondent and later became the head of The New York News office of Globo Television. He lived in London and Paris during the implementation of the Rede Globo office in Europe. In 1986, he returned to Brazil and ran for Constituent Federal Congressman. He was reelected in 1998. In 2002, he was elected as a Federal Senator for the State of Minas Gerais. He took over the Ministry of Communication in 2005, where he remained until 2010.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of office	Other positions and duties
performed at the issuer
Nelson Sequeiros Rodriguez Tanure	November 21, 1951	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
041.747.715-53	Businessman	Board of Directors (Alternate)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on November 21, 1951, he is the Chief Executive Officer of Docas Investimentos S.A. He is also an investor of PETRO RIO S.A. since 2013. He purchased Editora Peixes S.A. in 2006. Signed a usufruct agreement for the brands Jornal do Brasil, Gazeta Mercantil and Forbes magazine in 2001. He acquired the equity control of Docas S.A. and its subsidiaries Boavista S.A. and Boavista Trading in 1999. He incorporated ISHIBRAS, constituting the company "Indústrias Verolme-Ishibras S.A." - IVI in 1994. He was the Chairman of the Board of Directors of SADE VIGESA S.A. (an incorporation of Sul Americana de Engenharia S.A. and Villares Equipamentos) in 1991. He acquired EMAQ VEROLME ESTALEIROS S.A. (a merger of the shipyards EMAQ Engenharia e Máquinas S.A. and Estaleiro Verolme) in 1989. He founded RCI - Representação e Comércio Internacional Ltda., a Brazilian commerce and holding company that holds the equity control of SEQUIP - Serviços de Engenharia e Equipamentos S.A. and of EMAQ - Engenharia e Máquinas S.A. in 1983. He has a degree in Business Administration from Universidade Federal da Bahia (1975) and a degree from Institut des Hautes Etudes de Development Economique et Social - Université Paris I (1976). He has a specialization degree from Harvard Business School - Owner/President Management Program Unit (October 18, 2015 - November 6, 2015) and Program Unit II (October 30, 2016 - November 18, 2016).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
Luís Manuel da Costa de Sousa de Macedo	February 13, 1949	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	N/A
PORTUGUESE PASSPORT	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
N852474	Manager	Board of Directors (Alternate)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on February 13, 1949, he works as the General Secretary of PHAROL SGPS S.A. and Secretary of the Company, Chairman of the General Meeting of the Portugal-Angola Chamber of Commerce and Voting Member of the Board of Directors of Fundação Portugal África. Within the scope of Portugal Telecom SGPS, S.A., he had the following positions: Secretary of the Board of the General Meeting of Portugal Telecom, SGPS S.A.; and Manager of PT Centro Corporativo, S.A., Portugal Telecom Investimentos Internacionais, PT Ventures, SGPS S.A., Fundação Luso Brasileira, Fundação Portugal Telecom, CST - Companhia Santomense de Telecomunicações, SARL and Chairman of the General Meeting of Cabo Verde Telecom. He was a Voting Member of the Board of Directors of Banco Espírito Santo do Oriente from 1996 to 2005, member of the Board of Directors of AMSCO - African Management Services Company from 1996 to 2005, Voting Member and, later, Chief Executive Officer of ELO - Portuguese Association for Economic Development and Cooperation [Associação Portuguesa para o Desenvolvimento Econômico e a Cooperação]. He has a degree in Law from the Law School of Universidade de Lisboa and has a diploma from Instituto de Estúdios Superiores de la Empresa (IESE).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties
performed at the issuer
José Manuel Melo da Silva	March 11, 1959	Board of Directors	RCA - September 14, 2016	Until the Annual General Meeting of 2018	N/A
PORTUGUESE PASSPORT	Profession	Elective position held	Date of investiture	Was elected by the former controlling company	Description of another position/duty
P070544	Economist	Board of Directors (Alternate)	January 6, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on March 11, 1959, in Lisbon, he is the Manager of Pharol SGPS, S.A. since August 2016, and an Officer of Parvalorem S.A. since March 2012. Prior to this, from 2010 to 2012, he was the Officer of the market risk area of Banco Português de Negócios S.A. and from 1997 to 2010, he was the Officer in charge of the financial area of Banco Efisa S.A.. From 1985 to 1997, he had several duties in Banco Totta e Açores, namely as Assistant-Officer in the capital market area and technician at the Corporate Studies Department. Between 1995 and 1997, he was the non-executive Manager of Totta Gest S.A.. From 1983 to 1985, he worked as a technician of the Studies and Planning Office of Covina S.A.. He has a degree in Economics by the Higher Economics Institute of Universidade de Lisboa (1982) and a postgraduate degree in Banking Management from Universidade Católica Portuguesa/ Instituto de Formação Bancária (1992). For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in the New Market Regulations of BM&FBovespa, which is adopted by the Company's Bylaws in its Article 25, Paragraph 1.

Fiscal Council:

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
José Cláudio Rego Aranha	April 20, 1948	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
261.866.247-49	Engineer	Effective member	April 28, 2017	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			100.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Aranha has 30 years of experience in the Financial System, having worked in the Brazilian Economic and Social Development Bank - BNDES in different areas, such as: finance, structured operations, equity market and fixed income. He has experience in different industries of the economy, such as: infrastructure, oil, chemistry and petrochemistry, paper and cellulose, biotechnology, pharmaceutics, mechanic metal, electronics, information technology, social. He was the Capital Market Officer of Banco Nossa Caixa (2009), Investment analyst, Manager and Head of Department of BNDESPAR (1979 - 2008), Assistant to the Financial and Infrastructure Office and Superintendent of the Area of Fixed Income of BNDES (1983 - 2002), Project Analyst of PETROQUISA (1976 - 1979), Planning Engineer of PROMOM ENGENHARIA (1974 - 1976), Project Analyst of Natron Engenharia (1973), Engineer of the Service Department of Caterpillar Brasil (1972 - 1973) and Project Analyst of Tecnometal (1971 - 1972). He was a member of the independent committee for JBS, 2009, member of the independent committee of AÇUCAR GUARANI, 2010, and member of the independent committee of BRASIL TELECOM, 2011. He is a degree in Mechanical Industrial Engineering from the School of Engineering of Universidade Federal Fluminense (1971). He has a postgraduate degree in Advanced Industrial Management from the Research Institute for Management Science (Delft-Holland) (1974). He holds an Executive MBA in Management from COPEAD (1989).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Álvaro Bandeira	June 22, 1950	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
266.839.707-34	Economist	Alternate Member	April 28, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Bandeira is the Head-Economist of Corretora Modalmais since 2015, year in which he entered the institution. From 2011 to 2015, he was the Head-Economist of Órama, in which he led the analysis team. He held the same position for over ten years in Ágora Corretora, in which he was also a Partner-Officer. He was the President of the Brazilian Futures Stock Exchange [Bolsa Brasileira de Futuros - BBF], President of the National and regional APIMEC and, for five terms of office, a Director for BVRJ and BM&F, he was also a sitting member of the Audit Committee of Souza Cruz. He is a lecturer in several Congresses linked to Capital Markets and personal finances, and prepares lectures in universities and companies on the themes relevant to this market. He has a regular column in outlets of the economic area and, in financial education sites, such as Dinheirama and Infomoney. In the latter, he was part of an interactive weekly program with a forum with over 400 logged-in individuals. He is currently a daily columnist for two editions of BandNews FM. With over 40 years of experience in the Capital Market, Mr. Bandeira has a degree in Economics by UFRJ and a postgraduate degree from Coppe-UFRJ.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Pedro Wagner Pereira Coelho	June 29, 1948	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
258.318.957-34	Businessman	Effective member	April 28, 2017	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			100,00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Coelho is the Chairman of the Audit Committee of Magnesita Refratários S/A since April 2008, member of the Audit Committee of South American Lighting Participações since April 2016, member of the Audit Committee of Estácio Participações S/A since April 2012 and member of the Audit Committee of Allis Soluções Intelligentes S/A since April 2012. He worked in external audit area of PriceWaterhouseCoopers Auditores Independentes, from October 1978 to April 1981 and in the comptrollership of Banco de Investimentos Garantia S/A from May 1982 to July 1997. He is a partner of Griffe Serviços Contábeis Ltda. since October 2013, Rio Vermelho Empreendimentos e Participações Ltda. since June 2005, São Ricardo Participações since August 2003 and Lamego Participações Ltda. since May 2005, Boat & Plane Time Sharing do Brasil since August 2005, Ocean Explorer do Brasil Ltda. since 2005, Belavia Administração e Participações Ltda. since January 2010 and Hainan Administração e Participações Ltda. since November 2010. He was also the Chairman of the Audit Committee of Lojas Americanas S.A. (commerce and retail), Tele Norte Leste Participações S.A. (telecommunications), Telemar Participações S.A. (telecommunications), TAM S.A. (transportation), and Enersul - Energética do Matogrosso do Sul (energy). For the past 5 years, he has been a partner of Carpe Diem - Consultoria, Planejamento e Assessoria Empresarial Ltda. (company in the area of Tax and Accounting Consultancy, Corporate Planning and Assistance, Undertakings and Holdings). He has a degree in Business Administration from Sociedade Universitária Augusto Motta - SUAM (1978) and in Accounting Sciences from Faculdade SOMLEI (1980).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Piero Carbone	March 15, 1956	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
528.180.477-49	Accountant	Alternate Member	April 28, 2017	Not applicable	N/A
Consecutive terms			Percentage of Participation in the Meetings
1			0.00%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Piero Carbone is a member of the Audit Committee of the companies: Ciapam Cia. Agropastoril Mucuri since 2015, Gado e Cana de Açucar Fontes Agropecuária S.A. since 2015, Gado e Cana de Açucar Itaguay Imobiliária e Participações S.A. since 2015 (Commerce and Property Rental), Condor S.A. (Chemistry Industry) since 2014. He worked in the Accounting area of Oi/Telemar, from May 1999 to June 2011 and had a career from Trainee to Audit Manager of PRICEWATERHOUSECOOPERS from 1978 to 1998. He was a member of the Audit Committee of Oi S.A. in 2016. He has a degree in Accounting Sciences from Universidade Santa Úrsula in 1984. He has a MBA in Business Management by Fundação Dom Cabral (2001) and a Higher Course for the Formation of Executive Officers from Universidade Estácio de Sá (1978).

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Gilberto Braga	October 8, 1960	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
595.468.247-04	Economist and accountant	Effective member	April 28, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Braga is a corporate consultant for the financial, capital market, corporate, tax, expert examination and legal examination areas, in addition to work as a tax, management and audit committee member, in addition to work as a tax, management and audit committee member for joint-stock companies and professional associations. He was a member of the Consulting Commission of Accounting Rules for Investment Funds of CVM, he is a college professor and a postgraduate professor for corporate governance of Fundação Dom Cabral, IBMEC, PUC and FGV, he also writes articles for the newspaper O Dia. Mr. Braga has a degree in Economics from UCAM Ipanema and in Accounting from UGF, a postgraduate degree in Financial Administration from IAG-PUC Rio and a Master’s in Business Management (Finance and Capital Markets) from IBMEC-Rio. Member of IBGC.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Felipe Bueno da Silva	July 6, 1975	Fiscal Council	Annual General Meeting to be held on April 28, 2017	Until the Annual General Meeting of 2018	N/A
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
071.959.597-59	Economist	Alternate Member	April 28, 2017	No	N/A
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Economist with a degree from PUC-RJ, he has* a MBA in Finance from IBMEC. He started his career in Banco Votorantim, where he worked from 1997 to 2007 in the segment of Large Corporate, structuring credit operations such as issuance of local and foreign debt, derivatives, M&A, long-term projects with BNDES funding, project finance and liability restructuring. In 2008, he was in charge of the office of Corretora SLW in Rio de Janeiro. From 2009 to 2012, he worked as the partner in charge for the Socopa Corretora / Banco Paulista operations in Rio de Janeiro. From 2013 to 2014, he was in charge of the Gradual Corretora branch in Rio de Janeiro and as of 2015, he is in charge of the commercial and business structure area of BX Capital, an investment boutique with a focus in M&A, credit and stressed assets operations.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 41 of the Company's Bylaws.

12.6 - For each of the persons that worked as effective members of the board of directors or the board of auditors for the last year, inform, in a chart, the percentage of participation in the meetings held by the respective body in the same period, that have occurred after taking office

Name	Total of meetings held by the Board of Directors since the investiture	Percentage of Participation in the Meetings
Ricardo Reisen de Pinho	16	100%
Marcos Duarte Santos	16	93.75%
Demian Fiocca	2	100%
Hélio Calixto da Costa	2	100%

Name	Total of meetings held by the Fiscal Council since the investiture	Percentage of Participation in the Meetings
José Cláudio Rego Aranha	7	100%
Pedro Wagner Pereira Coelho	7	100%

12.7 – Provide the information mentioned in item 12.5 in relation to the members of the statutory committees, as well as the audit, risk, financial and compensation committees, even if such committees or structures are not statutory

No new members of statutory committees, or members of audit, risk, finance and compensation committees, shall be elected.

12.8 - For each of the persons that worked as members of the ordinary committees, as well as the audit, risk, financial and compensation committees, even if such committees or structures are not ordinary, inform, in a chart, the percentage of participation in the meetings held by the respective body in the same period, that have occurred after taking office

Members of existing committees of the Company are not being elected.

12.9.   Marital Relation, Civil Union or Kinship up to second degree

a. Company administrators

There are none.

b. (i) Company administrators and (ii) administrators of directly or indirectly controlled companies of the Company.

There are none.

c. (i) Company administrators or administrators of its directly or indirectly controlled companies and (ii) direct or indirect controlling companies of the Company

There are none.

d. (i) Company administrators and (ii) administrators of direct or indirect controlling companies of the Company

There are none.

12.10 – Subordination, service or control relationships maintained in the last 3 financial years, between the Company administrators and:

a.   A company directly or indirectly controlled by the Company

There are none.

b.   Direct or indirect controlling company of issuer

There are none.

c.    If relevant, supplier, debtor or creditor clients of the Company, of its controlled company or controlling companies or controlled companies of one of such persons

There are none.

EXHIBIT V

ITEM 13.1 TO 13.16 OF THE REFERENCE FORM

13.1 – Description of the compensation policy or practice, including for the executive board (not appointed in the company’s bylaws)

Compensation policy or practice for the board of directors, for the executive board (appointed in the in the company’s bylaws and otherwise), of the audit committee, Corporate Governance and Finance, Risks and Contingencies, Engineering, Technology and Networks, Personnel, Appointments and Compensation committees, involving the following aspects:

a.           Objectives of the compensation policy or practice

The compensation policy practiced by the Company has as its objectives, to:

•           attract, retain and encourage high performance by its executives for the development and accomplishment of the Company’s business strategy;

•           offer competitive levels of compensation in relation to those practiced by selected markets;

•           align the short, medium and long term interests of the Company’s shareholders; and

•           be simple, transparent and easy to understand by the shareholders.

Board of Directors, Audit Committee; Corporate Governance and Finance, Risks and Contingencies, Engineering, Technology and Networks, and Personnel, Appointments and Compensation committees

The compensation philosophy and policies apply to the members of the Board of Directors and relevant committees, as well as to the members of the Audit Committee.

The governance model of the Company and its controlled companies provides for a Board of Directors with strong action, aligned with the interests of shareholders in the short, medium and long term, and contributing value to the Company through the combination of different expertise, experiences and focus of activity.

The members of the Board of Directors, of the relevant committees, including the Audit Committee, represent the interests of the Company’s shareholders and are outstanding professionals in their relevant fields of activity. As a result of this qualification, they receive fixed monthly fees in line with best market practices.

Executive Board Appointed in the Company’s Bylaws and Otherwise Appointed

The Company applies the same compensation philosophy and strategy for Officers appointed in the Company’s Bylaws and otherwise appointed, which is to offer fair compensation to its executives with regard to the comparative market, considering the scope of activity and seniority of the officer, generating an opportunity of differentiated total earnings based on the business results in the short and long terms and the individual performance of the executives, in order to ensure the Company’s ability to attract, retain and encourage high performance by its executives, aligning their interests with those of the shareholders.

In order to achieve this objective, the Company adopts an approach segmented by organizational levels, establishing a specific strategy for each line of compensation, so as to balance the impact of each compensation element with market practices and business goals, ensuring competitiveness of the total compensation in view of the market.

The compensation practiced for Officers appointed in the Company’s Bylaws and otherwise appointed comprises a fixed compensation portion (wage/pro-labore [compensation for management services rendered] and benefits) and variable compensation (short and long term incentive), as per detailing of said portions in the information on the composition of compensation.

b.           Composition of compensation

The Company’s compensation policy follows the same philosophy for all of its controlled companies and establishes the same composition for all of them.

i.            Description of compensation elements and objectives of each one of them

BOARD OF DIRECTORS

Fixed Compensation

Pro-Labore: the compensation of the Board of Directors comprises, exclusively, a monthly fixed compensation (fees). The objective of the compensation is to remunerate the scope of activity of the position, as well as the performance of its holder in the role, within the scope of responsibility attributed to Company’s Board of Directors. The parameters that guide the compensation are the values practiced in the market by companies of similar size and capital structure, aligned to the Company’s compensation strategy, in addition to considering the time devoted to the relevant body of the management.

Participation in Committees: the members of the Board of Directors which make up the Company’s committees earn a fixed monthly amount (fees), whose objective is to remunerate the activities related to said committee. This fixed monthly amount compensates the additional responsibilities of the members of the committees within the scope of responsibility attributed to them, adopting as parameters the values practiced in the market by companies of similar size and capital structure, aligned to the Company’s compensation strategy.

In accordance with Brazilian Corporation Law [Lei das Sociedades por Ações] and with the Company’s Bylaws, it is the responsibility of the shareholders, gathered at the Annual General Meeting, to set annually the overall amount of the compensation of the members of the Company’s management. However, the Board of Directors shall decide on how the amount established will be distributed among its members and those of the executive board.

Variable Compensation

The members of the Board of Directors are not entitled to variable compensation.

FISCAL COUNCIL

Fixed Compensation

Pro-Labore [due return for services rendered]: the compensation of the Fiscal Council comprises, exclusively, a fixed monthly compensation (fees). The objective of the Compensation is to remunerate the services of each director, within the scope of responsibility attributed to the Company’s Fiscal Council. The alternate members are compensated when they act in lieu of the tenured members by virtue of vacancy, impediment or absence of the relevant tenured member. The compensation of the members of the Fiscal Council is determined in accordance with the percentage of the average compensation attributed to the Officers appointed in the Company’s Bylaws. The compensation of the members of the Fiscal Council is established by the General Meeting which elects them, observing paragraph 3 of article 162 of the Brazilian Corporations Act [Lei das Sociedades por Ações].

Variable Compensation

The members of the Fiscal Council are not entitled to variable compensation.

EXECUTIVE BOARD APPOINTED IN THE COMPANY’S BYLAWS AND OTHERWISE APPOINTED

Fixed Compensation

Wage: its objective is to remunerate the scope of activity of the position, as well as the performance of its holder, within the attributed scope of responsibility.

The Company’s strategy consists in setting the base salary of the executives in line with the market mean so as to balance fixed costs and ensure competitiveness for this portion of compensation.

The Company uses the Hay methodology of assessment of positions as a tool to establish both the internal balance, by setting levels which group positions of similar size, complexity and impact on the business, and to establish precise parameters of comparison with the market.

Salary ranges are determined based on market references with magnitudes (minimum and maximum) which enable to recognize the performance of the holders of the positions in relation to the position’s market value.

Direct and indirect benefits: the Company has a policy of benefits compatible with market practices, which aims at offering to its employees healthcare and dental plan, as well as pharmacy allowance, group life insurance, food allowance, private pension plan, among other programs; which, added to the fixed and variable compensation, make the compensation package competitive and attractive in the market.

Post-Employment Benefits: The Company offers to all of its employees the possibility to participate in a private pension plan, at the employee’s choice, aiming at increasing the attractiveness of its compensation package.

Others (INSS): Monthly, the Company contributes to the National Institute of Social Security [Instituto Nacional do Seguro Social] (INSS), in compliance with its obligation and protecting its employees with respect to future retirement, need for pension for death, sick pay, payment in the event of the occurrence of accidents, among others.

Variable Compensation

The variable compensation practiced for Officers appointed in the Company’s Bylaws and otherwise appointed is based on the short and long-term incentive, as in the detailing of said portions:

Short-term incentives (”Bonuses”): comprises annual sharing in the Company’s income, established by measurable indicators and targets derived from the business plan and annual budget approved by the Board of Directors. Its objective is to encourage and reward, based on the result of the year’s business plan, as well as to recognize in accordance with merit the individual performance of executives, in addition to ensuring competitiveness with the market.

In addition to recognizing and rewarding, the short-term incentives’ program works as a tool to ensure clarity and focus on key performance indicators which ensure excellence in the execution of the business plan.

The program provides that annually, after approval of the business plan, key performance, financial or operational excellence indicators are established, which will be measured for compensation purposes

The Company’s strategy is to place the opportunity of gain in the third market quartile for income in line with the business plan, which may generate a higher opportunity of gain as a result of higher business results and the individual performance of its executives.

The target reward levels for expected results, as well as the maximum ones, are established by organization level as a result of the compensation values ad mix practiced by the market.

Long-term Incentives (“Shares-based Compensation”):

The Long-term Incentive Program (2015-17), approved by the Company’s Board of Directors on 03/13/2015, seeks greater alignment with the new management cycle and business priorities of the Company. The Program consists in paying a gross premium in cash, in conformity with the Labor Legislation, as a consequence of compliance with targets stipulated for 2015 to 2017. The gross premium in cash is referenced on the quotation of the Company’s shares. We also inform that the beneficiaries shall not be entitled to receive shares in the Company, given that the Program does not transfer shares to its beneficiaries.

ii.           Proportion of each element in the total compensation in relation to the last 3 fiscal years

The table below presents the proportion of each element in the total compensation of the administrators of the Company for the period indicated therein:

(as a percentage)	Board of Directors	Audit Committee	Executive Board appointed in the Company’s Bylaws	Executive Board otherwise appointed
	2016

Fixed Compensation	100,00	100,00	51,34	53,64
Variable Compensation - Bonus	0,00	0,00	38,29	29,42
Variable Compensation - ILP	0,00	0,00	10,37	16,94
	2015
Fixed Compensation	100,00	100,00	70,31	55,01
Variable Compensation - Bonus	0,00	0,00	29,69	44,99
Variable Compensation - ILP	0,00	0,00	0,00	0,00
	2014
Fixed Compensation	100,00	100,00	29,78	53,15
Variable Compensation - Bonus	0,00	0,00	70,22	46,85
Variable Compensation - ILP	0,00	0,00	0,00	0,00

Considering as Fixed Compensation (Wage/Pro-Labore, direct and indirect benefit, post-employment benefit and others (INSS).

iii.          Methodology of calculation and readjustment of each of the compensation elements

In accordance with the Brazilian Corporations Act and with the Company’s Bylaws, it is the responsibility of the shareholders, attending the Annual General Meeting, to establish the overall amount of the compensation of the members of the Company’s management. However, the Board of Directors shall decide how the amount will be distributed among its members and those of the Executive Board.

The compensation policy provides the following calculation methodology for:

Fixed Compensation: for the Executive Board appointed in the Company’s Bylaws and otherwise appointed, the fixed compensation is calculated based on the value of the monthly wage x 13.33, which considers as fixed compensation the 13th wage and the 1/3 representing the vacation premium. For the Board of Directors and Audit Committee, it is calculated based on the fees x 12. The fixed compensation may be adjusted in accordance with the result of wage research conducted, but it is not mandatory; does not have a specific rule or fixed percentages, but aims at maintaining the Company’s competitiveness strategy.

Variable compensation: The variable compensation practiced for the Officers appointed in the Company’s Bylaws and otherwise appointed is based on short and long term incentives, in accordance with the breakdown of said portions in the information on the composition of the compensation. One highlights that the members do Board of Directors and of the Audit Committee receive exclusively fixed compensation.

Short-term Incentives (“Bonus”): The calculation of the bonus is based on Oi’s quantitative parameters indicating financial performance and quality, such as Revenue, Expense, Quality of services provided, among others, annually established by the Board of Directors (approval of the 2016 Executive Bonus Program which occurred on 06/22/16). The method of calculation considers the performance of each of the indicators in relation to reaching the relevant targets established for the year, and may vary from 0% to 200%; 100% being the value estimated (bonus target) if the targets established are reached, and 200% is the maximum estimated amount (maximum bonus).

Long-term Incentives (“Shares-based Compensation”): The portion of the 2015-2017 Long-term Incentive is calculated based on the value of the target Executive Bonus to which the Beneficiary is eligible on the date of execution of the relevant contract, and the gross premium is referenced on the quotation of the Company’s shares and compliance with the corporate strategic targets established during the effective period.

Direct and Indirect Benefits: Considers the entire benefits package, their calculation methodology and readjustment criteria being guided by annual approval in collective agreement. Greater details of the benefits offered may be consulted on table 14.3 (b).

Post-Employment Benefits: Monthly, the Company contributes with an amount equivalent to that contributed by the employee to private pension plan, in addition to paying in full the rates of administration and insurance established by the plan. The plan does not provide for readjustments during its term.

Others (INSS): The portion of INSS is calculated based on the compensation received by the employee. This portion does not include other obligations such as SAT- [Seguro de Acidente ao Trabalho] – Occupational Accident Insurance, INCRA and SEBRAE, as established by the National Institute of Social Security. There is no internal readjustment rule; it follows only the rules and standards established by the Federal Government.

iv.          Reasons which justify the composition of the compensation

The composition of the fixed and variable compensation is established based on market references, which allow one to recognize the seniority of the position holders in relation to the market value of the position.

The Company uses executive compensation research periodically conducted by independent consulting firms to determine the levels of competitiveness of the different components of the compensation (wages, benefits, short and long term incentives).

v.           The existence of members who are not remunerated by the issuer and the reason for this

Not applicable.

c.            Primary performance indicators taken into consideration in the determination of each element of the compensation

The members of the Board of Directors and of the Audit Committee are eligible only to fixed compensation, in accordance with market practice, not being subject to performance indicators. Officers appointed in the Company’s Bylaws and otherwise appointed, on the other hand, are eligible to variable compensation, being subject to performance indicators, as described below.

Short-term Incentive (Bonus)

The bonus is calculated based on Oi’s quantitative parameters that indicate financial and quality performance, such as Revenue, Expense, Quality of the services provided, among others, established annually by the Board of Directors (approval of the 2016 Executive Bonus Program which occurred on 06/22/16). The method of calculation considers the performance of each of the indicators in relation to achievement of the relevant targets established for the year, and may vary from 0% to 200%; 100% being the estimated amount (bonus target) if the targets established are reached, and 200% being the maximum amount estimated (maximum bonus).

Long-term Incentive (shares-based compensation)

The 2015-2017 Long-term Incentive Program, approved by the Company’s Board of Directors on 03/13/2015 seeks greater alignment with the Company’s new management cycle and business priorities. This new plan considers as performance indicators the same indicators that make up the Annual Executive Bonus for the period 2015 to 2017, in addition to the valuation of the prices of the Company’s shares in the market.

There are no restricted performance indicators to determine the base wage, benefits and any other component of the compensation.

d.           How the compensation is structured to reflect the evolution of the performance indicators

The members of the Board of Directors and of the Audit Committee are eligible to fixed compensation, in accordance with market practice, not being subject to the performance indicators. The Officers, on the other hand, are eligible to variable compensation, being subject to performance indicators, as described below.

Short-term Incentive (Bonus): its objective is to encourage and reward, based on the result of the business plan, as well as recognizing based on merit the individual performance of the executives. The short-term incentives program [incentivos de curto prazo] (ICP) functions as a tool to guarantee clarity and focus in the key performance indicators (KPIs), which will ensure excellence of execution of the business plan.

The calculation of the bonus is based on Oi’s quantitative parameters that indicate financial and quality of services provided, such as Revenue, Expense, Quality of services provided, among others, annually established by the Board of Directors (approval of the 2016 Executive Bonus Program, which occurred on 06/22/16). The method of calculation considers the performance of each of the indicators in relation to achieving the relevant targets established for the year, and may vary from 0% to 200%; 100% being the value estimated (bonus target) if the targets established are reached, and 200% being the maximum estimated (maximum bonus).

Long-term incentive (shares-based compensation): its objective is to encourage achievement of medium and long term Corporate targets, providing to the executives participation in the Company’s development, aligning their interests to those of the Company’s shareholders. Additionally, the Long-term program enables the Company to attract and retain first-class professionals, offering them the opportunity to being rewarded based on the generation of value to the shareholders.

e.           How the policy or practice of compensation aligns itself to the interests of the short, medium and long term interests of the issuer

The Company’s compensation policy offers fair compensation to its executives in view of the comparative market, considering the scope of activity and seniority of the employee. The differentiated opportunity of full gain occurs based on the results of the business in the short, medium and long term and on the individual performance of the executives in these results, so as to guarantee the Company’s capacity to attract, retain and motivate executives, aligning their interests to those of the shareholders.

Accordingly, short-term incentive variable compensation is aligned to the Company’s short-term interests while long-term variable compensation is aligned to the interests of the Company and its shareholders in the medium and long terms.

f.            Existence of compensation supported by subsidiaries, controlled companies or direct or indirect controlling parties

Not applicable. There are no portions of compensation received by administrators and other persons mentioned in the main section of item “13.1” of this Reference Form, based on the executive performing his role at the issue, which is supported by subsidiaries, controlled companies or direct or indirect controlling parties, notwithstanding the portions of compensation not related to the position of the issuer, as detailed on table “13.15” of this Reference Form.

g.           Existence of any compensation or benefit linked to the occurrence of a certain corporate event, such as disposal of issuer’s corporate control

There is compensation established for Officers appointed in the Company’s Bylaws linked to the occurrence of a corporate event, with conditioning clauses, without provision for payment in 2017.

13.2 – Total compensation of the board of directors, executive board appointed in the company’s bylaws and audit committee, recognized in the income of the last 3 fiscal years and total compensation estimated for the current fiscal year

Total compensation estimated for the Current Fiscal Year – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Audit Committee	Total

Total number of members	11,00	3,00	4,00	18,00
No. of remunerated members	11,00	3,00	4,00	18,00
Fixed annual compensation
Wage or pro-labore	5.536.956,00	10.330.438,04	1.176.572,14	17.043.966,18
Direct and indirect benefits		2.679.454,90		2.679.454,90
Participation in committees	3.095.028,00			3.095.028,00
Others		9.291.210,14		9.291.210,14
Variable compensation
Bonus		21.623.335,70		21.623.335,70
Profit sharing
Participation in meetings
Commissions
Others
Post-employment		562.242,56		562.242,56
Position suspended
Based on shares		1.333.741,08		1.333.741,08

Total compensation	8.631.984,00	45.820.422,43	1.176.572,14	55.628.978,57

Note: Data informed in accordance with the Compensation policy provided for 2017. In addition to the number of full members indicated on the table above, the compensation reported considers the alternate members of the Board of Directors.

Total compensation of the Fiscal Year ended on 12/31/2016 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Audit Committee	Total

Total number of members	9,83	3,75	4,00	17,58
No. of remunerated members	9,83	3,75	4,00	17,58
Fixed annual income
Wage or pro-labore [due return for services rendered]	4.757.825,23	11.054.240,06	467.540,00	16.279.605,29
Direct and indirect benefits		1.095.444,89		1.095.444,89
Participation in committees	2.629.993,37			2.629.993,37
Others		3.538.305,14		3.538.305,14
Variable compensation
Bonus		12.054.188,05		12.054.188,05
Profit sharing
Participation in meetings
Commissions
Others
Post-employment		473.122,56		473.122,56
Position suspended
Based on shares		3.265.861,11		3.265.861,11

Total compensation	7.387.818,60	31.481.161,81	467.540,00	39.336.520,41

Note: The number of members corresponds to the annual average of the number of members of each body calculated monthly, as established in CVM Circular Official Letter. In addition to the number of full members on the table above, the compensation reported considers the alternate members of the Board of Directors.

Total compensation of the Fiscal Year on 12/31/2015 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Audit Committee	Total

Total number of members	13,67	4,33	4,00	22,00
No. of remunerated members	12,67	4,33	4,00	21,00
Fixed annual income
Wage or pro-labore	6.032.997,39	8.654.794,99	465.600,00	15.153.392,38
Direct and indirect benefits		942.974,69		942.974,69
Participation in committees	1.021.676			1.021.676,00
Others		2.960.870,26		2.960.870,26
Variable compensation
Bonus		5.459.745,50		5.459.745,50
Profit sharing
Participation in meetings
Commissions
Others
Post-employment		367.839,47		367.839,47
Position suspended
Based on shares

Total compensation	7.054.673,39	18.386.224,91	465.600,00	25.906.498,30

Note: The number of members corresponds to the annual average of the number of members of each body calculated monthly, as established in CVM Circular Official Letter. In addition to the number of full members indicated on the table above, the compensation reported considers the alternate members of the Board of Directors.

Total compensation of the Fiscal Year on 12/31/2014 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Audit Committee	Total

Total Number of members	15,33	3,42	4,33	23,08
Number of remunerated members	14,33	3,42	4,33	22,08
Fixed annual compensation
Wage or pro-labore	6.113.386,66	4.759.638,89	421.200,00	11.294.225,55
Direct and indirect benefits		246.005,22		246.005,22
Participation in committees				0,00
Others		643.065,69		643.065,69
Variable compensation
Bonus		13.549.397,00		13.549.397,00
Profit sharing
Participation in meetings
Commissions
Others
Post-employment		97.984,84		97.984,84
Position suspended
Based on shares

Total compensation	6.113.386,66	19.296.091,64	421.200,00	25.830.678,30

Note: The number of members corresponds to the annual average of members of each body, calculated monthly, as established in CVM Circular Official Letter. In addition to the number of full members indicated on the table above, the compensation reported considers the alternate members of the Board of Directors.

13.3 – Variable compensation of the board of directors, executive board appointed in the company’s bylaws and audit committee of the last 3 fiscal years and variable compensation estimated for the current fiscal year

Current Fiscal Year
	Board of Directors	Executive Board	Audit Committee	Total
Total Number of Members	11,00	3,00	4,00	18,00
Number of Members Compensated	11,00	3,00	4,00	18,00
In relation to the Bonus:
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	43.246.671,41	-	43.246.671,41
Amount estimated if the targets established were reached	-	21.623.335,70	-	21.623.335,70
In relation to Profit Sharing	-		-
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	0,00	-	0,00
Amount estimated if the established targets were reached	-	0,00	-	0,00

Fiscal Year ended in December 2016
	Board of Directors	Executive Board	Audit Committee	Total
Total Number of Members	9,83	3,75	4,00	17,58
Number of Members Compensated	9,83	3,75	4,00	17,58
In relation to the Bonus:
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	39.660.000,00	-	39.660.000,00
Amount estimated if the targets were reached	-	19.830.000,00	-	19.830.000,00
Amount effectively recognized	-	12.054.188,05	-	12.054.188,05
In relation to Profit Sharing	-		-
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	0,00	-	0,00
Estimated amount if the established targets were reached	-	0,00	-	0,00
Amount effectively recognized	-	0,00	-	0,00

Fiscal Year Ended in December 2015
	Board of Directors	Executive Board	Audit Committee	Total
Total Number of Members	13,67	4,33	4,00	22,00
Number of Members Compensated	12,67	4,33	4,00	21,00
In relation to the Bonus:
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	39.960.000,00	-	39.960.000,00
Amount estimated if the established targets were reached	-	19.980.000,00	-	19.980.000,00
Amount effectively recognized	-	5.459.745,50	-	5.459.745,50
In relation to Profit Sharing	-		-
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	0,00	-	0,00
Amount estimated if the established targets were reached	-	0,00	-	0,00
Amount effectively recognized	-	0,00	-	0,00

Fiscal Year ended in December, 2014
	Board of Directors	Executive Board	Audit Committee	Total
Total Number of Members	15,33	3,42	4,33	23,08
Number of Members Compensated	14,33	3,42	4,33	22,08
In relation to the Bonus:
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	18.301.386,24	-	18.301.386,24
Amount estimated if the established targets were reached	-	9.150.693,12	-	9.150.693,12
Amount effectively recognized	-	13.549.397,00	-	13.549.397,00
In relation to Profit Sharing	-		-
Minimum estimated amount	-	0,00	-	0,00
Maximum estimated amount	-	0,00	-	0,00
Amount estimated if the established targets were reached	-	0,00	-	0,00
Amount effectively recognized	-	0,00	-	0,00

The members of the Board of Directors and Audit Committee are not eligible for variable compensation.

13.4 – Share-based compensation plan of the board of directors and executive board appointed in the company’s bylaws, in force in the last fiscal year and provided for the current fiscal year

In relation to the share-based compensation plan of the board of directors and executive board appointed in the company’s bylaws, in force in the last fiscal year and provided for the current fiscal year, we inform that the 2012-2015 Long Term Bonus Program was replaced with the 2015-2017 Long Term Incentive Program, without incurring any payment, and that there is no officer appointed in the company’s bylaws eligible to the 2012-2015 Long Term Bonus Program.

The members of the Board of Directors are not eligible to such Program.

a) General terms and conditions

The 2015-2017 Long Term Incentive Program, approved by the Company’s Board of Directors on 03/13/2015, consists in the payment of a gross reward in cash, in conformity with the Labor Legislation, as a consequence of reaching targets stipulated for the period 2015 to 2017. The gross reward in cash is established with reference to the quotation of the Company’s shares, among other factors. In this program, the beneficiary is not entitled to receive shares of the Company, since the Program does to provide for transfer of shares to its beneficiaries.

The program is a long term program based on the concept that long-term result is achieved by reaching annual targets consistently and sustainably.

The program considers the quotation of the Company’s shares and its reference is the average of the last 30 quotations of the shares prior to the Program’s launch (03/30/2015). By participating in the Long Term Incentive Program, officers appointed in the company’s bylaws will be eligible, for a period of 3 (three) years (2015, 2016 e 2017), to payments corresponding to a “Quantity of Reference Shares”. Such “Quantity of Reference Shares” is divided into 3 (three) equal lots, annually converted into cash based on the quotation of the Company’s shares at the Market Price. The “Quantity of Reference Shares” is calculated based on the value of the target Executive Bonus to which the Beneficiary is eligible on the date of execution of the relevant contract, in accordance with the formula below:

Quantity of Reference Shares = N x value of the annual target bonus
                                                             Price of the Share

Where the Price of the Share has as reference the average of the last 3 quotations of the Company’s share prior to 03/30/2015 (date of launch of the Program).

The beneficiary’s right to receive each of the annual lots of the Long-Term Incentive Program is conditional on reaching the corporate targets of the Company’s Short-Term Incentive (“Bonus”). The corporate targets are established annually by the Board of Directors, in the scope of the Executive Bonus Program, aligned with developments of the Business Plan.

Adjustments

Although the beneficiary is not entitled to receive shares of the Company, as the Program does not provide for the transfer of shares to its beneficiaries, the plan sets forth that eventual gains earned by a shareholder during the verification period (2015-2017) be incorporated to the plan, seeking better alignment with the interests of the management with the interests of the shareholders. Thus, the value equivalent to the distribution of income to the shareholders (dividends, bonuses, interest on shareholders’ equity [juros sobre capital próprio] (“JCP”) or any payment equivalent to the same), shall be converted into an additional number of Reference Shares, reserved for each participant, based on the price of the share on the date of approval of said distribution by the competent corporate body. Accordingly, there shall be adjustment in the case of alteration in the number of shares into which the Company’s capital stock is divided as a result of the shares’ grouping, split or bonuses, in the proportion of such alteration.

b) Primary objectives of the plan

The objective of the Long-Term Incentive Program is to promote high engagement by its executives and keep them committed to reaching strategic targets, ensuring also alignment and permanence of the same in the medium and long term.

c) How the plan contributes to these objectives

The Long-Term Incentive Program encourages reaching the strategic targets of years 2015-2017, in addition to appreciation of the Company’s shares. Thus, the Program promotes the engagement and commitment of its executives in the short, medium and long terms, affording to the beneficiaries participation in the Company’s development and the opportunity to be rewarded as a result of the generation of value to the shareholders.

d) How the plan is inserted into the policy of compensation of the issuer

The Long-Term Incentive Program is part of a set of instruments of compensation, retention and alignment of the Company’s Executives. This plan is classified as a long-term incentive, an integral part of the Executives’ variable compensation, as the payment of bonus to the beneficiaries is linked to the appreciation of the share during the term of the program (2015-2017).

e) How the plan aligns the interests of the administrators and the issuer in the short, medium and long term

The Long-Term Incentive Program incorporates the Company’s performance factor through compliance with the Company’s short-term strategic targets, in addition to considering the appreciation of the Company’s shares during the term of the Program (2015-2017). Thus, the plan aligns the interests of the administrators and those of the Company in the short, medium and long terms, offering to the beneficiaries the opportunity to be rewarded through the generation of value to the shareholders.

f) Maximum number of shares covered

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

g) Maximum number of options to be granted

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to it beneficiaries.

h) Conditions of acquisitions of shares

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

i) Criteria for establishing the acquisition or exercise price

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

j) Criteria for establishing the term of exercise

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

k) Manner of liquidation

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

l) Restrictions on the transfer of shares

Not applicable. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

m) Criteria of events which, when verified, caused suspension, alteration or discontinuation of the plan

Pursuant to the terms of item (a), the plan will be adjusted in the case of eventual alteration of the number of shares into which the Company’s capital stock is divided as a result of grouping, split or bonus of shares, in the proportion of such alteration. The plan may also be adjusted in the case of (i) distribution of dividends or other equivalent earnings; and (ii) corporate restructuring transactions involving the Company, including, but not limited to, merger, spinoff, split, acquisition and/or incorporation of shares.

n) Effect of the exit of the administrator from the bodies of the issuer on its rights set forth in the shares-based compensation plan

The beneficiary shall remain in full exercise of his duties, uninterruptedly, until December 31, 2017.

If the beneficiary, through his own interest or initiative, resigns from the Company, or if the beneficiary is terminated by the Company for cause, the payment of an eventual balance relative to the annual portions to which the beneficiary is not yet entitled, even if proportionately to the number of months.

If the beneficiary is terminated by initiative of the Company, before December 31, 2017, the payment of the eventual balance of the period worked, pro rata month.

13.5 – Share-based compensation of the board of directors and of the executive board appointed in the company’s bylaws recognized in the income of the last 3 fiscal years and estimated for the current fiscal year

Most of the information from the table below is not applicable to the 2015-2017 Long-Term Incentive Program, described in detail in item 13.4, as the Program does not provide for transfer of shares to its beneficiaries. The Program considers the quotation of the Company’s shares, among other factors, to establish the gross reward in cash to be paid as long-term incentive to the officers appointed in the company’s bylaws.

Shares-based compensation estimated for the Current Fiscal Year – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Total number of members	0,00	3,00	3,00
Number of remunerated members	0,00	2,00	2,00
Average weighted price of the fiscal year:
of the outstanding options in the beginning of the fiscal year	-	-	-
of options lost during the fiscal year	-	-	-
of options exercised during the fiscal year	-	-	-
of options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all the options granted	-	-	-

Shares-based compensation of the Fiscal Year on 12/31/2016 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Total number of members	0,00	3,75	3,75
No. of remunerated members	0,00	3,75	3,75
Average weighted price of the fiscal year:
of outstanding options in the beginning of the fiscal year	-	-	-
of options lost during the fiscal year	-	-	-
of options exercised during the fiscal year	-	-	-
of options expired during the fiscal year	-	-	-
Potential dilution in the case of exercise of all the options granted	-	-	-

Shares-based compensation of the Fiscal Year on 12/31/2015 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Total No. of members	0,00	0,00	0,00
No. of remunerated members	0,00	0,00	0,00
Average weighted price of the fiscal year:
of outstanding options at the beginning of the fiscal year	-	-	-
of options lost during the fiscal year	-	-	-
of options exercised during the fiscal year	-	-	-
of options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all the options granted	-	-	-

Shares-based compensation of the Fiscal Year ended on 12/31/2014 – Annual Amounts

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Total number of members	0,00	0,00	0,00
No. of remunerated members	0,00	0,00	0,00
Average weighted price of the fiscal year:
of outstanding options at the beginning of the fiscal year	-	-	-
of options lost during the fiscal year	-	-	-
of options exercised during the fiscal year	-	-	-
of options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all options granted	-	-	-

It is emphasized that most of the information of the table below do not apply to the 2015-2017 Long-Term Incentive Program, described in detail in item 13.4, as the Program does not provide for transfer of shares to its beneficiaries. The Program considers the quotation of the Company’s shares, among other factors, to establish the gross reward in cash to be paid as long-term incentive to the officers appointed in the company’s bylaws.

Current Fiscal Year

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Concession of call options (Concession of Incentive)
Concession date (Date of the Concession of Incentive)	-	03/30/15	03/30/15
Number of options granted	-	-	-
Term for the options to be exercised	-	-	-
Maximum term for the exercise of the options	-	-	-
Term of restriction to the transfer of shares	-	-	-
Fair value of the options on the date of each concession (Value of the Incentive)	-	3.240.000,00	3.240.000,00

Fiscal Year ended on 12/31/2016

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Concession of call options (Concession of Incentive)
Date of concession (Date of Concession of the Incentive)	-	03/30/15	03/30/15
Quantity of options granted s	-	-	-
Term for the options to become exercisable	-	-	-
Maximum term for the exercise of the options	-	-	-
Term of restriction to the transfer of shares	-	-	-
Fair value of the options on the date of each concession (Value of the Incentive)	-	3.265.861,11	3.265.861,11

Fiscal Year ended on 12/31/2015

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Concession of call options (Concession of Incentive)
Date of concession (Date of Concession of the Incentive)	-	-	-
Quantity of options granted	-	-	-
Term for the options to become exercisable	-	-	-
Maximum term for the exercise of the options	-	-	-
Term of restriction to the transfer of shares	-	-	-
Fair value of the options on the date of each concession (Value of the Incentive)	-	-	-

Fiscal Year ended on 12/31/2014

	Board of Directors	Executive board appointed in the company’s bylaws	Total

Concession of call options (Concession of the Incentive)
Date of the concession (Date of Concession of the Incentive)	-	-	-
Quantity of options granted	-	-	-
Term for the option to become exercisable	-	-	-
Maximum term for the exercise of the options	-	-	-
Term of restriction to the transfer of shares	-	-	-
Fair value of the options on the date of each concession (Value of the Incentive)	-	-	-

13.6 – Information on the outstanding options held by the board of directors and by the executive board appointed in the company’s bylaws at the end of the last fiscal year

There are no outstanding options held by the board of directors and by the executive board.

13.7 – Options exercised and shares delivered relative to the shares-based compensation of the board of directors and of the executive board appointed in the company’s bylaws in the last 3 fiscal years

No options were exercised and no shares were delivered relative to the shares-based compensation of the Company in the scope of the 2012-2015 Long Term Bonus Program. The Long-Term Incentive Program does not provide for transfer of shares to its beneficiaries.

13.8 – Information necessary to understand the data disclosed in items 13.5 to 13.7 – Method of pricing for the value of shares and options

Not applicable. No options were exercised and no shares were delivered relative to the shares-based compensation of the Company in the scope of the 2012-2015 Long-Term Bonus Program. The Long-Term Incentive Program does not provide for transfer of shares to its beneficiaries.

13.9 – Inform the quantity of shares or units held, directly or indirectly in Brazil or abroad, and other securities convertible into shares or units, issued by the issuer, its direct or indirect controlling shareholders, controlled companies or companies under joint control, by members of the board of directors, the executive board appointed in the company’s bylaws or the audit committee, grouped by body.

The members of the Board of Directors, Executive Board appointed in the company’s bylaws and Audit Committee only hold shares in relation to the Company, they do not have shareholding interests in the controlled companies.

Shares issued by the Company– December 31, 2016

Shareholders	Common Shares	Preferred Shares
Board of Directors	1,689	24
Executive Board appointed in the company’s bylaws	1,447	20
Audit Committee	1,788	4.002
Total	4,924	4.046

13.10 – Information on pension plans in force granted to members of the board of directors and officers appointed in the company’s bylaws

The Company is the sponsor of the Pension Plans PBS-Telemar, BRTPREV and TCSPREV. However, none of the members of the Board of Directors, Executive Board appointed in the company’s bylaws and Audit Committee belong to said Plans and the same are closed to new members.

The information presented on the table below and in item 13.2 of this Reference Form refers to the TelemarPrev Pension Plan, sponsored by the Company together with Oi Móvel S.A. and Telemar Norte Leste S.A., pursuant to section 14 of this Reference Form.

	Board of Directors	Executive Board appointed in the company’s bylaws
Number of members	0	2
Number of members compensated	0	2
Name of Plan	-	TelemarPrev
Number of directors who fulfill the conditions to retire	-	2
Early retirement conditions	-	50 years of age and 5 years of Membership of the Benefits Plan
Restated value of the contributions accumulated in the pension plan until closing of the last fiscal year, having deducted the portion relative to contributions made directly by the directors	-	BRL 2.014.048,12
Total accumulated amount of contributions made during the last fiscal year, having deducted the portion relative to the contributions made directly by the directors	-	BRL 283.412,28
Possibility and conditions of early redemption	-	In accordance with the Time of membership of the Benefits Plan. Maximum of 80% of contributions made by Sponsor

13.11 – Maximum, minimum and average individual compensation of the board of directors, of the executive board appointed in the company’s bylaws and of the audit committee

Justification for not completing the table:

The effectiveness of this item is suspended in relation to members of IBEF, as a result of judgment rendered by the 5th Federal Court of the Judicial Section of Rio de Janeiro, in the records of ordinary action No. 0002888-21.2010.4.02.5101, filed by IBEF.

13.12 – Compensation or indemnification mechanisms for directors in case of removal from position or retirement

The Officers appointed in the company’s bylaws have contracts that establish indemnification in the case of removal from office during their term of office. This mechanism is not expected to be applied in 2017.

13.13 – In relation to the last 3 fiscal years, indicate the percentage in the total compensation held by directors and members of the audit committee who are parties related to the controlling shareholders

Fiscal Year ended on December 31
	2016	2015	2014
Board of Directors	14,59%	71,65%	94,35%
Executive Board appointed in the company’s bylaws	0,00%	0,00%	0,00%
Audit Committee	0,00%	0,00%	40,00%

13.14 – In relation to the last 3 fiscal years, inform the compensation of directors and members of the audit committee, grouped by body, received for any reason other than the position that they hold

There was no payment of compensation to members of the Board of Directors, the Executive Board appointed in the company’s bylaws and the Audit Committee for any reason other than the position that they hold.

13.15 – In relation to the last 3 fiscal years, indicate the amounts recognized in the income of direct or indirect controlling shareholders, of companies under joint control, and of controlled companies of Issuer, as compensation of members of the board of directors, the executive board appointed in the company’s bylaws or the audit committee, grouped by body, specifying on which account such amounts were attributed to such individuals

2016	Board of Directors	Executive Board appointed in the company’s bylaws	Audit Committee	Total
Direct and indirect controlling shareholders	-	-	-	-
Controlled companies of Company	-	-	-	-
Companies under joint control	-	-	-	-

2015	Board of Directors	Executive Board appointed in the company’s bylaws	Audit Committee	Total
Direct and indirect controlling shareholders	-	-	-	-
Controlled companies of Company	-	-	-	-
Companies under joint control	-	-	-	-

2014	Board of Directors	Executive Board appointed in the company’s bylaws	Audit Committee	Total
Direct and indirect controlling shareholders	-	-	-	-
Controlled companies of Company	-	-	-	-
Companies under joint control	-	-	-	-

13.16 – Other relevant information

There is no other relevant information on this item “13”.